As filed with the Securities and Exchange Commission on September _1_, 2010
Registration No. 333-167501

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ICEWEB, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of
incorporation or organization)

3572
(Primary Standard Industrial Classification Code Number)

13-2640971
(I.R.S. Employer Identification No.)

22900 Shaw Road, Suite 111
Sterling, VA  20166
(571) 287-2388
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John R. Signorello, Chairman and CEO
22900 Shaw Road, Suite 111
Sterling, VA  20166
(571) 287-2388
(Name, address, including zip code, and telephone number,
including area code, of agent for service,)

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price Per	Aggregate Offering	Registration
Title of Each Class of Securities to be Registered	Registered	Shares	Price	Fee (1)
Common stock, $0.001 par value per share, (1)	18,019,388	$0.195	$3,513,781	$250.53

Common stock, par value $0.001 per share, issuable upon exercise of warrants issued to investors (2)	7,992,100	$0.40	$3,196,840	$227.93

Total	26,011,488		$6,710,621	$478.46
1           Represents shares of common stock which are presently outstanding. Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933 based on the average of the high and low sale price of the common stock as reported on the OTC Bulletin Board on June 10, 2010.
2           Represents shares of common stock issuable upon the exercise of common stock purchase warrants with an exercise price of $0.40 per share.

To the extent permitted by Rule 416, this registration statement also covers such additional number of shares of common stock as may be issuable as a result of the anti-dilution provisions of the warrants in the event of stock splits, stock dividends or similar transactions.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER_______, 2010

26,011,488 Shares

IceWEB, Inc.

Common Stock

This prospectus relates to the sale by the selling stockholders identified in this prospectus of up to 26,011,488 shares of our common stock, which includes 18,019,388 shares which are presently outstanding and 7,992,100 shares issuable upon the exercise of warrants with an exercise price of $0.40 per share.  All of these shares of our common stock are being offered for resale by the selling stockholders.

The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any proceeds from the sale of these shares by the selling stockholders. However, we will receive proceeds from the exercise of the warrants if they are exercised for cash by the selling stockholders.

We will bear all costs relating to the registration of these shares of our common stock, other than any selling stockholders’ legal or accounting costs or commissions.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “IWEB”. The last reported sale price of our common stock as reported by the OTC Bulletin Board on August 31, 2010, was $0.18 per share.

Investing in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 4 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [    ], 2010

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider in making your investment decision. You should read the following summary together with the entire prospectus, including the more detailed information regarding us, the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus before deciding to invest in our common stock. Some of the statements in this prospectus constitute forward-looking statements. See “Forward-Looking Statements.”

Except where the context otherwise requires or where otherwise indicated, the terms “IceWEB,” “we,” “us,” “our,” “our company” and “our business” refer IceWEB, Inc. and its consolidated subsidiaries as a combined entity. Certain differences in the numbers in the tables and text throughout this prospectus may exist due to rounding.

The fiscal year ends on September 30. References to fiscal 2010, for example, refer to the fiscal year ending September 30, 2010.

ABOUT US

We are a leading provider of high-performance storage products that simplify the way enterprises retain, access, manage and protect their data, headquartered in Sterling, Virginia which was founded in April 2000, and became public in April 2002 through a reverse merger.

Our principal executive offices are located at 22900 Shaw Road, Suite 111, Sterling Virginia, 20166, and our telephone number is (571) 287-2409.  Our website is located at www.iceweb.com.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues, operations, and compliance with applicable laws. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the following paragraphs. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward- looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information. Although we believe that such sources are reliable, we do not guarantee the accuracy or completeness of this information, and we have not independently verified such information.

SELECTED CONSOLIDATED FINANCIAL DATA

The following summary of our financial information for the three and nine months ended June 30, 2010 and 2009 (unaudited) and the fiscal years ended September 30, 2009 and 2008 which have been derived from, and should be read in conjunction with, our consolidated financial statements included elsewhere in this prospectus.

SELECTED INCOME STATEMENT DATA:

	Three months ended		Nine months ended		Year Ended
	June 30,		June 30,		September 30,
	2010	2009	2010	2009	2009	2008
Net Revenues	$1,203,878	$826,182	$2,815,900	$3,936,472	$3,934,684	$16,294,423

Total operating expenses	1,867,094	1,225,563	5,822,391	3,286,965	5,786,001	7,981,659

Loss from operations	(1,276,503)	(804,022)	(4,349,497)	(1,829,200)	(4,526,009)	(5,754,865)

Total other income (expense), net	(147,240)	(144,884)	(422,196)	2,943,200	1,999,408	(655,928)

Net income (loss)	$(1,423,743)	$(948,906)	$(4,771,693)	$1,114,000	$(2,526,602)	$(6,410,793)

SELECTED BALANCE SHEET DATA:

	June 30,	September 30,	September 30,
	2010	2009	2008
Working Capital	$(564,456)	$(3,158,232)	$(5,572,671)
Cash	$1,276,863	$63,310	$4,780
Total Assets	$5,084,672	$2,226,684	$5,939,327
Total current liabilities	$3,703,964	$3,829,392	$9,148,601

Total Liabilities	$4,761,518	$4,764,148	$10,105,120

THE OFFERING

This prospectus covers the resale of a total of 26,011,488 shares of our common stock by the selling security holders which includes 18,019,388 shares that are presently outstanding and 7,992,100 shares that are issuable upon the exercise of warrants with an exercise price of $0.40 per share.  Selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling security holders. To the extent the warrants are exercised on a cash basis, we will receive the exercise price of the warrants.  We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

Securities Being Offered:	26,011,488 shares of common stock, par value $0.001

Number of Shares Outstanding

Before the Offering:	126,627,675
shares as of August 31, 2010, excluding the conversion of 8,142,100 outstanding warrants, 626,667 shares Series B convertible preferred stock, and options exercisable into 10,927,204 shares of common stock.

Number of Shares Outstanding
After the Offering, Assuming the Exercise of All of the Warrants included in this Registration:	134,619,775	shares, excluding the exercise of 150,000 warrants, 626,667 shares of Series B convertible preferred stock, and stock options exercisable into 10,927,204 shares of common stock

OTC Bulletin Board symbol	IWEB

TERMS OF THE OFFERING WITH CERTAIN OF THE SELLING SECURITY HOLDERS

On May 18, 2010 we executed an Exclusive Finders’ Agreement pursuant to which the Finder acted as the exclusive Finder with respect to sales by us in a private placement transaction of up to $5 million in aggregate principal amount of Equity, Equity-related or debt securities.   We sold 10,080,000 units in exchange for gross proceeds of $2,316,000.  These sales were made in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of the Act and Regulation D thereunder.

Jesup & Lamont Securities Incorporated, a broker-dealer and member of FINRA, acted as finder for us in the Offering.  Under the terms of a Finder’s Agreement with the firm, we paid Jesup & Lamont Securities Incorporated a fee of $162,120 and issued them one-year common stock purchase warrants to purchase an aggregate of 877,100 shares of our common stock at an exercise price of $0.40 per share.  In addition, we paid Jesup & Lamont  Securities Incorporated legal expenses totaling $25,000 incurred in the preparation of the various transactional documents.  We are using the net proceeds of this offering for general working capital.

Terms of the private placement

We offered for sale restricted stock units, each Restricted Stock Unit (“Unit”) being defined as one (1) share of our Common Stock (the “Shares”) and a warrant (the “Warrants”) to purchase an additional 0.50 shares of our common stock.  The Warrants have a term of twelve (12) months, with an exercise price of $0.40/share.  The Warrant is callable by us in the event the closing price of our Common Stock on the OTCBB exchange closes above $0.50/share for ten (10) consecutive trading days.

Under the terms of the Securities Purchase Agreement we also indemnified the purchasers and each of their officers, directors, shareholders, partners, employees, agents and control persons from any losses or damages as a result of a breach of the agreement by us or any action instituted against a purchaser by any of our shareholders who are not an affiliate of the purchasers with respect to this Offering, other than in the instance of gross negligence or fraud by the purchaser.

Terms for Other Certain Selling Shareholders

We issued 300,000 shares in June, 2010, to Avnet, Inc. in conjunction with a legal settlement.  Terms of the settlement provided for inclusion of the shares in this registration statement.

We issued 1,000,000 shares in June, 2010 to International Business Machines Corporation in conjunction with settlement of litigation.  Terms of the settlement provided for inclusion of the shares in this registration statement.

In June, 2010, we issued 2,678,571 shares of common stock to Optimus Capital Partners, LLC, to be held in escrow by court order pending the resolution of litigation between the parties. July, escrow broken in July

In October, 2009, we sold 1,500,000 shares of common stock at a per share price of $0.10, valued at $150,000 to an accredited investor, Gregory J. Moss, and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.   These shares have been included in this registration statement.

RISK FACTORS

AN INVESTMENT IN OUR COMMON STOCK INVOLVES A SIGNIFICANT DEGREE OF RISK. YOU SHOULD NOT INVEST IN OUR COMMON STOCK UNLESS YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

RISKS RELATED TO OUR COMPANY

WE HAVE A HISTORY OF LOSSES AND WE MAY NOT ATTAIN OR MAINTAIN PROFITABILITY IN THE FUTURE.

We incurred a net loss for the first nine months of 2010 and net losses in each full fiscal year since our 2000 inception.  As of June, 2010, our accumulated deficit was ($27,430,251). For the years ended September 30, 2009 and 2008, we had a net loss attributable to common stockholders of approximately $(2,526,602) and approximately $(6,410,793), respectively, and cash provided by/(used) in operations was approximately ($2,145,514) and $862,691, respectively.  We expect to make significant expenditures related to the development of our business, including hiring additional personnel relating to sales and marketing, customer service and support and technology development.  As a result of these increased expenditures, we will be required to generate and sustain increased revenue to achieve profitability.  The report of our independent registered public accounting firm on our consolidated financial statements for the fiscal year ended September 30, 2009 contains a qualification expressing substantial doubt as to our ability to continue as a going concern as a result of our net losses and cash used in operations. We reported a decrease in our revenues for fiscal 2009 as compared to fiscal 2008 of approximately 76% which is primarily related to our focus on its storage business, and lower sales from our IceWEB Virginia, Inc. subsidiary.  We cannot assure you that our revenues will increase in future periods, nor can we assure you that they will not decrease. As long as our cash flow from operations remains insufficient to fund our operations, we will continue depleting our cash and other financial resources. Our failure to achieve profitable operations in future periods will adversely affect our ability to continue as a going concern. In this event, you could lose all of your investment in our company.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS. IF WE CANNOT RAISE ADDITIONAL CAPITAL AS NEEDED, OUR ABILITY TO EXECUTE OUR GROWTH STRATEGY AND FUND OUR ONGOING OPERATIONS WILL BE IN JEOPARDY.

Historically, our operations have been financed primarily through the issuance of equity and short-term loans. Capital is typically needed not only to fund our ongoing operations and to pay our existing obligations, but capital is also necessary if we wish to acquire additional assets or companies and for the effective integration, operation and expansion of these businesses. Our future capital requirements, however, depend on a number of factors, including our ability to internally grow our revenues, manage our business and control our expenses. At September 30, 2009, we had a working capital deficit of ($3,158,232) as compared to a working capital deficit of ($5,572,671) at September 30, 2008.  We will need to raise additional capital to fund our ongoing operations, pay our existing obligations and for our future growth. We cannot assure you that additional working capital is available to us in the future upon terms acceptable to us. If we do not raise funds as needed, our ability to provide for current working capital needs, make additional acquisitions, grow our company, and continue our existing business and operations is in jeopardy. In this event, you could lose all of your investment in our company.

OUR TARGET MARKETS ARE HIGHLY COMPETITIVE AND DOMINATED BY LARGER COMPANIES AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.

The market for our products is highly competitive and we expect competition to intensify in the future. This competition could result in increased pricing pressure, reduced gross margins, increased sales and marketing expenses or our failure to increase, or our loss of, market share, any of which could seriously harm our business, operating results and financial condition.

Currently, we face competition from a number of established companies, including Compellent Technologies, Inc., EMC Corporation, or EMC, Hewlett-Packard Company, or HP, Hitachi Limited, International Business Machines Corporation, or IBM, and Network Appliance, Inc., or NetApp.  We also face competition from a large number of private companies and recent public company market entrants, such as Isilon Systems, Inc.  Many of our current competitors have, and some of our potential competitors could have, longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, sales, marketing and other resources than we have. Potential customers may prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features.

NetApp is our primary competition in the high performance unified network storage system market. They have a significantly greater share of this market than we do. In addition, they are a substantially larger company with more resources than we have.

Our ability to compete effectively in our target markets depends on a number of factors, including:

•	our products’ scalability, performance, ease of use and cost effectiveness relative to that of our competitors’ products;

•	aggressive business tactics by our competitors, including selling at a discount or asserting intellectual property rights irrespective of the validity of the claims;

•	our success in utilizing new and proprietary technologies to offer products and features previously not available in the marketplace;

•	our success in identifying new markets, applications and technologies;

•	our ability to attract and retain value-added resellers and OEMs;

•	our name recognition and reputation;

•	our ability to recruit development engineers and sales and marketing personnel; and

•	our ability to protect our intellectual property.

We expect increased competition from other established and emerging companies, including companies such as networking infrastructure and storage management companies that provide complementary technology and functionality. Some of our competitors, including EMC, HP and NetApp, have made acquisitions of businesses that allow them to offer more directly competitive and comprehensive solutions than they had previously offered. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties. If so, new competitors or alliances that include our competitors may emerge that could acquire significant market share.

WE RELY ON VALUE-ADDED RESELLERS AND OTHER DISTRIBUTION PARTNERS TO SELL SUBSTANTIALLY ALL OF OUR PRODUCTS. OUR FAILURE TO DEVELOP AND MANAGE, OR DISRUPTIONS TO, OUR DISTRIBUTION CHANNELS WOULD ADVERSELY AFFECT OUR BUSINESS.

Our ability to maintain or increase our revenue will depend in part on our ability to maintain arrangements with our existing channel partners and to establish and expand arrangements with new channel partners. If we fail to do so, our future revenue would be harmed. Additionally, by relying on channel partners, we have less contact with the ultimate users of our products, which may make it difficult for us to establish and increase brand awareness, ensure proper delivery and installation of our products, service ongoing customer requirements and respond to evolving customer needs.

Recruiting and retaining qualified channel partners and training them in our technology and product offerings requires significant time and resources. In order to develop and expand our distribution channel, we must continue to scale and improve the processes and procedures that support our channel, including investment in systems and training. Those processes and procedures may become increasingly complex and difficult to manage as we expand our organization.

We have no minimum purchase commitments from any of our channel partners, and our contracts with these channel partners do not prohibit them from offering products or services that compete with ours. Our competitors may provide incentives to existing and potential channel partners to favor their products. Our channel partners may choose not to offer our products exclusively or at all. Establishing relationships with channel partners who have a history of selling our competitors' products may also prove to be difficult. Our failure to establish and maintain successful relationships with channel partners would seriously harm our business and operating results.

WE RECEIVE A SUBSTANTIAL PORTION OF OUR REVENUE FROM A LIMITED NUMBER OF CHANNEL PARTNERS, AND THE LOSS OF, OR A SIGNIFICANT REDUCTION IN, ORDERS FROM ONE OR MORE OF OUR MAJOR CHANNEL PARTNERS WOULD HARM OUR BUSINESS.

Our future success is highly dependent upon establishing and successfully maintaining relationships with a large number of resellers and other distribution partners, which we refer to as channel partners. We market and sell our IceWEB 5000 Series products through an all-channel assisted sales model and we derive substantially all of our revenue from these channel partners. We receive a substantial portion of our revenue from a limited number of channel partners.  We anticipate that we will continue to receive a significant portion of our revenue from a limited number of channel partners for the foreseeable future and, in some cases, a portion of our revenue attributable to individual channel partners may increase in the future. The loss of one or more key channel partners or a reduction in sales through any major channel partner could harm our business.

WE ARE SUBSTANTIALLY DEPENDENT ON CUSTOMERS IN A LIMITED NUMBER OF INDUSTRIES. DOWNTURNS IMPACTING CERTAIN INDUSTRIES MAY RESULT IN REDUCED REVENUES FOR US.

In fiscal year 2009, a substantial majority of our net revenue was generated from GIS and oil and gas companies. If however, economic conditions change for these industries, or if we are unable to continue to attract significant numbers of customers in other industries, our prospects for growth could be reduced.

IF WE ARE UNABLE TO CONTINUE TO DEVELOP AND INTRODUCE NEW PRODUCTS AND RESPOND TO TECHNOLOGICAL CHANGES, OUR REVENUE COULD BE REDUCED.

Our future growth depends on the successful development and introduction of new systems and software products. Due to the complexity of network storage systems, these products are subject to significant technical risks that may impact our ability to introduce these products successfully. Our new products also may not achieve market acceptance. In addition, our new products must respond to technological changes and evolving industry standards. If we are unable for technological or other reasons to develop and introduce new products in a timely manner in response to changing market conditions or customer requirements, or if these products do not achieve market acceptance, our revenue could be reduced.

IMPROVEMENTS IN ALTERNATIVE MEANS TO ACCELERATE STORAGE PERFORMANCE OR REDUCE STORAGE COSTS COULD HARM OUR BUSINESS AS THE DEMAND FOR OUR SYSTEMS MAY BE REDUCED.

Our products are designed to improve the performance of many applications, including applications that are based on Microsoft Corporation’s, or Microsoft, protocols. Accordingly, improvements to Microsoft application protocols to accelerate storage performance or reduce storage costs may reduce the need for our products, adversely affecting our business, operating results and financial condition. Improvement in other application protocols or in the Transmission Control Protocol could have a similar effect.

IF WE ARE UNABLE TO CONTINUE TO CREATE VALUABLE INNOVATIONS IN SOFTWARE AND HARDWARE, WE MAY NOT BE ABLE TO GENERATE ADDITIONAL HIGH-MARGIN REVENUE THAT WILL ENABLE US TO MAINTAIN OR INCREASE OUR GROSS MARGINS, WHICH COULD REDUCE OUR REVENUE.

Our industry has a history of declining network storage hardware prices as measured on a “dollar per gigabyte of storage capacity” basis. To maintain or increase our gross margins, we will need to continue to create valuable software that is included with our network storage systems and/or sold separately as a licensed software application. Any new feature or application that we develop or acquire may not be introduced in a timely or cost- effective manner and may not achieve the broad market acceptance necessary to help increase our overall gross margin. If we are unable to successfully develop or acquire and then market and sell additional software and hardware functionality, our revenue could be reduced.

OUR ABILITY TO SELL OUR PRODUCTS IS HIGHLY DEPENDENT ON THE QUALITY OF OUR SUPPORT SERVICES, AND ANY FAILURE TO OFFER HIGH-QUALITY SUPPORT SERVICES COULD REDUCE OUR PRODUCT SALES AND REVENUE.

After our products are deployed within our customers’ networks, our customers depend on our support services organization to resolve issues relating to our products and how they perform within our customer’s environment. High-quality support services are therefore critical for the successful marketing and sale of our products. If we do not succeed in helping our customers to quickly resolve post-deployment issues and provide ongoing support if our partners do not effectively assist our customers in deploying our products, it would adversely affect our ability to sell our products to existing customers and could harm our prospects with potential customers. In addition, as we expand our operations internationally, our support services organization will face additional challenges, which we expect to include those issues that are associated with delivering support, training and documentation in languages other than English. As a result, our failure to maintain high-quality support services could reduce our product sales and revenue.

OUR PRODUCTS ARE HIGHLY TECHNICAL AND MAY CONTAIN UNDETECTED SOFTWARE OR HARDWARE DEFECTS, WHICH COULD CAUSE DATA UNAVAILABILITY, LOSS OR CORRUPTION THAT MIGHT, IN TURN, RESULT IN LIABILITY TO OUR CUSTOMERS, HARM TO OUR REPUTATION AND A REDUCTION OF PRODUCT SALES AND REVENUE.

Our network storage products are highly technical and complex and are often used to store information critical to our customers’ business operations. Our products have contained and may contain undetected errors, defects or security vulnerabilities that could result in data unavailability, loss or corruption or other harm to our customers. Some errors in our products may only be discovered after they have been installed and used by customers. Any errors, defects or security vulnerabilities discovered in our products after commercial release, as well as any computer virus or human error on the part of our customer support or other personnel resulting in a customer’s data unavailability, loss or corruption could result in a loss of customers or increased support and warranty costs, any of which may adversely affect our business, operating results and financial condition. In addition, we could face claims for product liability, tort or breach of warranty, including claims relating to changes to our products made by our partners. Our contracts with customers contain provisions relating to warranty disclaimers and liability limitations, which may be difficult to enforce. Defending a lawsuit, regardless of its merit, could be costly and might divert management’s attention and adversely affect the market’s perception of us and our products. In addition, if our business liability insurance coverage proves inadequate for a claim, or future coverage is unavailable on acceptable terms or at all, our product sales and revenue could be reduced.

OUR FACTORING AGREEMENT WITH SAND HILL FINANCE, LLC CONTAINS CERTAIN TERMS WHICH MAY ADVERSELY AFFECT OUR ABILITY TO RAISE CAPITAL IN FUTURE PERIODS.

In December 2005 and as amended during fiscal 2006 and fiscal 2008, we entered into a Finance Agreement with Sand Hill Finance, LLC for a $2.75 million accounts receivable factoring line. Under the terms of this agreement we agreed not to take certain actions including undertaking a transaction which would result in a change of control of our company or the transfer of more than 20% of our securities and incurring any indebtedness other than trade credit in the ordinary course of business. These restrictions may limit our ability to raise working capital as needed.

OUR PRIMARY ASSETS SERVE AS COLLATERAL UNDER OUR ACCOUNTS RECEIVABLE FACTORING LINE. IF WE WERE TO DEFAULT ON THIS AGREEMENT, THE LENDER COULD FORECLOSE ON OUR ASSETS.

The revolving line with Sand Hill Finance, LLC is collateralized by a blanket security interest in our assets. If we should default under the terms of this agreement, the lender could seek to foreclose on our primary assets. If the lender was successful, we would be unable to conduct our business as it is presently conducted and our ability to generate revenues and fund our ongoing operations would be materially adversely affected.

WE DO NOT HAVE A DISASTER RECOVERY PLAN AND WE DO NOT CARRY BUSINESS INTERRUPTION INSURANCE.

 Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins and similar events. Our headquarters are physically located in Fairfax County, Virginia, a Washington, DC suburb, in close proximity to the US Capitol, White House, Pentagon, CIA, and numerous other agencies within the intelligence community. All these government installations are considered potential targets of any future terrorist attacks. We do not currently have a disaster recovery plan, nor do we carry business interruption insurance to compensate our company for losses that may occur. We are also vulnerable to computer viruses and/or physical disruptions, which could lead to interruptions, delays, loss of data or the inability to accept orders. The occurrence of any of the foregoing events could have a material adverse effect on our business, prospects, financial condition and results of operations.

OUR MANAGEMENT MAY BE UNABLE TO EFFECTIVELY INTEGRATE OUR ACQUISITIONS AND TO MANAGE OUR GROWTH AND WE MAY BE UNABLE TO FULLY REALIZE ANY ANTICIPATED BENEFITS OF THESE ACQUISITIONS.

Our business strategy includes growth through acquisition and internal development. We are subject to various risks associated with our growth strategy, including the risk that we will be unable to identify and recruit suitable acquisition candidates in the future or to integrate and manage the acquired companies. Acquired companies’ histories, geographical locations, business models and business cultures can be different from ours in many respects. Our directors and senior management face a significant challenge in their efforts to integrate our businesses and the business of the acquired companies or assets, and to effectively manage our continued growth. There can be no assurance that our efforts to integrate the operations of any acquired assets or companies acquired in the future will be successful, that we can manage our growth or that the anticipated benefits of these proposed acquisitions will be fully realized. The dedication of management resources to these efforts may detract attention from our day-to-day business. There can be no assurance that there will not be substantial costs associated with these activities or of the success of our integration efforts, either of which could have a material adverse effect on our operating results.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or The Nasdaq Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors’ independence, audit committee oversight, and the adoption of a code of ethics. Because our stock is not listed on an exchange we are not required to adopt these corporate governance standards. While our board of directors has adopted a Code of Ethics and Business Conduct and our Board has established Audit and Compensation Committees, we have not adopted all of the corporate governance measures which we might otherwise have been required to adopt if our securities were listed on a national securities exchange. It is possible that if we were to adopt all of these corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions.

THE EXERCISE OF WARRANTS AND OPTIONS AND THE CONVERSION OF SHARES OF OUR SERIES B CONVERTIBLE PREFERRED STOCK WILL BE DILUTIVE TO OUR EXISTING STOCKHOLDERS.

At June 30, 2010 we had outstanding:

•	121,789,104 shares of our common stock,
•	626,667 shares of Series B Convertible Preferred Stock which is convertible into 626,667 shares of our common stock,
•	common stock purchase warrants to purchase a total of 8,142,000 shares of our common stock with exercise prices ranging from $0.50 to $2.00 per share, and
•
Stock options granted under our 2000 Management and Director Equity Incentive and Compensation Plan which are exercisable into 10,927,204 shares of our common stock with a weighted average exercise price of $0.24 per share.

CERTAIN OF OUR OUTSTANDING WARRANTS CONTAIN CASHLESS EXERCISE PROVISIONS WHICH MEANS WE WILL NOT RECEIVE ANY CASH PROCEEDS UPON THEIR EXERCISE.

In December 2005, we issued a seven year common stock purchase warrant to purchase 25,000 shares of our common stock with an exercise price of $1.00 per share in connection with our accounts receivable financing agreement with Sand Hill Finance, LLC.

These warrants were exercisable on a cashless basis which means that the holders, rather than paying the exercise price in cash, may surrender a number of warrants equal to the exercise price of the warrants being exercised. The utilization of this cashless exercise feature deprived us of additional capital which might otherwise be obtained if the warrants did not contain a cashless feature.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporations Law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation’s disinterested stockholders.

In addition, our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors. We presently have outstanding 626,667 shares of Series B Convertible Preferred Stock.  Our Board of Directors may, without stockholder approval, issue additional series of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

OUR COMMON STOCK COULD BE REMOVED FROM QUOTATION ON THE OTCBB IF WE FAIL TO TIMELY FILE OUR ANNUAL OR QUARTERLY REPORTS. IF OUR COMMON STOCK WAS NO LONGER ELIGIBLE FOR QUOTATION ON THE OTCBB, THE LIQUIDITY OF OUR STOCK MAY BE FURTHER ADVERSELY IMPACTED.

Under the rules of the Securities and Exchange Commission we are required to file our quarterly reports within 45 days from the end of the fiscal quarter and our annual report within 90 days from the end of our fiscal year. Under rules adopted by the Financial Industry Regulatory Authority (FINRA) in 2005 which is informally known as the “Three Strikes Rule”, a FINRA member is prohibited from quoting securities of an OTCBB issuer such as our company if the issuer either fails to timely file these reports or is otherwise delinquent in the filing requirements three times in the prior two year period or if the issuer’s common stock has been removed from quotation on the OTCBB twice in that two year period. We failed to file this annual report on a timely basis. If we were to fail to file two additional reports on a timely basis our stock would be removed from quotation on the OTCBB and would in all likelihood then be quoted on the Pink Sheets Electronic Quotation Service. Pink Sheets offers a quotation service to companies that are unable to list their securities on the OTCBB or an exchange. The requirements for listing on the Pink Sheets are considerably lower and less regulated than those of the OTCBB an exchange. If our common stock were to be quoted on the Pink Sheets, it is possible that even fewer brokers or dealers would be interested in making a market in our common stock which would further adversely impact its liquidity.

ECONOMIC CONDITIONS AND WORLD EVENTS COULD AFFECT OUR OPERATING RESULTS.

We, and our customers, may be adversely affected by an economic downturn such as changes in consumer and investor confidence, instability in the credit and financial markets, volatile corporate profits, and reduced business and consumer spending. The economy as a whole also may be affected by future world events such as acts of terrorism, developments in the war on terrorism, conflicts in international situations, and by natural disasters. These factors may affect our results of operations by reducing our sales, margins and/or net income as a result of a slowdown in customer orders or order cancellations. In addition, political and social turmoil related to international conflicts and terrorist acts may put further pressure on economic conditions abroad. Unstable political, social and economic conditions may make it difficult for our customers, suppliers and us to accurately forecast and plan future business activities. If such conditions persist, our business, financial condition, results of operations and cash flow could be negatively affected.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Our common stock is quoted on the OTC Bulletin Board under the symbol IWEB. The reported high and low sales prices for the common stock as reported on the OTC Bulletin Board are shown below for the periods indicated. The quotations reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

	High	Low
Fiscal 2008
First quarter ended December 31, 2007	$0.65	$0.45
Second quarter ended March 31, 2008	$0.59	$0.28
Third quarter ended June 30, 2008	$0.62	$0.29
Fourth quarter ended September 30, 2008	$0.347	$0.09

Fiscal 2009
First quarter ended December 31, 2008	$0.18	$0.041
Second quarter ended March 31, 2009	$0.15	$0.052
Third quarter ended June 30, 2009	$0.11	$0.05
Fourth quarter ended September 30, 2009	$0.14	$0.05

Fiscal 2010
First quarter ended December 31, 2009	$0.235	$0.07
Second quarter ended March 31, 2010	$0.23	$0.075
Third quarter ended June 30, 2010	$0.47	$0.135

On August 31, 2010, the last sale price of our common stock as reported on the OTC Bulletin Board was $0.18.  As of August 31, 2010, there were approximately 3,800 record owners of our common stock.

DIVIDEND POLICY

         We have never paid cash dividends on our common stock. Under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. If, however, the capital of our company, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits and dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

PLAN OF DISTRIBUTION

This prospectus includes 26,011,488 shares of common stock offered by the selling stockholders.

Each selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which our shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

☐	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

☐	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

☐	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

☐	an exchange distribution in accordance with the rules of the applicable exchange;

☐	privately negotiated transactions;

☐	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

☐	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

☐	Through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

☐	a combination of any such methods of sale; or

☐	Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, if available, rather than under this prospectus.

A selling stockholder or its pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. A selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters" as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholder, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

A selling stockholder may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholder and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholder or any other such person. In the event that the selling stockholder is deemed affiliated with purchasers or distribution participants within the meaning of Regulation M, then the selling stockholder will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder is contractually restricted from engaging in short sells. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify certain of the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholder or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholder notifies us that it has a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholder and the broker-dealer.

We agreed to use commercially reasonable efforts to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BUSINESS OF ICEWEB

Headquartered just outside of Washington, D.C., we manufacture and market Unified Data Storage, purpose built appliances, network and cloud attached storage solutions and deliver on-line cloud computing application services.  Our customer base includes U.S. government agencies, enterprise companies, and small to medium sized businesses (SMB).

We generate revenues from the manufacture and sale of high-performance unified data storage products, data storage appliances and servers, and the sale of software services.  We believe that the key factors to our continued growth and profitability include the following:

•	Increasing the number of channel partners selling our products
•	Continued investment in product development and research efforts
•	Raising approximately $5 million of additional working capital to expand our marketing, research and development, and restructure our debt.
•	Hiring additional qualified, technical employees, and
•	The number of new customers added.

GOING CONCERN
We have a history of losses and have incurred net losses of approximately $27.4 million since inception through June 30, 2010. Our current operations are not an adequate source of cash to fund future operations. The report of our independent registered public accounting firm on our consolidated financial statements for the years ended September 30, 2009 and 2008 contains an explanatory paragraph regarding our ability to continue as a going concern based upon our net losses. Our ability to continue as a going concern is dependent upon our ability to obtain the necessary financing to meet our obligations and repay our liabilities when they become due and to generate profitable operations in the future. We plan to continue to provide for our capital requirements through the sale of equity securities and debt, however, we have no firm commitments from any third party to provide this financing and we cannot assure you we will be successful in raising working capital as needed. There are no assurances that we will have sufficient funds to execute our business plan, pay our operating expenses and obligations as they become due or generate positive operating results.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and include our accounts and the accounts of our wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications
Certain reclassifications have been made to previously reported amounts to conform to 2008 amounts. The reclassifications had no impact on previously reported results of operations or shareholders’ deficit.

Going Concern
Our auditors stated in their report on our consolidated financial statements for the Years ended September 30, 2009 and 2008 that we have had losses since inception that raise doubt about our ability to continue as a going concern. In addition and as discussed further in Note 6, we are not in compliance with debt covenants under our Financing Agreements with Sand Hill Finance LLC. For the year ended September 30, 2009 we incurred a net loss of $2,526,602.  The consolidated financial statements do not include any adjustments related to the recovery and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event we cannot continue in existence.

Management has established plans intended to increase the sales of our products and services. Management intends to seek new capital from new equity securities offerings to provide funds needed to increase liquidity, fund growth, and implement its business plan. However, no assurances can be given that we will be able to raise any additional funds.

Fair value of financial instruments
 The carrying amounts of financial instruments, including cash, accounts receivable, prepaid expenses, and other current assets, accounts payable and accrued liabilities, and deposits approximated fair value as of September 30, 2009 and 2008, because of the relatively short-term maturity of these instruments and their market interest rates.

Use of Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates in 2009 and 2008 include the allowance for doubtful accounts, the valuation of stock-based compensation, the allowance for inventory obsolescence and the useful life of property and equipment and intangible assets, and litigation reserves.

Cash and Cash Equivalents
We consider all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Accounts Receivable
Accounts receivable consists of normal trade receivables. We recorded a bad debt allowance of $9,000 as of September 30, 2009. Management performs ongoing evaluations of its accounts receivable. Management believes that all remaining receivables are fully collectable. Bad debt expense amounted to $29,324 and $0 for the years ended September 30, 2009 and 2008, respectively.

Inventory
Inventory is valued at the lower of cost or market, on an average cost basis.

Property and Equipment
Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is provided by using the straight-line method over the estimated useful lives of the related assets.

Intangible Assets
Intangible assets, net consists of the cost of acquired customer relationships. We capitalize and amortize the cost of acquired intangible assets over their estimated useful lives on a straight-line basis. The estimated useful life of our acquired customer relationships is five years.

Long-lived Assets
In accordance with ASC Topic 360, “Property, Plant, and Equipment” (formerly SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), we review the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Revenue Recognition
We follow the guidance of Accounting Standards Codification (ASC) Topic 605, “Revenue Recognition” (formerly Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition”) for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for our various revenues streams:

Revenues from sales of products are generally recognized when products are shipped unless we has obligations remaining under sales or licensing agreements, in which case revenue is either deferred until all obligations are satisfied or recognized ratably over the term of the contract.

Revenue from services is recorded as it is earned. Commissions earned on third party sales are recorded in the month in which contracts are awarded. Customers are generally billed every two weeks based on the units of production for the project. Each project has an estimated total which is based on the estimated units of production and agreed upon billing rates. Amounts billed in advance of services being provided are recorded as deferred revenues and recognized in the consolidated statement of operations as services are provided.

Earnings per Share
We compute earnings per share in accordance with ASC Topic 260, “Earnings Per Share” (formerly SFAS No. 128, “Earnings per Share”) Under the provisions of ASC Topic 260, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and upon the conversion of convertible preferred stock (using the if-converted method). Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive.  At September 30, 2009, there were options and warrants to purchase 11,169,483 shares of common stock, 626,667 shares issuable upon conversion of Series B preferred stock, and no shares of Series C preferred stock outstanding which could potentially dilute future earnings per share.

Stock-Based Compensation
As more fully described in Note 12, we have a stock option plan that provides for non-qualified and incentive stock options to be issued to directors, officers, employees and consultants (the 2000 Management and Director Equity Incentive and Compensation Plan (the “Plan”).

Prior to October 1, 2005, we accounted for stock options issued under the Plan under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations, as permitted by ASC Topic 718, “Compensation – Stock Compensation (Formerly SFAS No. 123 (R), “Share-Based Payments. No stock-based compensation cost related to employee stock options was recognized in the Consolidated Statement of Operations for the year ended September 30, 2005 as all options granted under the Plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

Effective October 1, 2005, we adopted the fair value recognition provisions of ASC Topic 718, “Compensation – Stock Compensation (Formerly SFAS No. 123 (R), “Share-Based Payments using the modified-prospective-transition method. Under that transition method, compensation cost recognized in the year ended September 30, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of September 30, 2005, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to October 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Financial results for the year ended September 30, 2005 have not been restated.

Recently Issued Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). We adopted the ASC on July 1, 2009. This standard did not have an impact on our consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on our consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard which modifies the requirements for recognizing other-than-temporarily impaired debt securities and changes the existing impairment model for such securities. The standard also requires additional disclosures for both annual and interim periods with respect to both debt and equity securities. Under the standard, impairment of debt securities will be considered other-than-temporary if an entity (1) intends to sell the security, (2) more likely than not will be required to sell the security before recovering its cost, or (3) does not expect to recover the security’s entire amortized cost basis (even if the entity does not intend to sell). The standard further indicates that, depending on which of the above factor(s) causes the impairment to be considered other-than-temporary, (1) the entire shortfall of the security’s fair value versus its amortized cost basis or (2) only the credit loss portion would be recognized in earnings while the remaining shortfall (if any) would be recorded in other comprehensive income. The standard requires entities to initially apply its provisions to previously other-than-temporarily impaired debt securities existing as of the date of initial adoption by making a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The cumulative-effect adjustment potentially reclassifies the noncredit portion of a previously other-than-temporarily impaired debt security held as of the date of initial adoption from retained earnings to accumulated other comprehensive income. The adoption of this standard did not have a material impact our consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on our consolidated results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. This standard added an additional required disclosure relative to the date through which subsequent events have been evaluated and whether that is the date on which the financial statements were issued. For us, this standard was effective beginning April 1, 2009.

 In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The adoption of this standard did not have a material impact on our consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The adoption of this standard did not have a material impact our consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on our consolidated results of operations or financial condition.

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption will not have a material impact on our consolidated results of operations or financial condition.

In September 2009, the FASB issued ASU No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), that amends ASC 820 to provide guidance on measuring the fair value of certain alternative investments such as hedge funds, private equity funds and venture capital funds. The ASU indicates that, under certain circumstance, the fair value of such investments may be determined using net asset value (NAV) as a practical expedient, unless it is probable the investment will be sold at something other than NAV. In those situations, the practical expedient cannot be used and disclosure of the remaining actions necessary to complete the sale is required. The ASU also requires additional disclosures of the attributes of all investments within the scope of the new guidance, regardless of whether an entity used the practical expedient to measure the fair value of any of its investments. This ASU is effective October 1, 2009. The adoption of this standard did not have a material impact on our consolidated results of operations or financial condition.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. The ASU is effective beginning January 1, 2011. We are currently evaluating the impact of this standard on our consolidated results of operations and financial condition.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance: the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product’s essential functionality, and undelivered components that relate to software that is essential to the tangible product’s functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. We are currently evaluating the impact of this standard on our consolidated results of operations and financial condition.

Subsequent Events: In February 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-09 “Subsequent Events (Topic 855) – Amendments to Certain Recognition and Disclosure Requirements.” ASU 2010-09 amends the subsequent events disclosure guidance. The amendments include a definition of an SEC filer, requires an SEC filer or conduit bond obligor to evaluate subsequent events through the date the financial statements are issued, and removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated. ASU 2010-09 was effective upon issuance except for the use of the issued date for conduit debt obligors. The impact of ASU 2010-09 on our disclosures is reflected in Note 15 - Subsequent Events.

Fair Value Measurements and Disclosures: In January 2010, the FASB issued ASU No. 2010-06 “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements.” ASU 2010-06 amends the fair value disclosure guidance. The amendments include new disclosures and changes to clarify existing disclosure requirements. ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements of Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The impact of ASU 2010-06 on our disclosures is reflected in Note 10 - Fair Value Measurements.

Consolidations: In December 2009, the FASB issued ASU No. 2009-17 (formerly Statement No. 167), “Consolidations (Topic 810) – Improvements to Financial Reporting for Enterprises involved with Variable Interest Entities”. ASU 2009-17 amends the consolidation guidance applicable to variable interest entities. The amendments to the consolidation guidance affect all entities, as well as qualifying special-purpose entities (QSPEs) that are currently excluded from previous consolidation guidance. ASU 2009-17 was effective as of the beginning of the first annual reporting period that begins after November 15, 2009. ASU 2009-17 did not have an impact on our financial condition, results of operations, or disclosures.

Accounting for Transfers of Financial Assets: In December 2009, the FASB issued ASU No. 2009-16 (formerly Statement No. 166), “Transfers and Servicing (Topic 860) – Accounting for Transfers of Financial Assets”. ASU 2009-16 amends the derecognition accounting and disclosure guidance. ASU 2009-16 eliminates the exemption from consolidation for QSPEs and also requires a transferor to evaluate all existing QSPEs to determine whether they must be consolidated. ASU 2009-16 was effective as of the beginning of the first annual reporting period that begins after November 15, 2009. ASU 2009-16 did not have an impact on our financial condition, results of operations, or disclosures.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

RESULTS OF OPERATIONS

THREE AND NINE MONTHS ENDED JUNE 30, 2010 COMPARED TO THE THREE AND NINE MONTHS ENDED JUNE 30, 2009

The following table provides an overview of certain key factors of our results of operations for the three and nine months ended June 30, 2010 as compared to the three and nine months ended June 30, 2009:

	Three months ended June 30,		Nine months ended June 30,
	2010	2009	2010	2009
Net Revenues	$1,203,878	$826,182	$2,815,900	$3,936,472
Cost of sales	613,287	404,641	1,343,006	2,478,707
Operating Expenses:
Marketing and selling	404,443	357,596	1,189,661	864,184
Depreciation and amortization	165,585	85,793	495,984	432,839
Research and development	167,061	94,020	353,092	250,450
General and administrative	1,130,005	688,154	3,783,654	1,739,492
Total operating expenses	1,867,094	1,225,563	5,822,391	3,286,965
Loss from operations	(1,276,503)	(804,022)	(4,349,497)	(1,829,200)
Total other income (expense)	(147,240)	(144,884)	(422,196)	2,943,200
Net income (loss)	$(1,423,743)	$(948,906)	$(4,771,693)	$1,114,000

Other Key Indicators:

	Three months ended		Nine months ended
	June 30,		June 30,
	2010	2009	2010	2009
Cost of sales as a percentage of revenues	50.94%	48.98%	47.69%	62.97%
Gross profit margin	49.06%	51.02%	52.31%	37.03%
General and administrative expenses as a percentage of revenues	93.86%	83.29%	134.37%	44.19%
Total operating expenses as a percentage of revenues	155.09%	148.34%	206.77%	83.50%

Nine Month Period ended June 30, 2010

Revenues

For the nine months ended June 30, 2010, we reported revenues of $2,815,900 as compared to revenues of $3,936,472 for the nine months ended June 30, 2009, a decrease of $1,120,572 or approximately 28.5%. The decrease is primarily due to our focus on our high margin data storage business unit and the related decrease in our third party product sales through IceWEB Solutions Group. Storage revenue accounted for approximately 94.7% of our revenue for the nine month period ended June 30, 2010 as compared to 53% in the year-ago period.

Cost of Sales

Our cost of sales consists primarily of component parts for the manufacture of our storage products. For the nine months ended June 30, 2010, cost of sales was $1,343,006, or approximately 47.7% of revenues, compared to $2,478,707, or approximately 63% of revenues, for the nine months ended June 30, 2009. The decrease in costs of sales as a percentage of revenue and the corresponding increase in our gross profit margin for the nine months ended June 30, 2010 as compared to the nine months ended June 30, 2009 was the result of improved mix of higher margin storage products during the nine months ended June 30, 2010 as a percentage of total revenue. We anticipate that our gross profit margins will continue to improve through the balance of fiscal 2010.

Total Operating Expenses

Our total operating expenses increased approximately 77% to $5,822,391for the nine months ended June 30, 2010 as compared to $3,286,965 for the nine months ended June 30, 2009. These changes include:

•             Sales and marketing expense . Sales and marketing expense includes salaries, commission, occupancy, telephone, travel, and entertainment expenses for direct sales personnel.  For the nine months ended June 30, 2010, sales and marketing costs were $1,189,661 as compared to $864,184 for the nine months ended June 30, 2009, an increase of $325,477 or approximately 38%. The increase was due primarily to hiring additional sales and marketing personnel to support our channel distribution sales and marketing approach during the nine months ended June 30, 2010.

•             Depreciation and amortization expense . For the nine months ended June 30, 2010, depreciation and amortization expense amounted to $495,894 as compared to $432,839 for the nine months ended June 30, 2009, an increase of $63,145 or 15%.

•            Research and Development . For the nine months ended June 30, 2010, research and development costs were $353,092 as compared to $250,450 for the nine months ended June 30, 2009, an increase of $102,642 or approximately 41%.

•             General and administrative expense . For the nine months ended June 30, 2010, general and administrative expenses were $3,783,654 as compared to $1,739,492   for the nine months ended June 30, 2009, an increase of $2,044,162   or approximately 118%. For the nine months ended June 30, 2010 and 2009 general and administrative expenses consisted of the following:

	Nine Months Ended June 30,	Nine Months Ended June 30,
	2010	2009
Occupancy	$16,065	$21,383
Consulting	172,872	70,415
Employee compensation	2,958,365	1,324,193
Professional fees	175,120	137,602
Internet/Phone	8,575	31,272
Travel/Entertainment	24,374	3,399
Investor Relations	265,337	49,278
Insurance	34,761	26,889
Other	128,185	75,061
	$3,783,654	$1,739,492

•
For the nine months ended June 30, 2010, Occupancy expense decreased to $16,065 as compared to $21,383. Occupancy expense is lower due to our relocation to its manufacturing facility in Sterling, Virginia.

•
For the nine months ended June 30, 2010, Consulting expense increased to $172,872 as compared to $70,415. Consulting expense increased primarily as a result of recruiting costs incurred to hire engineering, sale and marketing personnel.

•
For the nine months ended June 30, 2010, salaries and related expenses increased to $2,958,365 as compared to $1,324,193, an increase of $1,634,172. The increase is due primarily to an increase in non-cash compensation expense of $1,779,332.

•
For the nine months ended June 30, 2010, Professional fees expense increased to $175,120 as compared to $137,602. Professional fees expense increased due to increase costs related to intellectual property patent applications and other legal fees.

•
For the nine months ended June 30, 2010, travel and entertainment expense increased to $24,374 as compared to $3,399.  This increase is primarily due to the increased travel by senior management related to business development activities and investor relations.

•	For the nine months ended June 30, 2010 Other expense amounted to $128,185 as compared to $75,061for the nine months ended June 30, 2009, an increase of $53,124.

•
For the nine months ended June 30, 2010 Investor relations expense increased to $265,337 as compared to $49,278 for the nine months ended June 30, 2009. The increase is due to increased investor relations activity.

We anticipate that general and administrative expenses will decline for the balance of fiscal 2010, as we expect to incur lower of share-based expenses.

LOSS FROM OPERATIONS

We reported a loss from operations of $4,349,497 for the nine months ended June 30, 2010 as compared to a loss from operations of $1,829,200 for the nine months ended June 30, 2009, an increased loss of $2,520,297 or approximately 137.8%.

OTHER INCOME (EXPENSES)

Gain from sale of subsidiary. The gain on sale of subsidiary of $3,452,236 resulted from the sale of IceWEB Virginia, Inc. in March, 2009.  We did not have a similar transaction in the nine month period ended June 30, 2010.

Interest Income. We did not earn any interest income for the nine months ended June 30, 2010, as compared to interest income of $1,142 in the nine month period ended June 30, 2009.  Interest income represented interest earned on interest bearing cash accounts.

Interest Expense.  For the nine months ended June 30, 2010, interest expense amounted to $422,196 as compared to $510,178 for the nine months ended June 30, 2009, a decrease of $87,982   or 17.2%. The decrease in interest expense is primarily attributable to the decrease in borrowings and certain interest bearing liabilities related to our notes payable. Also, during the nine months ended June 30, 2010, we amortized deferred financing costs of $13,265, as compared to $40,233 during the nine months ended June 30, 2009.

NET INCOME/ LOSS

Our net loss was $4,771,693 for the nine months ended June 30, 2010 compared to net income of $1,114,000 for the nine months ended June 30, 2009.

Three Month Period ended June 30, 2010

Revenues

For the three months ended June 30, 2010, we reported revenues of $1,203,878 as compared to revenues of $826,182   for the three months ended June 30, 2009, a decrease of $377,696 or approximately 45.7%.  The decrease is primarily due to our focus on our high margin data storage business unit and the related decrease in our third party product sales through IceWEB Solutions Group. For the three months ended June 30, 2010, storage revenue accounted for approximately 95% of our revenue as compared to 66% of our revenue during the three months ended June 30, 2009.

Cost of Sales

Our cost of sales consists of component parts for the manufacture of our storage products. For the three months ended June 30, 2010, cost of sales was $613,287, or approximately 51% of revenues, compared to $404,641, or approximately 49% of revenues, for the three months ended June 30, 2009. The decrease in costs of sales as a percentage of revenue and the corresponding increase in our gross profit margin for the three months ended June 30, 2010 as compared to the three months ended June 30, 2009 was the result of improved mix of higher margin storage products during the three months ended June 30, 2010 as a percentage of total revenue.

Total Operating Expenses

Our total operating expenses increased approximately 52.3% to $1,867,094 for the three months ended June 30, 2010 as compared to $1,225,563 for the three months ended June 30, 2009. These changes include:

•             Sales and marketing expense. For the three months ended June 30, 2010, sales and marketing expenses were $404,443 as compared to $357,596 for the three months ended June 30, 2009, an increase of $46,847 or approximately 13.1%. The increase was due to increased headcount and sales and marketing expense related to the roll-out of our channel sales program during the three months ended June 30, 2010.

•             Depreciation and amortization expense. For the three months ended June 30, 2010, depreciation and amortization expense amounted to $165,585 as compared to $85,793 for the three months ended June 30, 2009, an increase of $79,792 or 93%.

•             General and administrative expense. For the three months ended June 30, 2010, general and administrative expenses were $1,130,005 as compared to $688,154 for the three months ended June 30, 2009, an increase of $441,851   or approximately 64.2%. For the three months ended June 30, 2010 and 2009 general and administrative expenses consisted of the following:

	Fiscal Q3	Fiscal Q3
	2010	2009
Occupancy	$5,403	$13,517
Consulting	89,969	10,273
Employee compensation	593,657	461,258
Professional fees	120,571	123,408
Internet/Phone	3,427	5,551
Travel/Entertainment	23,858	3,400
Investor Relations	235,374	29,500
Insurance	10,808	6,000
Other	46,938	35,247
	$1,130,005	$688,154

•	For the three months ended June 30, 2010, Occupancy expense increased to $5,403 as compared to $13,517.

•
For the three months ended June 30, 2010, Consulting expense increased to $89,969 as compared to $10,273, an increase of $79,696 or 775.8%. Consulting expense increased as a result of increased support costs for internal accounting systems.

•
For the three months ended June 30, 2010, salaries and related expenses increased to $593,657 as compared to $461,258, an increase of $132,399. The increase is due primarily to an increase in non-cash compensation expense of $25,420, which is comprised of increased stock-based compensation expense, and higher salaries.

•
For the three months ended June 30, 2010, Professional fees expense decreased to $120,571 as compared to $123,408.  Professional fees expense increased primarily as a result of legal fees incurred related to business development and on-going litigation activities.

•
For the three months ended June 30, 2010, travel and entertainment expense increased to $23,858 as compared to $3,400. Travel and entertainment expense increased due to increased business development and investor relations activity.

•
For the three months ended June 30, 2010 Other expense amounted to $46,938 as compared to $35,247 for the three months ended June 30, 2009, an increase of $11,691.  The increase was due primarily to increase hosting fees and other headcount related expenses, as we have added resources to support our channel sales strategy.

•	For the three months ended June 30, 2010 Investor relations expense increased to $235,374 as compared to $29,500 for the three months ended June 30, 2009.

LOSS FROM OPERATIONS

We reported a loss from operations of $1,276,503 for the three months ended June 30, 2010 as compared to a loss from operations of $804,022 for the three months ended June 30, 2009, an increase of $472,481or approximately 58.8%.

OTHER INCOME (EXPENSES)

Interest Expense . For the three months ended June 30, 2010, interest expense amounted to $147,240 as compared to $144,884 for the three months ended June 30, 2009, an increase of $2,356.

NET INCOME/ LOSS

Our net loss was $1,423,743 for the three months ended June 30, 2010 compared to a net loss of $948,906 for the three months ended June 30, 2009.

FISCAL YEAR 2009 AS COMPARED TO FISCAL YEAR 2008

The following table provides an overview of certain key factors of our results of operations for fiscal year 2009 as compared to fiscal year 2008:

	Fiscal Year Ended September 30,		$	%
	2009	2008	Change	Change
Sales	$3,934,684	$16,294,423	$(12,359,739)	(76)%
Cost of sales	2,674,692	14,067,629	(11,392,937)	(81)%
Operating Expenses:
Marketing and selling	81,636	192,595	(110,959)	(58)%
Depreciation and amortization	742,636	575,499	167,137	29%
Research and development	336,616	303,526	33,090	11%
General and administrative	4,625,113	6,910,039	(2,284,926)	(33)%
Total operating expenses	5,786,001	7,981,659	(2,195,658)	(27)%
Loss from operations	(4,526,009)	(5,754,865)	1,228,856	21%
Total other income (expense)	1,999,407	(655,928)	2,655,335	405%
Net loss	$(2,526,602)	$(6,410,793)	$(3,884,191)	(61)%

Other Key Indicators:

	Fiscal 2009	Fiscal 2008	Increase/ (Decrease)
Cost of sales as a percentage of sales	68.0%	86.3%	(18.3)%
Gross profit margin	32.0%	13.7%	18.3%
General and administrative expenses as a percentage of sales	117.6%	42.4%	75.2%
Total operating expenses as a percentage of sales	147.0%	49.0%	98.0%

Sales

Our sales decreased approximately 76% in fiscal year 2009 from fiscal year 2008.  Of our total net sales for fiscal 2009, approximately $1,692,102 is attributable to third party product sales by our IceWEB Virginia, Inc subsidiary, approximately $1,964,912 is attributable to our sale of storage products, and approximately $277,670 is attributable to sales from our online products and services. Of our total net sales for fiscal 2008, approximately $14,886,699 is attributable to third party product sales by our IceWEB Virginia, Inc. subsidiary, approximately $982,049 is attributable to our sale of storage products, and approximately $425,675 is attributable to sales from our online products and services.

The decrease in fiscal 2009 net sales from fiscal 2008 is primarily due to a decrease in our third party product sales through our IceWEB Virginia, Inc., as we have refocused our efforts on our leading edge storage products.  As described elsewhere herein, in March 2009 we sold our IceWEB Virginia, Inc. subsidiary, and, accordingly, our revenues in fiscal year 2010 will be accordingly impacted.  We anticipate revenues for fiscal 2010 will increase due to sales of our Unified Network Storage Solutions and other data storage products.

Cost of Sales and Gross Profit

Our cost of sales consists primarily of products purchased to manufacture our storage products and for resale by our IceWEB Virginia, Inc. subsidiary.  For fiscal 2009, cost of sales was approximately 68.0% of sales, as compared to approximately 86.3% of sales, for fiscal 2008. The decrease in costs of sales as a percentage of revenue and the corresponding increase in our gross profit margin for fiscal 2009 as compared to fiscal 2008 was the result of an increase in higher margin storage sales in fiscal 2009. We anticipate that our cost of sales as a percentage of revenue will drop to approximately 50% in fiscal 2010, as 95% of our fiscal 2010 revenues are expected to come primarily from our higher margin storage business.

Total Operating Expenses

Our total operating expenses decreased approximately 27% for fiscal 2009 as compared to fiscal 2008.  The decrease is primarily due to a corporate initiative to reduce costs across the board, including the consolidation of office locations and the reduction of headcount.  This decrease includes:

•            Marketing and Selling. For fiscal 2009, marketing and selling costs decreased approximately 58% from fiscal 2008.  This decrease was primarily due to a decrease in online web marketing, advertising and print advertising during fiscal 2009. We anticipate that our marketing and selling expenses will increase in fiscal 2010 as we execute on our plan to increase our storage sales.

•            Depreciation and amortization expense. For fiscal 2009, depreciation and amortization expense increased approximately 29% from fiscal 2008.  The increase in depreciation of $172,278 was attributable to the acquisition in December 2007 of Inline Corporation.

 Amortization expense is related to the customer relationships and manufacturing GSA schedule which are intangible assets that we generated through our acquisition of Inline Corporation. It also includes the amortization of the value of the GSA schedule which was acquired as part of the True North Solutions Group acquisition up to the date of the sale of Iceweb Virginia, Inc. in March, 2009.  These GSA schedules are being amortized on a straight-line basis over three years. For fiscal 2009, amortization expense was $289,003 as compared to $294,144 for fiscal 2008. The decrease in amortization expense of $5,141 is due to the sale of the GSA schedule as part of the sale of our IceWEB Virginia, Inc. subsidiary.

•            Research and development expense.  For fiscal 2009, research and development expenses increased approximately 11% from fiscal 2008.  This increase is related to increased research and development efforts related to our storage products.  We anticipate the spending on research and development in fiscal 2010 will be approximately $100,000 per quarter related to developing and enhancing our storage solutions and pursuing intellectual property patents when we believe it is warranted

•            General and administrative expense. For fiscal 2009, general and administrative expenses decreased approximately 33% from fiscal 2008. This decrease is primarily attributable to our initiative to reduce costs, including reductions in headcount, consolidation and relocation of office space, and reduced travel and entertainment activity.  For fiscal 2009 and 2008, general and administrative expenses consisted of the following:

	2009	2008
Salaries/benefits	$3,883,647	$4,544,682
Occupancy	68,553	301,313
Professional fees	82,929	93,365
Other	149,050	524,935
Consulting	85,738	197,082
Investor Relations	173,686	904,537
Travel/Entertainment	57,105	125,729
Internet/Phone	54,649	93,638
Leased Equipment	4,918	66,424
Insurance	59,072	48,768
Licenses	5,766	9,566
	$4,625,113	$6,910,039

The principal changes in fiscal 2009 as compared to fiscal 2008 include:

•
For fiscal 2009, salaries and related taxes and benefits decreased approximately 14.5% from fiscal 2008. The decrease was primarily attributable cost cutting measures undertaken by us, including the reduction of headcount.  In addition, there was an increase in expense in accordance with ASC Topic 718, “Compensation – Stock Compensation (Formerly SFAS No. 123 (R), “Share-Based Payments”), expense for fiscal 2009 of $394,274, or 19.8%, which relates to the granting of stock options in fiscal 2009 to members of the board of directors, executive officers, and employees.

•	For fiscal 2009, occupancy expense decreased approximately 77.2% from fiscal 2008. The decrease was due to consolidation and relocation of office locations.

•
For fiscal 2009, professional fees decreased approximately 11.2% from fiscal 2008. The decrease was primarily attributable to a decrease in legal fees incurred to litigate and settle lawsuits against us, which occurred in fiscal 2008.

•
For fiscal 2009, other expense decreased approximately 71.6% from fiscal 2008. The decrease is primarily due to non-recurring expenses incurred in fiscal 2008, including the accrued costs to settle potential litigation of $165,000, a decrease in hosting fees of $56,687, a decrease in web development expense of $55,475, and property taxes related to the former Inline office space of $18,169.  Other expenses were down across the board in fiscal 2009 versus fiscal 2008, driven by cost-cutting measures adopted by us.

•
For fiscal 2009, consulting expense decreased by approximately 56.5% from fiscal 2008. The decrease was primarily due to non-recurring consulting fees related to the acquisition of Inline Corporation in fiscal 2008.

•
For fiscal 2009, investor relations expense decreased approximately 80.8% from fiscal 2008. The decrease was attributable to a decrease in general investor relations activity versus fiscal 2008.  We expect that in fiscal 2010 our investor relations activity and related expense will be substantially flat.

•	For fiscal 2009, internet and telephone expense decreased approximately 41.6%. The decrease was attributable to cost cutting measures adopted by us, including reduced headcount.

•
For fiscal 2009, travel and entertainment expense decreased approximately 54.6%. The decrease was attributable to cost cutting measures adopted by us, and a decrease in general business, sales, and travel-related investor relations activity.

•	For fiscal 2009, insurance expense increased approximately 21.1% from fiscal 2008. The increase was attributable to higher premiums paid for general business and directors and officer’s insurance.

LOSS FROM OPERATIONS

Our loss from operations decreased approximately 21.4% in fiscal year 2009 as compared to fiscal year 2008.  This decrease is primarily the result of significant reductions in operating expenses, offset by a significant decrease in sales.

TOTAL OTHER INCOME (EXPENSES)

Gain (loss) from sale of assets. During fiscal 2009 we recorded a gain of $2,666,236 on the sale of our IceWEB Virginia, Inc. subsidiary. We did not have a comparable transaction in fiscal 2008.

Interest Expense. For fiscal 2009, interest expense increased approximately 1%. The increase in interest expense is primarily attributable to higher average outstanding note balances during fiscal 2009, and higher deferred loan fee amortization in fiscal 2009 of $30,248 as compared to deferred loan fee amortization of $16,196 in fiscal 2008.

NET LOSS

Our net loss was $2,526,602 for fiscal 2009 compared to $6,410,793 for fiscal 2008, an improvement of $3,884,191 or approximately 61%.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations and otherwise operate on an ongoing basis. The following table provides an overview of certain selected balance sheet comparisons between June 30, 2010 and September 30, 2009:

	June 30,	September 30,	$	%
	2010	2009	Change	Change
Working Capital	$(564,456)	$(3,158,232)	$2,593,776	(82.1)%

Cash	1,276,863	63,310	1,213,553	1916.9%
Marketable Securities	800,000	-	800,000	N/A
Accounts receivable, net	1,691,605	424,919	1,266,686	298.1%
Inventory	114,746	151,361	(36,615)	(24.2)%
Total current assets	3,139,508	671,160	2,468,348	367.8%
Property and equipment, net	524,119	752,162	(228,043)	(30.3)%

Intangibles, net	607,725	790,042	(182,317)	(23.1)%
Total assets	$5,084,672	$2,226,684	$2,857,988	128.4%

Accounts payable and accrued liabilities	1,903,186	1,971,376	(68,190)	(3.5)%
Notes payable-current	1,753,194	1,847,755	(94,561)	(5.1)%
Deferred revenue	47,584	10,261	37,323	363.7%
Total current liabilities	3,703,964	3,829,392	(125,428)	(3.3)%
Notes payable-long term	1,057,554	934,756	122,798	13.1%
Total liabilities	4,761,518	4,764,148	(2,630)	(0.1)%
Accumulated deficit	(27,430,251)	(22,658,558)	(4,771,693)	21.1%
Stockholders’ deficit	323,154	(2,537,464)	2,860,618	(112.7)%

Net cash used in operating activities was $2,900,065 for the nine months ended June 30, 2010 as compared to net cash used in operating activities of $1,396,144 for the nine months ended June 30, 2009, an increase of $1,563,921.  For the nine months ended June 30, 2010, we had a loss of $1,423,743 offset by non-cash items such as depreciation and amortization expense of $495,984, share-based compensation expense of $2,181,020, amortization of deferred finance costs of $7,360, and decreases from changes in assets and liabilities of $798,017. During the nine months ended June 30, 2010 we experienced an increase in accounts receivable of $1,266,686, and a decrease in accounts payable during the period of $412,095.   For the nine months ended June 30, 2009, we had net income of $1,114,000 and non-cash items such as depreciation and amortization expense of $432,839, share-based compensation expense of $855,357, amortization of deferred finance costs of $21,108, offset by the gain on sale of our IceWEB Virginia subsidiary in the amount of $3,398,671, and decreases from changes in assets and liabilities of $457,278. During the nine months ended June 30, 2009 we experienced a decrease in accounts receivable of $2,234,488, which was offset by a decrease in accounts payable during the period of $2,953,466. For the nine months ended June 30, 2008, we used cash to fund our net loss of $4,540,382 offset by non-cash items such as depreciation and amortization expense of $409,261, share-based compensation expense of $1,873,089, and offset by changes in assets and liabilities of $806,470.

Net cash used in investing activities for the nine months ended June 30, 2010 was $133,624 as compared to net cash used in investing activities of 28,318 for the nine months ended June 30, 2009. During the nine months ended June 30, 2010, we used cash of $85,624 for property and equipment purchases and $48,000 to acquire 160,000,000 shares of VOIS Inc. common stock.  During the nine months ended June 30, 2009, we used cash of $28,318 for property and equipment purchases.

Net cash provided by financing activities for the nine months ended June 30, 2010 was $4,247,242 as compared to net cash provided of $1,445,021 for the nine months ended June 30, 2009.  For the nine months ended June 30, 2010, net cash provided by financing activities related to proceeds received from the sale of restricted stock of $2,320,630, proceeds from notes payable of $985,900 which were advances under our factoring line with Sand Hill Finance LLC, proceeds from the exercise of common stock options of $1,898,374, and proceeds from the sale of restricted stock of $2,320,630, offset by repayments on notes payable of $957,662 which were to pay down the balance on the Sand Hill Finance LLC factoring line.  For the nine months ended June 30, 2009, net cash provided by financing activities related to proceeds received from notes payable of $7,060,871 which were advances under our factoring line with Sand Hill Finance LLC, proceeds from the exercise of common stock options of $454,300, and proceeds from the sale of common stock of $97,000, offset by repayments on notes payable of $(6,122,036) which were to pay down the balance on the Sand Hill Finance LLC factoring line, and repayments of equipment financing of $45,114.

At June 30, 2010 we had a working capital deficit of $564,456 and an accumulated deficit of $27,430,251.  The report from our independent registered public accounting firm on our audited financial statements for the fiscal year ended September 30, 2009 contained an explanatory paragraph regarding doubt as to our ability to continue as a going concern as a result of our net losses in operations. While our sales decreased significantly during the nine months ended June 30, 2010, our gross profit margin was approximately 52% and our sales were not sufficient to pay our operating expenses. We reported a net loss of $4,771,693 for the nine months ended June 30, 2010.  There are no assurances that we will report income from operations in any future periods.

Historically, our revenues have not been sufficient to fund our operations and we have relied on capital provided through the sale of equity securities, and various financing arrangements and loans from related parties. At June 30, 2010 we had cash on hand of $1,276,863.  In fiscal 2006, we entered into a receivable factoring agreement with Sand Hill Finance, LLC under which we can sell certain accounts receivable to the lender on a full recourse basis at 80% of the face amount of the receivable up to an aggregate of $3.0 million. At June 30, 2010 we owed Sand Hill Finance, LLC $1,753,194 under this accounts receivable line.   During April and May, 2010, we received net proceeds of $2,120,782 from the sale of our securities in a private offering.  We are using proceeds from this offering for general working capital.

As set forth above, our revenues are not sufficient to pay our operating expenses.  Based upon our current level of operations we anticipate that our existing working capital will fund our operating expense for the next nine months.  In addition, while we do not have any commitment for capital expenditures, subject to the availability of capital we expect to continue to expend funds to complete our planned product development, estimated at $600,000 during the next 12 months, and sales and marketing efforts, estimated at $1.2 million during the next 12 months.  Our current working capital and availability under our lines of credit are not adequate to fund our current level of operations for the next 12 months, nor are they sufficient to fund our planned product development and sales and marketing efforts.  As a result, absent a significant increase in our revenues of which there are no assurances, we will be required to seek additional financing sources within the next 12 months to provide sufficient funds for both our current level of operations and our planned product development and sales and marketing efforts.

We do not presently have any external sources of working capital other than what may be available under the factoring agreement with Sand Hill Finance. The actual amount of our working capital needs in future periods are dependent primarily on the rate at which we can increase our revenues while controlling our expenses and decreasing the use of cash to fund operations. Additional capital may be needed to fund acquisitions of additional companies or assets, although we are not a party to any pending agreements at this time and, accordingly, cannot estimate the amount of capital which may be necessary, if any, for acquisitions.

As long as our cash flow from operations remains insufficient to completely fund operations, we will continue depleting our financial resources and seeking additional capital through equity and/or debt financing. Under the terms of the financing agreement with Sand Hill Finance, LLC we agreed not to incur any additional indebtedness other than trade credit in the ordinary course of business. These covenants may limit our ability to raise capital in future periods.

There can be no assurance that acceptable financing can be obtained on suitable terms, if at all. Our ability to continue our existing operations and to continue growth strategy could suffer if we are unable to raise the additional funds on acceptable terms which will have the effect of adversely affecting our ongoing operations and limiting our ability to increase our revenues and maintain profitable operations in the future. If we are unable to secure the necessary additional working capital as needed, we may be forced to curtail some or all of our operations.

Off Balance Sheet Arrangements.

None.

OUR BUSINESS

OVERVIEW

 IWEB was originally founded to serve the commercial and federal markets with network security products and proprietary on-line software solutions.  In 2008, IWEB narrowed its focus and expanded its capabilities by acquiring INLINE Corporation, a data storage company specializing in custom designed, short-production run storage solutions for the Geospatial Information Systems (GIS) market.

In March, 2009, we sold our wholly owned subsidiary, IceWEB Virginia, Inc. to an unrelated 3rd party, and in the process exited its low-margin IT re-seller business products business to further focus on the higher margin data storage manufacturing business.

At the close of Fiscal year 2009, we have three key product offerings:

IceWEB 5000 Unified Network Storage Solutions
Purpose Built Network/Data Appliances
Cloud Computing Products/Services

IceWEB 5000 Unified Network Storage Solutions

IceWEB is a leading provider of high performance Unified Network Storage solutions.  Our product offerings have broad appeal in the enterprise and federal marketplaces, and are used as core building blocks (enabling technologies) of business critical storage infrastructure for a diverse group of data intensive key vertical market segments such as geospatial information systems, entertainment, security and defense, higher education, Internet Service Providers and Managed Service Providers, Oil and Gas, and Health Care.  Our innovative storage systems deliver levels of performance, scalability, versatility and simplicity that exceed existing network storage alternatives. Our Unified Network Storage offering, called IceWEB 5000 is deployed as storage operating system software on our network attached storage (NAS), and storage area network (SAN) hardware products. This IceWEB 5000 Unified Network Storage environment empowers companies to:

-	Quickly and easily deploy large complex data storage infrastructure environments
-	Reduce administrative costs for managing their storage by making complex technical tasks far more simple to accomplish
-	Reduce hardware and capital expenditure costs by more effectively using the storage within the system and repurposing older legacy hardware
-	Protect their business critical data by leveraging IceWEB 5000’s built-in data replication features
-	Integrate with emerging server virtualization software (VMWare, Citrix Xen and Microsoft’s Hyper V) to better manage those solutions

IceWEB 5000 replaces complex and performance-limited products with high performance, scalable and easy to use systems capable of handling the most data intensive applications and environments.  Our users value the IceWEB 5000 solution because it delivers three key benefits:

Performance  - which equals or exceeds all competitive products.
Management – which requires less expertise and time from overburdened technical staffers
Cost – our solutions typically can be deployed  costing two to three times less than those of ours competitors, and are far more feature rich

The Competitive Landscape

Traditionally a company such as IceWEB would compete with other storage vendors of similar size, some of those competitors would be Compellent, Isilon, and LeftHand Networks.  In actuality the company more often finds itself becoming an alternative in our customers’ eyes to purchasing additional equipment from large and expensive legacy storage providers such as EMC Corporation, IBM, Hewlett Packard, Network Appliance and Hitachi Data Systems.  What IceWEB is finding is that with data growing at alarming rates within all organizations, budgetary and common sense decision making is creating a 2nd Tier storage marketplace where our IceWEB 5000 is perceived as very compelling.  Customers are recoiling from the high costs and fork-lift upgrades often required by the larger Tier 1 storage providers that would be necessary to accommodate their rapid data growth.  Therefore, rather than purchasing additional expensive solutions from their existing vendors they opt to deploy our product with its versatile and feature rich capabilities in an overflow or project by project type environment.  Because IceWEB 5000 storage space can be purchased two to three times more cheaply than the legacy alternatives, these customers are actually able to purchase ahead of their perceived data growth rate.

Purpose Built Network and Data Appliances

IceWEB has been building Purpose Built Network and Data Appliances for several years.  Purpose Built Network & Data Appliances are devices which provide computer resources (processors & memory), data storage, and specific software for a specific application.  The main appliance products that IceWEB has been building have been centered around a single large business partner.  ESRI Corporation.  IceWEB and ESRI have collaborated to create ultra-high performance IceWEB/ESRI GIS systems that allow customers to analyze data in ways never before possible.  ESRI corporation takes full responsibility for marketing to their customers and business partners, via their worldwide sales and consultancy organization.

IceWEB, in an effort to capitalize on what has been a successful model built within the Geographical Information System space with ESRI has expanded our marketing of our appliance design, manufacturing and support capabilities to additional prospective partners.  In October 2009 IceWEB, Spot Image (a large satellite GIS data provider from France, and Google Corporation agreed that IceWEB would build an appliance to deliver GIS imagery from Spot Image satellite data, powered by Google Earth Enterprise.  This Google Earth Engine appliance will be marketed worldwide through existing Spot Image and Google business partners.  IceWEB has also recently introduced a Cloud Storage Appliance, a device which allows organizations and/or service providers to rapidly and easily deploy cloud based storage services to their constituents and customers.  The company is aggressively pursuing other Purpose Built Appliance opportunities and hopes that this strategy will begin to contribute significantly to our business ramping over the next six month.  Our goal is that the Appliance business segment be grown to contribute approximately 35% of overall business revenue by the end of Fiscal Year 2010.

Cloud Computing Products & Services

Cloud Computing Services
In December 2005, IceWEB launched IceMAIL TM a packaged software service that provides network –hosted groupware, email, and calendaring and collaboration functionality.  Customers are typically organizations wishing to use Microsoft Exchange and Outlook without having to procure, maintain and manage their own equipment and software.   Online services were subsequently expanded to include IcePORTAL TM which provides customers with a complete Intranet portal and IceSECURE TM a hosted email encryption service.  Originally such hosted services were referred to with the acronym ‘SaaS’, which stands for Software-as-a-Service.  Such services, hosted across the internet are today commonly referred to as Cloud Computing.   The benefits of cloud computing are many.  First, adoption of an application, infrastructure, or storage environment which is available on-demand, with no capital expenditures for the user company represents an attractive proposition from the financial perspective.  Secondly, such models greatly reduce the need for highly paid internal technical staff, freeing critical resources to work on more core business related functions.  Thirdly, the application software, hardware, and infrastructure needs of organizations are constantly growing and evolving – Cloud Computing allows ad-hoc allocation of resources, cost free software upgrades, and freedom from hardware/infrastructure obsolescence.

Cloud Storage Appliances (CSA)
Knowing full well there will be many early entrants into the much hyped Cloud Computing marketspace, IceWEB has focused our engineering and research and development efforts on crafting our products to perform as scalable ‘building blocks’ for those companies or service providers wishing to rapidly deploy high performance infrastructure to enable delivery of Cloud based services. In September 2009 IceWEB introduced a line of devices called “Cloud Storage Appliances” (CSA). A cloud storage appliance is a purpose built storage device configured for either branch office or central site deployment which allows the housing and delivery of customer data across not only their internal networking infrastructure, but also to make that data available to employees or business partners securely via the internet (often called the cloud). The CSA line has been built to address concerns within the enterprise marketplace which revolve around hesitation to entrust corporate data to third party providers such as Amazon S3, Mozy, Nirvanix, and others, and to address additional concerns about data access latency and performance. Companies, by implementing our CSA devices, can gain all of the benefits of cloud computing, while mitigating vendor lock-in issues, reducing the potential for security breaches, and maintaining high performance data transfer by back-hauling the data (and replicating it) from remote branch offices across existing wide area network links to the corporate IT infrastructure. An additional obvious benefit derived from the deployment of private or hybrid storage clouds on the CSA products is that companies do not have to pay per-megabyte or per-gigabyte transfer and storage fees to third party service companies.

Sales and Marketing Plans

We intend to sell of all of our products via full “channel-based” model.  In a Channel Based sales model, companies with products or services build partnerships with Systems Integrators, other manufacturers, vertical companies (such as ESRI and Spot Image), and distributors and leverage the sales resources of those groups to drive sales of products/services.  The value of a Channel Based sales model is twofold.  First it allows IceWEB to grow total sales volume significantly while keeping sales staff (and hence SG&A) low.  Rather than building a significant worldwide sales force of our own, this model allows to build a small Channel Organization responsible for identification, training and support of partner organizations to ensure their success and productivity.  The second value of the Channel Based model is that partners bring their own knowledge of key accounts and have relationships already in place – this compresses the sales cycle, increases the close ratio on new business and funnels more sales into IceWEB products and services.

We have recently signed partnership agreements with Utilipath LLC, Spot Image, and others and are already realizing the value of these relationships as they translate into hard sales.

Manufacturing

Manufacturing is conducted at our headquarters in Sterling, VA.  Utilizing chassis from premium manufacturers such as AIC Corporation, Xyratex and others, all systems are built, burned, and tested at this facility by our in-house engineering and production staff.

Competition

The market for IceWEB storage is highly competitive and likely to become even more competitive in the future. Established companies have historically dominated the storage market, including EMC, Network Appliance, Dell, Hewlett-Packard, Sun Microsystems, Hitachi Data Systems and IBM.

In addition there is additional competition from smaller companies such as Compellent Technologies and LeftHand Networks. In the future, new competitors will emerge as well as increased competition, both domestically and internationally, from other established storage companies.     The principal competitive market factors are:

•      Industry credibility.
•      Product scalability, performance and reliability
•      Ease of installation and management;
•      Software functionality;
•      Total cost of ownership;
•      Customer support
•      Market presence

IceWEB competes effectively across all of these factors. In particular, our product architecture provides significant competitive advantages in terms of performance, scalability, ease of management and low total cost of ownership ..  OEM partners provide us with a significant number of reference account s which address credibility and helps marketing to new customers.

Many of the competitors have longer operating histories, better name recognition, larger customer bases and significantly greater financial, technical, sales and marketing resources than we have. Competitors may also be able to devote greater resources to the development, promotion, sale and support of their products. Competitors may also have more extensive customer bases and broader customer relationships than us including relationships with potential IceWEB customers.

Intellectual Property

Success in our technological markets depends, in part, upon our ability to obtain and maintain proprietary protection for its products, technology and know-how ..  This must be accomplished without infringing the proprietary rights of others and while simultaneously preventing others from infringing upon our own proprietary rights.

IceWEB seeks to protect its proprietary positions by, among other methods, filing patent applications. Patent efforts are focused in the United States and, when justified by cost and strategic importance, we file related foreign patent applications in jurisdictions such as the European Union and Japan. As of September 30, 2008, we applied for three provisional U.S. patents ..

Pending patent applications relate to the rapid ingestion of massive amounts of video and other data and other network storage concepts.   It is unknown if any of the patent applications will issue as patents.  The patent applications may be opposed, contested, circumvented, designed around by a third party, or found to be invalid or unenforceable.

Copy right law, trademarks and trade secret agreements are also used to protect and maintain proprietary positions.   Our proprietary information is protected by internal and external controls, including contractual agreements with employees, end-users and channel partners. There is no assurance that these parties will abide by the terms of their agreements.

Trademarks are used on some of the IceWEB products and these distinctive marks may be an important factor in marketing the products.  Inline ® and Inline logo trademarks have been registered in the United States.

Many of the competitors have longer operating histories, better name recognition, larger customer bases and significantly greater financial, technical, sales and marketing resources than we have. Competitors may also be able to devote greater resources to the development, promotion, sale and support of their products. Competitors may also have more extensive customer bases and broader customer relationships than us, including relationships with potential IWEB customers.

Our History

  We were originally formed under the laws of the State of Delaware in February 1969. For many years, we were a wholesaler of custom one, two, three and four-color processed commercial printing, as well as disposable and durable office equipment including stock paper, fax paper, fax and copy machines, computers, file cabinets and safes. We conducted our business throughout the United States of America and Puerto Rico from our headquarters in New York.

In March 1999, we changed the focus of our business and closed a transaction by which we acquired 100% of the outstanding capital stock of North Orlando Sports Promotions, Inc., a privately held Florida corporation. From 1999 until July 2001, we operated a variety of Internet-related services; however, we were unable to generate positive cash flow from these Internet-related businesses.

In May 2001, we executed an Agreement and Plan of Reorganization and Stock Purchase Agreement with Disease S.I., Inc. Under the terms of the agreement, we acquired 100% of the issued and outstanding stock of Disease S.I., Inc. in exchange for 750,000 shares of our common stock. The transaction was accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies was recorded as a recapitalization of Disease S.I., Inc., pursuant to which Disease S.I., Inc. was treated as the continuing entity. Disease S.I., Inc. was a developmental stage biopharmaceutical clinical diagnostics company planning to employ a broad array of technologies to detect, identify and quantify substances in blood or other bodily fluids and tissues. It intended to derive revenues from patent sub-licensing fees, royalties from pharmaceutical sales, appropriate milestone payments and research and development contracts.

Following completion of the acquisition of Disease S.I., Inc., it became apparent to us that it would be in our best long-term interest that the Internet operations be conducted apart from the biopharmaceutical clinical diagnostics operations. On July 24, 2001, we sold a former officer and director 100% of our subsidiary North Orlando Sports Promotions, Inc., in exchange for the assumption of all liabilities related to North Orlando Sports Promotions, Inc. and its operations estimated at approximately $112,000, and which included the forgiveness of $91,500 in accrued compensation. Included in the sale along with the capital stock of North Orlando Sports Promotions, Inc. were fixed assets, rights to several domain names and various contractual rights and obligations.

On November 27, 2001, we acquired 9,050,833 shares of the common stock of Healthspan Sciences, Inc., a privately held California corporation in exchange for 5,000 shares of our common stock in a private transaction exempt from registration under the Securities Act of 1933 in reliance on Section 4(2) of that act. This agreement was rescinded on March 21, 2002. Pursuant to the rescission, Healthspan Sciences, Inc. returned all 5,000 shares of our common stock issued in the exchange and we returned all 9,050,833 shares of Healthspan Sciences, Inc. which we had received.

On March 21, 2002, we executed an Agreement and Plan of Merger with IceWEB Communications, Inc., a Delaware corporation and its stockholders. Founded in 2000, IceWEB Communications, Inc. enabled interactive communications and education on the web. In June 2001, it had acquired the assets in bankruptcy of Learning Stream, Inc., a provider of streaming services. Pursuant to the agreement, each of the 22,720,500 shares of common stock of IceWEB Communications, Inc. issued and outstanding immediately prior to the merger were converted into the right to receive 0.13375 shares of our common stock, for an aggregate of 303,888 shares of common stock. Each of the warrants to purchase an aggregate of 680,125 shares of IceWEB Communications, Inc. common stock issued and outstanding immediately prior to the merger were converted into the right to receive one warrant to purchase 0.13375 shares of our common stock upon exercise of said warrant.

 In June 2003, we acquired 100% of the capital stock of Interlan Communications, Inc., a privately held corporation, in exchange for 25,000 shares of our common stock. In June 2003, we also acquired 100% of the capital stock of Seven Corporation in exchange for 37,500 shares of our common stock and cash consideration of $123,000. As described later in this section, we sold Seven Corporation in February 2007.

In October 2003, we acquired 19% of the capital stock of IceWEB 5000, Inc. of Virginia, together with substantially all of its assets including software licenses, source code, potential patents and trademarks for a combined stock and cash value of approximately $632,000 which included the issuance of 191,381 shares of our common stock and cash consideration of $65,500.

In May 2004, we acquired substantially all of the assets of DevElements, Inc. of Virginia, including software licenses, source code, potential patents and trademarks, cash, hardware, and equipment. As consideration for the purchase of the assets, we paid DevElements $100,000 and agreed to the assumption of liabilities up to an aggregate of $150,000. In exchange for the 19% interest in DevElements, we issued to the stockholders of DevElements 187,500 shares of our common stock and options to purchase 187,500 shares of common stock exercisable at a price of $27.20 per share and expiring May 13, 2009. We issued to the stockholders options to purchase 6,250 shares, which were contingently exercisable upon the satisfaction of certain performance criteria. The performance criteria, which required contracts, task orders and other work assignments involving billing of at least $840,000 during the six-month period ending November 13, 2004, was not met and the options were cancelled.

On October 18, 2004, we entered into a non-binding letter of intent to acquire 100% of the issued and outstanding stock of Plan Graphics, Inc. The transaction was subject to approval by the Plan Graphics, Inc. stockholders, and certain terms and conditions, including terms and conditions which are customary to this type of transaction. On April 29, 2005 the letter of intent expired without a definitive agreement having been executed or all conditions precedent to the closing having been completed.

In March 2006 we acquired PatriotNet, Inc., an Internet service provider, for total consideration of $290,000 of which $190,000 was paid in cash and $100,000 was paid through the issuance of 100,000 shares of our common stock. We granted Patriot Computer Group, Inc., the seller in the transaction, certain piggyback registration rights for the 100,000 shares of our common stock issued as partial consideration in the transaction. At the time of the acquisition, the purchase price exceeded the fair value of the assets acquired by $390,600 which we treated as goodwill for accounting purposes. From the date of acquisition through September 30, 2007 revenues from PatriotNet were approximately $316,000 and represented approximately 6% of our consolidated revenues. On December 1, 2006 we sold PatriotNet to Leros Online, Inc., a third party, for $150,000 in cash and the assumption of $60,000 in liabilities. At September 30, 2007 we recorded goodwill impairment of $180,000 related to this transaction.

On December 1, 2006 we sold 100% of the capital stock of our wholly-owned subsidiary, Integrated Power Solutions, Inc. to Mr. John Younts, our Vice President of Integrated Power Solutions and a key employee, for the assumption of approximately $180,000 in liabilities and the payment of $12,000 we owed him. For the fiscal year ended September 30, 2006, revenues for Integrated Power Solutions were approximately $457,000, or approximately, 9.5%, of our total sales.

On November 15, 2006, we acquired certain of the assets of True North Solutions related to its governmental customer business for $350,000 of which $250,000 was paid in cash and the balance was paid through the delivery of a $100,000 principal amount promissory note secured by collateral pledge of the assets, payable immediately upon accomplishment of the novation of the GSA Schedule. Under the terms of the agreement, we acquired the customers, forecast, contract renewals, and GSA schedule of True North Solutions. We permitted True North Solutions to use the purchased assets until December 31, 2006 pursuant to which we acted as the seller’s subcontractor until the novation of the GSA Schedule was complete. The novation of the GSA schedule was completed in March, 2008.

On February 16, 2007 we sold 100% of the outstanding stock of our subsidiary, The Seven Corporation of Virginia, Inc., to PC NET in exchange for the waiver of approximately $11,000 we owed PC NET. Under the terms of the agreement we may not engage in any staffing services businesses as The Seven Corporation had conducted for a period of at least two years. For the fiscal year ended September 30, 2006 revenues from The Seven Corporation were $360,000 or approximately 7.5%, of our total sales.

On December 22, 2007, we acquired 100% of the outstanding stock of Inline for $2,412,731 in cash, plus 503,356 shares of IceWEB common stock valued at $276,846, the fair market value on the date of acquisition. The acquisition was accounted for using the purchase method of accounting. The results of operations are included in the financial statements of operations from the date of acquisition. Inline is a leading provider of intelligent enterprise data storage solutions and services for the geospatial intelligence marketplace. Inline’s proprietary products include reliable, high performance Storage Area Network Solutions, Network Attached Storage, and Direct Attached Storage and the rapidly expanding OEM Storage Centric Appliances. Today, Inline has developed its fifth generation of advanced data storage solutions, marketed under the brands TruEnterprise and FileStorm. All Inline systems function in a heterogeneous operating system environment, including Windows, UNIX and Linux. The purchase of Inline Corporation included the acquisition of assets of $3,904,245, and liabilities of $614,668. The aggregate purchase price consisted of the following:

Cash payment to seller	$2,412,731
Fair value of common stock issued to seller	276,846
Estimated direct transaction fees and expenses	600,000
$3,289,577

On March 30, 2009, we completed the sale of IceWEB Virginia, Inc., a wholly owned subsidiary, to ABC Networks, Inc., a privately held U.S. company. Pursuant to the terms of the transaction, ABC Networks, Inc. acquired 100% of the outstanding common stock of IceWEB, Virginia, Inc.

The aggregate sales price consisted of the following:

Common stock issued to purchaser	$80,000
Net book value of disposed subsidiary	(2,746,236)
$(2,666,236)

The following table summarizes the estimated fair values of IceWeb Virginia’s assets and liabilities disposed of at the date of the sale:

Intangible assets, net	$(53,565)
IceWEB, Inc. common stock	(80,000)
Accounts payable and accrued liabilities	2,799,801
Estimated gain on the sale	$2,666,236

EMPLOYEES

At June 11, 2010, we had 23 full-time employees, including our executive officers.  None of our employees are covered by collective bargaining agreements, and we believe our relationships with our employees to be good.

LEGAL PROCEEDINGS

We were named as the defendant in a legal proceeding brought by Charles Rothermel (the plaintiff) in the Equal Opportunity Commission. The plaintiff asserts that Iceweb discriminated against him on the basis of age. The case was filed on May 22, 2009. Plaintiff seeks reinstatement to his job.

We  were named as the defendant in a legal proceeding brought by FCN, Inc. (the plaintiff) in the Circuit Court for Montgomery County, Maryland. The plaintiff asserts that Iceweb failed to pay certain invoices for goods or services. FCN prevailed in the Circuit Court and this claim is being appealed to the Court of Special Appeals. The case was filed July 21, 2009. Plaintiff sought $114,038.82.

We were named as the defendant in a legal proceeding brought by Charles Rothermel (the plaintiff) in the Circuit Court of Loudoun County, Virginia. The plaintiff asserts that Iceweb failed to pay certain commissions and salary payments and is seeking $59,065.16. We have filed counterclaims to this claim. The case was filed December 12, 2009.

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We do not expect that the identified legal proceedings, individually, or in the aggregate, will have a material adverse impact on our company’s financial condition, results of operations, or liquidity.

PROPERTIES

We lease approximately 9,000 square feet of office and warehouse space in Sterling, Virginia from an unrelated third party which serves as our principal executive offices. Under the term of the two year lease which expires on March 31, 2011 we pay rent of approximately $75,600 per year which will increase 3% annually during the term of the lease.

MANAGEMENT

Our executive officers and directors, their ages and positions are as follows:

Name	Age	Positions
John R. Signorello	44	Chairman and Chief Executive Officer
Mark B. Lucky	51	Chief Financial Officer
Harold F. Compton (1)(2)	62	Director
Raymond H. Pirtle (2)	65	Director
Joseph L. Druzak (1)	54	Director
Jack Bush(1)	71	Director
Harry E. Soyster	71	Director

(1) Member of the Compensation Committee
(2) Member of the Audit Committee

John R. Signorello. Mr. Signorello has served as Chairman of the Board and CEO of IceWEB, Inc. since March 2000. From 1991 until September 1997, Mr. Signorello served as the Chief Executive Officer of STMS -”Solutions That Make Sense” - a private technology company which he founded that specialized in computer networks, systems integration and information technology. In 1996, STMS was ranked the 17th fastest growing technology company in America by The National Technology Council’s “The Fast Five Hundred”. In September 1997, the company was acquired by Steelcloud (Nasdaq: SCLD), and Mr. Signorello remained as Vice President of Sales and Marketing until November 1998.  Mr. Signorello is an accomplished musician, and serves as a principal in New York City Lights Entertainment. Mr. Signorello received a B.B.A. in Marketing from Radford University in 1989.

We believe that as a result of his years of managerial and operational experience, Mr. Signorello brings to the board of directors a demonstrated management ability at senior levels. In addition, his experience with a variety of technology companies brings valuable insight to his role as CEO and to our board of directors. These experiences, qualifications and attributes have led to our conclusion that Mr. Signorello should be serving as a member of our Board of Directors in light of our business and structure.

Mark B. Lucky. Mark B. Lucky has served as our Chief Financial Officer of IceWEB, Inc. since March 2007. He has over 25 years professional experience in high growth/start-up ventures and established companies with multi-industry experience including financial services, technology, software, real estate, biotech and entertainment and media. Prior to joining IceWEB, he consulted at Bearing Point on their financial restatement project. From 2004 to 2005 he was Vice President of Finance and Administration at Galt Associates, Inc., a Sterling, Virginia informatics/ technology and medical research services company and from 2001 to 2004 he was Vice President of Finance and Administration of MindShare Design, Inc., a San Francisco, California-based internet technology company. While at both Galt Associates, Inc. and MindShare Design, Inc. Mr. Lucky was the senior financial officer for the company, providing strategic and tactical analysis and managing day to day finance, accounting, cash management, financial reporting and human resource responsibilities. During his career Mr. Lucky has also been employed by Axys Pharmaceuticals, Inc., a NASDAQ-listed San Francisco, California-based early stage drug discovery biotech company (acting CFO and Senior Director of Finance), PriceWaterhouseCoopers, LLC, COMPASS Management and Leasing, Inc. (Vice President - Finance 1997 to 1998), Mindscape, Inc. (Director of Financial Planning and Analysis 1995 to 1996), The Walt Disney Company (Manager, Operations Planning & Analysis, Manager of Corporate Planning 1991 to 1995), and KPMG. Mr. Lucky is a CPA and received his B.A., Economics, from the University of California, Los Angeles.  Since March, 2009, Mr. Lucky has been a member of the Board of Directors and Chief Financial Officer of Hasco Medical, Inc. (OTCBB: HASC), a low cost provider of a broad range of home healthcare services that serve patients in Alabama, Florida, and Mississippi. Mr. Lucky devotes approximately 1% of his time to the business of Hasco Medical, Inc.  Since January, 2010,, Mr. Lucky has been a member of the Board of Directors and Chief Financial Officer of VOIS, Inc. (OTCBB: VOIS), a cloud computing technology company. Mr. Lucky devotes approximately 2% of his time to the business of VOIS Inc.

Harold F. Compton. Mr. Compton has been a member of our Board of Directors since June 2005. Mr. Compton most recently served as President and Chief Executive Officer, CompUSA Inc. He joined CompUSA in 1994 as Executive Vice President—Operations, becoming Chief Operating Officer in January 1995 and President/CompUSA Stores in July 1996. In March 2000, he became President and Chief Executive Officer, CompUSA Inc. Prior to joining CompUSA, he served as President and COO of Central Electric Inc. (1993 – 1994). Previously, he served as Executive Vice President—Operations and Human Resources, and Director of Stores for HomeBase (1989 – 1993), Senior Vice President—Operations, and Director of Stores for Roses Discount Department Stores (1986 – 1989), and held various management positions including Store Manager, District Manager, Regional Vice President and Zone Vice President for Zayre Corporation for 21 years (1965 – 1986). Mr. Compton served on the Board of Directors of Linens 'n Things, Inc. until its sale in February 2006. Mr. Compton was named to the Board of Directors of Maidenform. in April 2006. In June of 2009, Mr. Compton became the Chairman of the Board of Directors of Hasco Medical Inc, having served as a member of its Board since January 2009. Since March 2009 he has served as a member of the Board of Directors of VOIS Inc. (OTCBB: VOIS).  Mr. Compton was Co-Chairman and a 25.5% owner of the Country Sampler Stores, LLC, which filed for bankruptcy under Chapter 7 of the Federal Bankruptcy Code in 2006.

We believe that as a result of  his years of managerial and operational experience, Mr. Compton brings to the board of directors demonstrated management ability at senior levels. In addition, his experience as a director of a variety of companies, and his more than 30 years of experience as a retailer brings valuable insight to our board of directors.  These experiences, qualifications and attributes have led to our conclusion that Mr. Compton should be serving as a member of our Board of Directors in light of our business and structure.

Raymond Pirtle. Jr. Mr. Pirtle has been a member of our Board of Directors since June 2005. From 1966 until 1989 he was employed by J.C. Bradford & Co., a large regional investment banking and brokerage, departing as a general partner. From 1989 until 2001 he was a Director and co-head of institutional sales of Equitable Securities Corp., a banking and institutional brokerage firm later known as SunTrust Equitable. In 2001 he was one of the founding partners of Avondale Partners, LLC, an institutional equity research and investment banking firm focusing on small companies generally with a market cap in the range of $200 million to $2 billion, and Senior Managing Director of the firm until March 2005. In March 2005 Mr. Pirtle founded Clairidge Company, LLC, a consulting firm that represents micro-cap to small-cap companies with a public equity valuation under $200 million or larger companies that are seeking to attract broad attention from institutional portfolio managers, research analysts or investment bankers. Since 1985 Mr. Pirtle has been serving on the board of both public and private companies. He has been a director of Tricell, Inc. since September 2006,  and a director of Premier Global Services, Inc. (NYSE: PGI) since 1997.  He was previously a member of the audit committee of Tricell, a director and member of the audit and compensation committees of China Wind Systems, Inc. from 2008 to 2009, a director and member of the audit committee of eNucleus, Inc. from June to December, 2005 and a director and Chairman of the compensation committee of Sirrom Capital Corporation, from 1994 to 1998 which was acquired by Finova Group.

Mr. Pirtle is a veteran of the financial services industry, having spent the past three decades in a variety of senior roles in corporate finance, institutional sales, investment banking, and equity research. These experiences, qualifications and attributes have led to our conclusion that Mr. Pirtle should be serving as a member of our Board of Directors in light of our business and structure.

Joseph L. Druzak. Mr. Druzak has been a member of our Board of Directors since June 2005. After first joining the company more than 20 years ago, since 1985 Mr. Druzak has served President and CEO of Kreher Steel Company, LLC., a large, privately-held specialty steel distribution company serving such diverse markets as automotive, rail, construction, oil and gas, aerospace and defense.

With his years of managerial and operational experience, Mr. Druzak brings to the board of directors demonstrated management ability at senior levels and his insight and direction will assist the company in achieving its objectives. We believe that these experiences, qualifications and attributes have led to our conclusion that Mr. Druzak should be serving as a member of our Board of Directors in light of our business and structure.

Jack E. Bush. Mr. Bush has been a member of our Board of Directors since August 2005. Mr. Bush has served as the President of Raintree Partners, Inc., a management consulting company, since September 1995. He is also currently Chairman and Director of IdeaForest.com (Joann.com), and Vice Chairman and Director of FPE Corporation (Framed Picture Enterprises). From 1995 to 1999 he served as Chairman of Aaron Brothers Holding Company and of Carolina Art & Frame Co. He was a founder, Chief Concept Officer and Director of Artistree Art, Frame & Design Company. During this time he was also a Director of Cyberplay, New York Coffee & Bagels, Bradlees Stores, Stage Stores, Telequip and Jumbo Sports Company. He served on the board of Bradlees during a successful reorganization and served as special assistant to the board of Stage Stores during a successful reorganization. From 1997 to 1999 he served as Chairman, CEO and President of Jumbo Sports Co. From 1991 to August 1995, he was President and Director of Michaels Stores, Inc. and was Chairman of Michaels of Canada. The company grew from 136 to 530 stores and became the largest arts and crafts retailer in the world. Upon leaving the NASDAQ-listed company, sales reached $1.5 billion and had 22,000 associates. From 1990 to 1991 he served as Executive Vice President, Director of Operations and Stores for Ames Department Stores. From 1985 to 1990 Mr. Bush was President and Director of Roses stores, a NASDAQ-listed company. During his tenure the company grew to 226 stores with $1.6 billion in sales and 25,000 associates. From 1980 to 1985 He served as Vice President of Zayre Corporation, an NYSE-listed company responsible for 105 stores and $750 million in sales. From 1958 to 1980 he served in a variety of positions with J.C. Penney Company, an NYSE-listed company. Mr. Bush was a U.S. Air Force Reserve officer and holds a Bachelor of Science from the University of Missouri.

We believe that Mr. Bush’s extensive senior management, operational, and board experience bring valuable knowledge to our board of directors and that these experiences, qualifications and attributes have led to our conclusion that Mr. Bush should be serving as a member of our Board of Directors in light of our business and structure.

Harry E. Soyster.  General Soyster has been a member of our Board of Directors since March 2008.  General Soyster served as Director, Defense Intelligence Agency during Desert Shield/Storm.  He also served as Deputy Assistant Chief of Staff for Intelligence, Department of the Army; Commanding General, U.S. Army Intelligence and Security Command; and in the Joint Reconnaissance Center, Joint Chiefs of Staff.  In Vietnam, he was a field artillery battalion operations officer, and was twice decorated for valor and wounded in action.  Upon retirement, General Soyster was Vice President for International Operations with Military Professional Resources Incorporated where he helped pioneer the concept of providing retired military expertise to support emerging democracies in Eastern Europe and Africa.  In 2006, he served as Special Assistant to the SEC Army for World War II 60th Anniversary Commemorations.  Currently, he serves as consultant to numerous corporations and participates in studies by the Center for Strategic and International Studies and the National Institute for Public Policy.  In 1957, General Soyster graduated from the United States Military Academy with a Bachelor of Science degree in Engineering. He also holds a Master’s of Science degree in Chemistry from Pennsylvania State University in Chemistry and a Master’s of Science degree in Management from the University of Southern California. His military education includes completion of the Field Artillery School, Basic and Advanced Courses; the U.S. Army Command and General Staff College; and the National War College.  General Soyster has an active TS/SCI (Top Secret/Sensitive Compartmented Information) clearance.

General Soyster provides our board with extensive knowledge, experience, and relationships with agencies in the federal government.  He has significant organizational, operational, and managerial experience and we believe he brings valuable insight to growing our company and assist us in meeting our business objectives. We believe that these experiences, qualifications and attributes have led to our conclusion that General Soyster should be serving as a member of our Board of Directors in light of our business and structure.

There are no family relationship between any of the executive officers and directors. Directors are elected at our annual meeting of stockholders and hold office until the next annual meeting of stockholders or until his or her resignation, removal, or death. In addition to their individual skills and backgrounds which are focused on our industry as well as financial and managerial experience, we believe that the collectively skills and experience of our Board members are well suited to guide us as we continue to grow our company.

Committees of the Board of Directors

Our Board of Directors has created both an Audit Committee and a Compensation Committee. We do not have a Nominating Committee or any committee performing a similar function. The functions that such a committee would undertake are being undertaken by the entire board as a whole. We do not have a policy regarding the consideration of any director candidates which may be recommended by our stockholders, including the minimum qualifications for director candidates, nor has our Board of Directors established a process for identifying and evaluating director nominees. We have not adopted a policy regarding the handling of any potential recommendation of director candidates by our stockholders, including the procedures to be followed. Our Board has not considered or adopted any of these policies as we have never received a recommendation from any stockholder for any candidate to serve on our Board of Directors or any inquiry as to what the procedures may be if a stockholder wished to make such a recommendation.  Since 2008 the Board has been developing a nominating and approval process and policy to guide the handling of potential recommendations of board candidates. While there have been no nominations of additional directors proposed, in the event such a proposal is made, all members of our Board will participate in the consideration of director nominees.

Audit Committee. The Audit Committee of our Board of Directors was formed to assist the Board of Directors in fulfilling its oversight responsibilities for the integrity of our consolidated financial statements, compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of our internal audit function and independent auditors. The Audit Committee will also prepare the report that SEC rules require be included in our annual proxy statement. The Audit Committee has adopted a charter which sets forth the parameters of its authority The Audit Committee Charter provides that the Audit Committee is empowered to:

•
Appoint, compensate, and oversee the work of the independent registered public accounting firm employed by our company to conduct the annual audit. This firm will report directly to the audit committee;

•	Resolve any disagreements between management and the auditor regarding financial reporting;
•	Pre-approve all auditing and permitted non-audit services performed by our external audit firm;
•	Retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation;
•	Seek any information it requires from employees - all of whom are directed to cooperate with the committee’s requests - or external parties;
•	Meet with our officers, external auditors, or outside counsel, as necessary; and
•
The committee may delegate authority to subcommittees, including the authority to pre-approve all auditing and permitted non-audit services, provided that such decisions are presented to the full committee at its next scheduled meeting.

Each Audit Committee member is required to:

•
satisfy the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, and all rules and regulations promulgated by the SEC as well as the rules imposed by the stock exchange or other marketplace on which our securities may be listed from time to time, and

•	meet the definitions of “non-employee director” for purposes of SEC Rule 16b-3 and “outside director” for purposes of Section 162(m) of the Internal Revenue Code.
Each committee member is required to be financially literate and at least one member is to be designated as the “financial expert,” as defined by applicable legislation and regulation. No committee member is permitted to simultaneously serve on the audit committees of more than two other public companies. Mr. Pirtle is considered an “audit committee financial expert” under the definition under Item 407 of Regulation S-K. As we expand our Board of Directors with additional independent directors the number of directors serving on the Audit Committee will also increase.

A copy of the Audit Committee Charter is available on our website at www.iceweb.com under the “Investor Relations” tab.

Compensation Committee. The Compensation Committee was appointed by the Board to discharge the Board’s responsibilities relating to:

•	compensation of our executives,
•	equity-based compensation plans, including, without limitation, stock option and restricted stock plans, in which officers or employees may participate, and
•
arrangements with executive officers relating to their employment relationships with our company, including employment agreements, severance agreements, supplemental pension or savings arrangements, change in control agreements and restrictive covenants.

The Compensation Committee has adopted a charter. The Compensation Committee charter provides that the Compensation Committee has overall responsibility for approving and evaluating executive officer compensation plans, policies and programs of our company, as well as all equity-based compensation plans and policies. In addition, the Compensation Committee oversees, reviews and approves all of our ERISA and other employee benefit plans which we may establish from time to time. The Compensation Committee is also responsible for producing an annual report on executive compensation for inclusion in our proxy statement and assisting in the preparation of certain information to be included in other periodic reports filed with the SEC.

Each Compensation Committee member is required to:

•
satisfy the independence requirements of Section 10A(m)(3) of the Securities Exchange Act of 1934, and all rules and regulations promulgated by the SEC as well as the rules imposed by the stock exchange or other marketplace on which our securities may be listed from time to time, and

•	meet the definitions of “non-employee director” for purposes of SEC Rule 16b-3 and “outside director” for purposes of Section 162(m) of the Internal Revenue Code.

Pursuant to our Compensation Committee Charter, the Compensation Committee is charged with evaluating and recommending for approval by the Board of Directors the compensation of our executive officers. In addition, the Compensation Committee also evaluates and makes recommendations to the entire Board of Directors regarding grants of options which may be made as director compensation. The Compensation Committee does not delegate these authorities to any other persons nor does it use the services of any compensation consultants.

Messrs. Compton, Druzak and Bush are the members of our Compensation Committee. As we expand our Board of Directors with additional independent directors the number of directors serving on the Compensation Committee will also increase. A copy of the Compensation Committee Charter is available on our website at www.iceweb.com under the “Investor Relations” tab.

Code of Ethics

In May 2005, we adopted a Code of Business Conduct and Ethics applicable to our Chief Executive Officer, principal financial and accounting officers and persons performing similar functions. A Code of Business Conduct and Ethics is a written standard designed to deter wrongdoing and to promote:

•      honest and ethical conduct,
•      full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,
•      compliance with applicable laws, rules and regulations,
•      the prompt reporting violation of the code, and
•      accountability for adherence to the Code.

A copy of our Code of Business Conduct and Ethics is filed as an exhibit to this annual report. We will provide a copy, without charge, to any person desiring a copy of the Code of Business Conduct and Ethics, by written request to us at our principal offices to the attention of Corporate Secretary.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at September 30, 2009. The value attributable to any option awards is computed in accordance with accordance with ASC Topic 718, “Compensation – Stock Compensation (Formerly SFAS No. 123 (R), “Share-Based Payments. The assumptions made in the valuations of the stock awards and option awards are included in Note 13 of the Notes to our Financial Statements for the year ended September 30, 2009 appearing elsewhere in this prospectus.

SUMMARY COMPENSATION TABLE

Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

John Signorello (1)	2009	145,230		392,789				8,174	556,342
	2008	235,500		559,500	-			5,736	800,736

Mark B. Lucky (2)	2009	147,500		176,148	-			7,403	331,051
	2008	211,250		158,900	9,601			5,736	385,487

(1)        Mr. Signorello is our Chief Executive Officer. All other compensation in fiscal 2009 includes $8,174 which represents the value of health insurance premiums we pay for Mr. Signorello.  In fiscal 2009, we granted him 8,147,222 shares of our restricted common stock, valued at $392,789.  The compensation for Mr. Signorello in fiscal 2009 included $26,500 in salary that had been accrued and not yet paid.  All other compensation in fiscal 2008 includes $5,736 which represents the value of health insurance premiums we pay for Mr. Signorello. In fiscal 2008 we granted him 1,500,000 shares of our restricted common stock, valued at $559,500.  The compensation for Mr. Signorello in fiscal 2008 included $25,500 in salary that had been accrued and not yet paid.  The compensation table above excludes the compensation provided to Mr. Signorello as a member of the Board of Directors.

(2)        Mr. Lucky is our Chief Financial Officer. All other compensation in fiscal 2009 and 2008 represents the value of health insurance premiums we pay for Mr. Lucky. In fiscal 2009, we granted him 3,100,606 shares of our restricted common stock, valued at $176,148.  The compensation for Mr. Lucky in fiscal 2009 included $40,000 in salary that had been accrued and not yet paid.  In fiscal 2008 we granted him options to purchase 50,000 shares of our common stock with an exercise price of $0.001 valued at $9,601.  The compensation for Mr. Lucky in fiscal 2008 included $12,750  in salary that had been accrued and not yet paid

 How Mr. Signorello’s compensation is determined

Mr. Signorello, who has served as our CEO since March 2000, is not a party to an employment agreement with our company. His compensation is determined by the Compensation Committee of our Board of Directors. The Compensation Committee considered a number of factors in determining Mr. Signorello’s compensation including the scope of his duties and responsibilities to our company and the time he devotes to our business. The Compensation Committee did not consult with any experts or other third parties in fixing the amount of Mr. Signorello’s compensation. During fiscal 2009 Mr. Signorello’s compensation package included a base salary of $250,000 and company provided health care benefits.  Mr. Signorello’s compensation excludes option grants he received as a member of the Board of Directors.

How Mr. Lucky’s compensation is determined

Mr. Lucky, who has served as our CFO since March 2007, is not a party to an employment agreement with our company. His compensation is determined by the Compensation Committee of our Board of Directors. The Compensation Committee considered a number of factors in determining Mr. Lucky’s compensation including the scope of his duties and responsibilities to our company and the time he devotes to our business. The Compensation Committee did not consult with any experts or other third parties in fixing the amount of Mr. Lucky’s compensation. During fiscal 2009 Mr. Lucky’s compensation package included a base salary of $225,000 and company provided health care benefits. Mr. Lucky did not receive any stock option grants during this fiscal year.  The amount of compensation payable to Mr. Lucky can be increased at any time upon the determination of the Compensation Committee of our Board of Directors.

Director Compensation

We have not established standard compensation arrangements for our directors and the compensation payable to each individual for their service on our Board is determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf. The following table provides information concerning the compensation of our directors for their services as members of our Board of Directors for the fiscal year ended September 30, 2009.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Harold Compton (1)	—	—	10,149	—	—	—	10,149
Jack Bush (1)	—	—	10,149	—	—	—	10,149
John R. Signorello (1)	—	—	10,149	—	—	—	10,149
Raymond Pirtle (1)	—	—	10,149	—	—	—	10,149
Harry E. Soyster (1)	—	—	10,149	—	—	—	10,149
Joseph Druzak (1)	—	—	10,149	—	—	—	10,149

(1)
Includes the value of stock options issued during the year to purchase 250,000 shares of our common stock at an exercise price of $0.10 per share, and options to purchase 250,000 shares of our common stock at an exercise price of $0.075 per share.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of September 30, 2009:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	OPTION AWARDS					STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)

John R. Signorello	100,000	-		$0.70	04/29/2012
	435,000	65,000		$0.58	05/06/2015
	187,500	62,500		$0.60	09/06/2012
	250,000	-		$0.10	03/09/2014
	250,000	-		$0.075	05/11/2014

Mark Lucky	87,000	13,000		$0.58	5/6/2012
	126,000	24,000		$0.55	6/14/2012
	112,500	37,500		$0.60	9/6/2012
	15,000	35,000		$0.001	3/18/2013

STOCK OPTION PLAN

In August 2000, our Board of Directors adopted our 2000 Management and Director Equity Incentive and Compensation Plan (the “Plan”). The Plan was approved by our stockholders in August 2001. As amended in May 2006, June, 2007, February, 2009, and October, 2009, we have reserved an aggregate of 60,000,000 shares of common stock for issuance under the Plan. At November 30, 2009 we have granted options to purchase 10,944,108 shares of our common stock under the Plan. Our Board of Directors (or at their discretion a committee of our Board members) administers the Plan including, without limitation, the selection of recipients of awards under the Plan, the granting of stock options, restricted shares or performance shares, the determination of the terms and conditions of any such awards, the interpretation of the Plan and any other action they deem appropriate in connection with the administration of the Plan.

The purpose of the Plan is to advance our interests and those of our stockholders by providing a means of attracting and retaining key employees, directors and consultants. In order to serve this purpose, we believe the Plan encourages and enables key employees, directors and consultants to participate in our future prosperity and growth by providing them with incentives and compensation based on our performance, development and financial success. Participants in the Plan may include our officers, directors, other key employees and consultants who have responsibilities affecting our management, development or financial success.

Awards may be made under the Plan in the form of Plan options, shares of our common stock subject to a vesting schedule based upon certain performance objectives (“performance shares”) and shares subject to a vesting schedule based on the recipient’s continued employment (“restricted shares”). Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended or options that do not so qualify. Any incentive stock option granted under our Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. Only persons who are our officers or other key employees are eligible to receive incentive stock options and performance share grants. Any non-qualified stock option granted under our Plan must provide for an exercise price of not less than 50% of the fair market value of the underlying shares on the date of such grant.

The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors, provided that no Plan option may be exercisable more than three years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. The exercise price of the stock options may be paid in either:

•	cash, or
•	delivery of unrestricted shares of our common stock having a fair market value on the date of delivery equal to the exercise price, or

•	surrender of shares of our common stock subject to the stock option which has a fair market value equal to the total exercise price at the time of exercise, or
•	a combination of the foregoing methods.

All Plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution and, during the lifetime of the optionee, may be exercised only by such optionee. At the discretion of the Board of Directors, it may approve the irrevocable transfer, without payment, of non-qualified options to the option holder’s spouse, children, grandchildren, nieces or nephews, or to the trustee of a trust for the principal benefit of one or more such persons, or to a partnership whose partners are one or more of such persons. If an optionee’s employment is terminated for any reason, other than due to his or her death, disability or termination for cause, or if an optionee is not our employee but is a member of our Board of Directors and his or her service as a director is terminated for any reason, other than due to his or her death or disability, the Plan option granted may be exercised on the earlier of the expiration date or 90 days following the date of termination. If the optionee dies during the term of his or her employment, the Plan option granted to him or her shall lapse to the extent unexercised on the earlier of the expiration date of the Plan option or the date one year following the date of the optionee’s death. If the optionee’s employment, membership on the Board of Directors or engagement as a consultant terminates by reason of the optionee’s retirement, then the Plan option granted may be exercised until the earlier of 90 days following the date of termination or the expiration date. If the optionee is permanently and totally disabled within the meaning of Section 22(c)(3) of the Internal Revenue Code, the Plan option granted to him or her lapses to the extent unexercised on the earlier of the expiration date of the option or one year following the date of such disability.

At the time of the restricted share grant, the Board of Directors may determine the vesting schedule of such shares and that after vesting, such shares may be further restricted as to transferability or be subject to repurchase by us or forfeiture upon the occurrence of certain events. Awards of restricted shares must be accepted by the participant within 30 days of the grant.

At the time of the award of performance shares, the Board of Directors shall establish a range of performance goals to be achieved during the performance period, including, without limitation, earnings, return on capital, or any performance goal approved by our stockholders in accordance with Section 162(m) of the Internal Revenue Code. Attainment of the highest performance goal for the performance period will earn 100% of the performance shares awarded for the performance period; failure to attain the lowest performance goal will result in the participant earning no performance shares. Attainment of the performance goals will be calculated from our financial statements, excluding changes in federal income tax rates and the effect of non-recurring and extraordinary items. The performance goals may vary for different performance periods and need not be the same for each participant receiving an award during a performance period.

If the participant’s employment by us, membership on our Board of Directors, or engagement by us as a consultant is terminated before the end of any performance period, or upon the participant’s death, retirement or disability, the Board of Directors, taking into consideration the performance of such participant and our performance over the performance period, may authorize the issuance to the participant or his or her legal representative or designated beneficiary all or a portion of the performance shares which would have been issued to him or her had the participant’s employment, Board membership or consulting engagement continued to the end of the performance period. If the participant’s employment, Board membership or consulting engagement terminates before the end of the performance period for any other reason, all performance shares are forfeited.

Notwithstanding the foregoing, but subject to any stockholder approval or other requirements of Section 162(m) of the Internal Revenue Code, the Board of Directors in its discretion and as determined at the time of award of the performance shares, may provide the participant with the option of receiving cash in lieu of the performance shares in an amount determined at the time of award including, without limitation, by one or more of the following methods:

•	the fair market value of the number of shares subject to the performance shares agreement on the date of award, or
•	part or all of any increase in the fair market value since such date, or
•	part or all of any dividends paid or payable on the number of shares subject to the performance share agreement, or

•	any other amounts which in the Board’s sole discretion are reasonably related to the achievement of the applicable performance goals, or
•	any combination of the foregoing.

The purchase price for restricted shares or performance shares granted under the Plan shall be set by the Board of Directors but may not be less than par value. Payment of the purchase price for the restricted shares or performance share may be made in either,

•	cash, or
•	by delivery of unrestricted shares of our common stock having a fair
•	market value on the date of such delivery equal to the total
•	purchase price, or
•	a combination of either of these methods.

The restricted stock awards, performance stock awards and stock options are subject to accelerated vesting in the event of our change of control. We may, at our option, terminate all unexercised stock options 30 days after a change in control and pay to the participant holding these unexercised options cash in an amount equal to the difference between fair market value and the exercise price of the stock option. If the fair market value is less than the exercise price, we may terminate the options without payment to the holder. The per share purchase price of shares subject to Plan options granted under the Plan or related to performance share awards or restricted share awards may be adjusted in the event of certain changes in our capitalization, but any such adjustment shall not change the total purchase price payable upon the exercise in full of such option or award. No participant in our Plan has any rights as a stockholder until the shares subject to the Plan options or stock awards have been duly issued and delivered to him or her.

We have an option to purchase any shares of our common stock which have been issued to Plan participants pursuant to restricted stock awards, performance stock awards or stock options if the participant ceases to be our employee, a member of our Board of Directors or a consultant to us for any reason. We must exercise our repurchase right at the time of termination. The purchase price for any shares we repurchase will be equal to the fair market value of the our total stockholders’ equity divided by the total outstanding shares of our common stock on the last day of that calendar month, calculated on a fully-diluted basis. If we exercise our repurchase right, we much close the transaction within 20 days from the termination date. At closing, we are entitled to delivery of a one-year promissory note as payment for the purchase price or, at our option, we may pay same in cash at closing.

We also have a right of first refusal to meet the offer if the holder of any shares of our common stock awarded or issued pursuant to our Plan desires to sell such shares to a third party.

The Board of Directors may amend, suspend or terminate our Plan at any time, except that no amendment shall be made which:

•	affects outstanding Plan options or any exercise right thereunder, or
•	extends the term of any Plan option beyond 10 years, or
•	extends the termination date of the Plan.

Unless the Plan shall be earlier suspended or terminated, the Plan shall terminate 10 years from the date of the Plan’s adoption by our stockholders. Any such termination of our Plan shall not affect the validity of any Plan options previously granted there under.

LIMITATION ON LIABILITY

         Under our certificate of incorporation, our directors are not liable for monetary damages for breach of fiduciary duty, except in connection with:

o	breach of the director's duty of loyalty to us or our stockholders;
o	acts or omissions not in good faith or which involve intentional misconduct, fraud or a knowing violation of law;
o	a transaction from which our director received an improper benefit; or
o	an act or omission for which the liability of a director is expressly provided under Delaware law.

         In addition, our bylaws provides that we must indemnify our officers and directors to the fullest extent permitted by Delaware law for all expenses incurred in the settlement of any actions against such persons in connection with their having served as officers or directors.

         Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

From time to time we have borrowed operating funds from our Mr. John Signorello, our Chief Executive Officer, for working capital.  The advances were payable upon demand and were interest free.  At each of the last three fiscal year ends, 2007, 2008, and 2009, the amount owed to Mr. Signorello was $0.

On August 28, 2007 we sold 350,000 shares of common stock at a per share price of $0.50, valued at $175,000 to Harold Compton, a member of our Board of Directors.  The fair market value of our common stock on the date of the transaction was $0.67 per share

On June 8, 2009 we sold 1,000,000 shares of common stock at a per share price of $0.04, valued at $40,000 to Jack Bush, a member of our Board of Directors. The fair market value of our common stock on the date of the transaction was $0.07 per share.

On August 10, 2009 we sold 1,000,000 shares of common stock at a per share price of $0.04, valued at $40,000 to Joseph Druzak, a member of our Board of Directors. The fair market value of our common stock on the date of the transaction was $0.10 per share.

During March, 2009, we sold 2,000,000 shares of common stock at a per share price of $0.042, valued at $83,000 to an accredited investor who is a related party to an executive officer.   The fair market value of our common stock on the date of the transaction was $0.145 per share.  As of June 30, 2010 we had not received the proceeds from the investor and as a result we recorded the subscription receivable as a contra equity account on our balance sheet.

During November, 2009, we sold 1,000,000 shares of common stock, valued at $130,000 to Hal Compton, a member of our Board of Director for $40,000, and recognized stock based compensation expense of $90,000.

Five out of the 6 board members qualify as unrelated and independent, as they are independent from management and free from any interest, function, business or other relationship that could, or could reasonably be perceived to, materially, interfere with the Director’s ability to act in the our best interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At August 20, 2010, there were 126,790,175 shares of our common stock issued and 126,627,675 shares of our common stock outstanding. Our common stock is the only outstanding class of our voting securities. The following table sets forth, as of August 20, 2010, information known to us relating to the beneficial ownership of these shares by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of common stock;
•	each director;
•	each executive officer; and
•	all executive officers and directors as a group.

Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 22900 Shaw Road, Suite 111, Sterling, Virginia 20166.

We believe that all persons named in the table have sole voting and investment power with respect to all shares of beneficially owned by them. Under securities laws, a person is considered to be the beneficial owner of securities he owns and that can be acquired by him within 60 days from August 31, 2010 upon the exercise of options, warrants, convertible securities or other understandings. We determine a beneficial owner’s percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person and which are exercisable within 60 days of August 31, 2010, have been exercised or converted. Unless otherwise noted, the address of each of these principal stockholders is our principal executive offices.

	Amount and
	Nature of
	Beneficial	Percentage
Name of Beneficial Owner	Ownership	of Class

John R. Signorello (1)	18,384,785	14.39%
Hal Compton (2)	2,207,167	1.73%
Raymond H. Pirtle (3)	662,833	0.52%
Joseph L. Druzak (4)	1,629,959	1.28%
Mark B. Lucky (5)	6,432,439	5.06%
Ed Soyster (6)	45,000	0.04%
Jack Bush (7)	1,762,833	1.38%

All executive officers and as a group (seven persons)	31,125,016	24.41%

(1) The number of shares beneficially owned by Mr. Signorello includes options to purchase 50,000 shares of our common stock at an exercise price of $0.47 per share, options to purchase 100,000 shares of our common stock at an exercise price of $0.70 per share, options to purchase 500,000 shares of our common stock at an exercise price of $0.58 per share, options to purchase 250,000 shares of our common stock at an exercise price of $0.60 per share, and options to purchase 250,000 shares of our common stock at an exercise price of $0.10 per share.

(2) The number of shares beneficially owned by Mr. Compton includes options to purchase 50,000 shares of our common stock at an exercise price of $0.47 per share, options to purchase 100,000 shares of our common stock at an exercise price of $0.70, options to purchase 150,000 shares of our common stock at an exercise price of $0.60 per share, and options to purchase 182,167 shares of our common stock at an exercise price of $0.001 per share, and options to purchase 250,000 shares of our common stock at an exercise price of $0.10 per share.

(3) The number of shares beneficially owned by Mr. Pirtle includes options to purchase 50,000 shares of our common stock at an exercise price of $0.47 per share, options to purchase 100,000 shares of our common stock at an exercise price of $0.70, options to purchase 150,000 shares of our common stock at an exercise price of $0.60 per share, options to purchase 250,000 shares of our common stock at an exercise price of $0.10 per share, and options to purchase 112,833 shares of our common stock at an exercise price of $0.001 per share.

(4) The number of shares beneficially owned by Mr. Druzak includes options to purchase 50,000 shares of our common stock at an exercise price of $0.47 per share, options to purchase 100,000 shares of our common stock at an exercise price of $0.70, options to purchase 150,000 shares of our common stock at an exercise price of $0.60 per share, and options to purchase 26,833 shares of our common stock at an exercise price of $0.001 per share.

(5) The number of shares beneficially owned by Mr. Lucky includes options to purchase 100,000 shares of our common stock at an exercise price of $0.58 per share, options to purchase 150,000 shares of our common stock at an exercise price of $0.55 per share, and options to purchase 150,000 shares of our common stock at an exercise price of $0.60 per share, and options to purchase 25,833 shares of our common stock at an exercise price of $0.001 per share.

(6) The number of shares beneficially owned by Mr. Soyster includes options to purchase 24,000 shares of our common stock at an exercise price of $0.37 per share, and options to purchase 21,000 shares of our common stock at an exercise price of $0.001 per share.

(7) The number of shares beneficially owned by Mr. Bush includes options to purchase 50,000 shares of our common stock at an exercise price of $0.47 per share, options to purchase 100,000 shares of our common stock at an exercise price of $0.70, options to purchase 150,000 shares of our common stock at an exercise price of $0.60 per share, and options to purchase 112,883 shares of our common stock at an exercise price of $0.001 per share, and options to purchase 250,000 shares of our common stock at an exercise price of $0.10 per share.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table sets forth securities authorized for issuance under equity compensation plans, including individual compensation arrangements, by us under our 2000 Management and Director Equity Incentive and Compensation Plan and any compensation plans not previously approved by our stockholders as of September 30, 2009.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plan category

Plans approved by our stockholders:
2000 Management and Director Equity Incentive and Compensation Plan	10,944,483	$0.27	3,904,752

Plans not approved by stockholders:
None	0	n/a	n/a

A description of each of these plans is contained later in this report under Part III Item 10. Executive Compensation – Stock Option Plan.

USE OF PROCEEDS

We are registering these shares pursuant to the registration rights granted to the Selling Stockholders in connection with a registration rights agreement with the Selling Stockholders.  The Selling Stockholders will receive all of the net proceeds from the sale of the shares of our common stock offered for resale by them under this prospectus.  We will not receive any proceeds from the resale of shares of our common stock by the Selling Stockholders covered by this prospectus; however, we will receive proceeds from cash payments made in connection with the exercise of warrants held by Selling Stockholders that are covered by this prospectus. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes.

SELLING STOCKHOLDERS

We are registering for resale shares of our common stock. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the “Plan of Distribution.” The information included below is based on information that has been provided to us by or on behalf of the selling stockholders. The information assumes all of the shares covered hereby are sold or otherwise disposed of by the Selling Stockholders pursuant to this prospectus. However, we do not know whether the selling stockholders will in fact sell or otherwise dispose of the shares of common stock listed next to their names below.

The following table sets forth:

•	the name of the selling stockholders,

•	the number of shares of our common stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

•
the number and percentage of shares of our common stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

					Shares of Common Stock Beneficially
Shares of Common Stock Beneficially Owned Prior to this Offering					Owned After this Offering
	Number of
	Shares Owned		% of		Number of Shares	% of
	Prior to the		Outstanding	Number of	Owned After the	Outstanding
Name of Selling Stockholder	Offering		Shares (1)	Shares Offered	Offering	Shares (1)

Gregory J. Moss	3,090,000	(37)	2.28%	2,250,000	840,000	0.62%
Lee and Susan Fishman	1,450,000	(2)	1.07%	1,450,000	0	0.00%
Saul R. Epstein	1,500,000	(3)	1.11%	1,500,000	0	0.00%
Richard Famiglietti	1,500,000	(4)	1.11%	1,500,000	0	0.00%
Stanton and Renee Cherry	450,000	(5)	0.33%	450,000	0	0.00%
Jon R. Perry	750,000	(6)	0.56%	750,000	0	0.00%
Neil R. Rosen	750,000	(7)	0.56%	750,000	0	0.00%
William S. Goodman	750,000	(8)	0.56%	750,000	0	0.00%
Daniel Erlanger	187,500	(9)	0.14%	187,500	0	0.00%
Michael W. Goodman	1,500,000	(10)	1.11%	1,500,000	0	0.00%
Richard B. Goodman	300,000	(11)	0.22%	300,000	0	0.00%
Steven M. Recht and Geri C. Recht, JTWROS	225,000	(12)	0.17%	225,000	0	0.00%
David D Feuer Trust	75,000	(13)	0.06%	75,000	0	0.00%
Peter Marmaros	750,000	(14)	0.56%	750,000	0	0.00%
Susan G Feuer	150,000	(15)	0.11%	150,000	0	0.00%
David D Feuer DDS PA PST	75,000	(16)	0.06%	75,000	0	0.00%
Dino S. Colombo	375,000	(17)	0.28%	375,000	0	0.00%
Lawrence J. Wert	375,000	(18)	0.28%	375,000	0	0.00%
James S. Ruttenberg	37,500	(19)	0.03%	37,500	0	0.00%
Bradley G. Bulloch	187,500	(20)	0.14%	187,500	0	0.00%
Dean A. Suhre	307,500	(21)	0.23%	307,500	0	0.00%
Richard David Doermer	750,000	(22)	0.56%	750,000	0	0.00%
James P. & Susan B. Geiskopf Charitable Remainder Unitrust	750,000	(23)	0.56%	750,000	0	0.00%
Larry Kubinski	750,000	(24)	0.56%	750,000	0	0.00%
William Smith	225,000	(25)	0.17%	225,000	0	0.00%
Victor J. Dowling, Jr.	187,500	(26)	0.14%	187,500	0	0.00%
Ben Johnston and Anne Johnston	300,000	(27)	0.22%	300,000	0	0.00%
David Charnota	675,000	(28)	0.50%	675,000	0	0.00%
Lester B. Boelter	750,000	(29)	0.56%	750,000	0	0.00%
Nicholas Carosi III	750,000	(30)	0.56%	750,000	0	0.00%
David A. Dent	750,000	(31)	0.56%	750,000	0	0.00%
Robert A. Melnick	300,000	(32)	0.22%	300,000	0	0.00%
Sam J. Piccione III	75,000	(33)	0.06%	75,000	0	0.00%
Ed Kraus	10,817		0.01%	10,817	0	0.00%
Michael M. Schmahl	750,000	(34)	0.56%	750,000	0	0.00%
Jesup & Lamont Securities Corp.	877,100	(35)	0.65%	877,100	0	0.00%
John E Kyees and Judy A. Kyees	187,500	(36)	0.14%	187,500	0	0.00%
Avnet, Inc.	300,000		0.22%	300,000	0	0.00%
International Business Machines Corporation	1,000,000		0.74%	1,000,000	0	0.00%
Optimus Capital Partners, LLC	2,678,571		1.99%	2,678,571	0	0.00%
	26,851,488			26,011,488	840,000

(1)             Based on 126,627,675 shares of common stock outstanding as of August 31, 2010.
(2)             Includes 550,000 shares of common stock issuable upon the exercise of outstanding warrants.
(3)             Includes 500,000 shares of common stock issuable upon the exercise of outstanding warrants.
(4)             Includes 500,000 shares of common stock issuable upon the exercise of outstanding warrants.
(5)              Includes 150,000 shares of common stock issuable upon the exercise of outstanding warrants.
(6)              Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants.
(7)              Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants.

(8)             Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants.
(9)             Includes 62,500 shares of common stock issuable upon the exercise of outstanding warrants.
(10)                 Includes 500,000 shares of common stock issuable upon the exercise of outstanding warrants.
(11)                 Includes 100,000 shares of common stock issuable upon the exercise of outstanding warrants.
(12)                 Includes 75,000 shares of common stock issuable upon the exercise of outstanding warrants.
(13)                 Includes 25,000 shares of common stock issuable upon the exercise of outstanding warrants.
(14)                 Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants.
(15)                 Includes 50,000 shares of common stock issuable upon the exercise of outstanding warrants.
(16)                 Includes 25,000 shares of common stock issuable upon the exercise of outstanding warrants.
(17)                 Includes 125,000 shares of common stock issuable upon the exercise of outstanding warrants.
(18)                 Includes 125,000 shares of common stock issuable upon the exercise of outstanding warrants.
(19)                 Includes 12,500 shares of common stock issuable upon the exercise of outstanding warrants.
(20)                 Includes 62,500 shares of common stock issuable upon the exercise of outstanding warrants.
(21)                 Includes 102,500 shares of common stock issuable upon the exercise of outstanding warrants.
(22)                 Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants.
(23)                 Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants.
(24)                 Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants.
(25)                 Includes 75,000 shares of common stock issuable upon the exercise of outstanding warrants.
(26)                 Includes 62,500 shares of common stock issuable upon the exercise of outstanding warrants.
(27)                 Includes 100,000 shares of common stock issuable upon the exercise of outstanding warrants.
(28)                 Includes 225,000 shares of common stock issuable upon the exercise of outstanding warrants.
(29)                 Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants.
(30)                 Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants.
(31)                 Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants.
(32)                 Includes 100,000 shares of common stock issuable upon the exercise of outstanding warrants.
(33)                 Includes 25,000 shares of common stock issuable upon the exercise of outstanding warrants.
(33)                 Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants.
(34)                 Includes 250,000 shares of common stock issuable upon the exercise of outstanding warrants.
(35)                 Includes 877,100 shares of common stock issuable upon the exercise of outstanding warrants.
(36)                 Includes 62,500 shares of common stock issuable upon the exercise of outstanding warrants
(37)                 Includes 750,000 shares of common stock issuable upon the exercise of outstanding warrants.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 1,000,000,000 shares of common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of August 31, 2010 there were 126,627,675 shares of common stock and 626,667 shares of Series B preferred stock issued and outstanding.

COMMON STOCK

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of preferred stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

PREFERRED STOCK

We are authorized to issue 10,000,000 shares of preferred stock issuable in such series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as the Board of Directors may determine. The preferred stock is so-called "blank check" preferred stock, which means that our Board of Directors, in its sole discretion, are able to issue the shares of preferred stock in one or more series of classes having such terms, designations and preferences as determined by the Board of Directors and without authorization or confirmation by our stockholders.

Series B Convertible Preferred Stock

The designations, rights and preferences of the Series B Convertible Preferred Stock provide:

•
no dividends are payable on the Series B Convertible Preferred Stock. So long as these shares are outstanding, we cannot pay dividends on our common stock nor can it redeem any shares of its common stock, the shares of Series B Convertible Preferred Stock do not have any voting rights, except as may be provided under Delaware law,

•
so long as the shares are outstanding, we cannot change the designations of the Series B Convertible Preferred Stock, create a class of securities that in the instance of payment of dividends or distribution of assets upon our liquidation ranks senior to or pari passu with the Series B Convertible Preferred Stock or increase the number of authorized shares of Series B Convertible Preferred Stock, the shares carry a liquidation preference of $0.2727 per share,

•
each share of Series B Convertible Preferred Stock is convertible at the option of the holder into one share of our common stock based upon an initial conversion value of $0.2727 per share. The conversation ratio is subject to adjustment in the event of stock dividends, stock splits or reclassification of our common stock. The conversion ratio is also subject to adjustment in the event we should sell any shares of its common stock or securities convertible into common stock at an effective price less than the conversion ratio then in effect, in which case the conversion ratio would be reduced to the lesser price. No conversion of the Series B Convertible Preferred Stock may occur if a conversion would result in the holder, and any of its affiliates beneficially owning more than 4.9% of our outstanding common shares following such conversion. This provision may be waived or amended only with the consent of the holders of all of the Series B Convertible Preferred Stock and the consent of the holders of a majority of our outstanding shares of common stock who are not affiliates,

•
so long as the Series B Convertible Preferred Stock is outstanding, we have agreed not to issue any rights, options or warrants to holders of its common stock entitling the holders to purchase shares of its common stock at less than the conversion ratio without the consent of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock. If we should elect to undertake such an issuance and the Series B holders consent, the conversion ratio would be reduced. Further, if we should make a distribution of any evidence of indebtedness or assets or rights or warrants to subscribe for any security to our common stockholders, the conversion value would be readjusted,

•	the shares of Series B Convertible Preferred Stock automatically convert into shares of our common stock in the event of change of control of our company, and

•
so long as the shares of Series B Convertible Preferred Stock are outstanding, we cannot sell or issue any common stock, rights to subscribe for shares of common stock or securities which are convertible or exercisable into shares of common stock at an effective purchase price of less than the then conversion value of the Series B Convertible Preferred Stock.

During fiscal 2009, the remaining 626,667 shares of Series B Preferred Stock were acquired from the original holders by John Signorello, our CEO, for total consideration of $75,000.

On the date of issuance of the Series B Preferred Stock, the effective conversion price was at a discount to the price of the common stock into which it was convertible. In fiscal 2006, we recorded a $500,000 preferred stock dividend related to the beneficial conversion feature and the fair value of the warrants granted in connection with the preferred stock.

The warrants issued in conjunction with the Series B Convertible Preferred Stock transaction were fully converted into shares of our common stock in fiscal 2008.  There are no outstanding warrants related to the Series B Convertible Preferred Stock transaction.

COMMON STOCK PURCHASE WARRANTS

We currently have outstanding common stock purchase warrants to purchase an aggregate of 8,142,100 shares of our common stock at exercise prices ranging from $0.20 per share to $2.00 per share. These warrants expire between May 31, 2011 and February 28, 2015. The exercise price of the warrants is subject to pro-rata adjustment in the event of stock splits, recapitalizations and similar corporate events.

TRANSFER AGENT

Our transfer agent is Olde Monmouth Stock Transfer, 200 Memorial Pkwy, Atlantic Highlands, NJ 07716. Its telephone number is (732) 872-2727.

SHARES ELIGIBLE FOR FUTURE SALE

As of August 31, 2010 there were 126,627,675 shares of common stock and 626,667 shares of Series B preferred stock issued and outstanding, of which approximately 50,837,011 are "restricted securities." In general, under Rule 144, as currently in effect, a person, or person whose shares are aggregated, who is not our affiliate or has not been an affiliate during the prior three months and owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to make unlimited public resales of such shares provided there is current public information available at the time of the resales. After a one-year holding period a non-affiliate is entitled to make unlimited public resales of our shares without the requirement that current public information be available at the time of the resales. A person, or persons whose shares are aggregated, who are affiliates of our company and own shares that were purchased from us, or any affiliate, at least six months previously is entitled to sell within any three month period, a number of shares of our common stock that does not exceed the greater of 1% of the then outstanding shares of our common stock, subject to manner of sale provisions, notice requirements and the availability of current public information about us.

Future sales of restricted common stock under Rule 144 could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP, 2200 Corporate Boulevard, N.W., Boca Raton, Florida  33431.

EXPERTS

Our financial statements as of and for the years ended September 30, 2009 and 2008 included in this prospectus have been audited by Sherb & Co., LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Securities and Exchange Commission the registration statement on Form S-1 under the Securities Act of 1933 for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by Securities and Exchange Commission rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement.

We file annual and special reports and other information with the Securities and Exchange Commission. Certain of our filings are available over the Internet at the Securities and Exchange Commission's web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

INDEX TO FINANCIAL STATEMENTS

1.	Unaudited consolidated financial statements for the three and nine months ended June 30, 2010 including:

PAGE #

Balance Sheets;	F-2
Statements of Operations;	F-3
Statements of Changes in Stockholders' Deficit; and
Statements of Cash Flows;	F-4
Notes to Financial Statements	F-5

2.	Audited consolidated financial statements for the years ending September 30, 2009 and 2008.

ICEWEB, Inc.
Consolidated Balance Sheets

	June 30, 2010	September 30, 2009
	(Unaudited)	(1)
CURRENT ASSETS:
Cash	$1,276,863	$3,310
Accounts receivable, net	1,691,605	424,919
Inventory	114,746	151,361
Other current assets	13,750	6,390
Prepaid expenses	42,544	25,180
	3,139,508	671,160
OTHER ASSETS:
Property and equipment, net	524,119	752,162
Deposits	13,320	13,320
Marketable Securities	800,000	-
Intangible assets, net	607,725	790,042
Total Assets	$5,084,672	$2,226,684

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,903,186	$1,971,376
Notes payable	1,753,194	1,847,755
Deferred revenue	47,584	10,261
	3,703,964	3,829,392
LONG-TERM LIABILITIES
Notes Payable	1,057,554	934,756

Total Liabilities	4,761,518	4,764,148

STOCKHOLDERS' EQUITY (DEFICIT)
Series B convertible preferred stock ($.001 par value; 626,667 shares issued and outstanding)	626	626
Common stock ($.001 par value; 1,000,000,000 shares authorized; 121,951,604 shares issued and 121,789,104 shares outstanding)	121,791	68,471
Additional paid in capital	26,974,988	20,064,997
Accumulated deficit	(27,430,251)	(22,658,558)
Accumulated other comprehensive income	752,000	-
Subscription receivable	(83,000)	-
Treasury stock, at cost, (162,500 shares)	(13,000)	(13,000)

Total stockholders' equity (deficit)	323,154	(2,537,464)

Total Liabilities and Stockholders Equity (Deficit)	$5,084,672	$2,226,684

(1) Derived from audited financial statements

See accompanying notes to unaudited consolidated financial statements

ICEWEB, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
	June 30		June 30
	2010	2009	2010	2009

Sales	$1,203,878	$826,182	$2,815,900	$3,936,472

Cost of sales	613,287	404,641	1,343,006	2,478,707

Gross profit	590,591	421,541	1,472,894	1,457,765

Operating expenses:
Marketing and selling	404,443	357,596	1,189,661	864,184
Depreciation and amortization expense	165,585	85,793	495,984	432,839
Research and development	167,061	94,020	353,092	250,450
General and administrative	1,130,005	688,154	3,783,654	1,739,492

Total Operating Expenses	1,867,094	1,225,563	5,822,391	3,286,965

Loss From Operations	(1,276,503)	(804,022)	(4,349,497)	(1,829,200)

Other income (expenses):
Gain/(loss) from sale of assets	-	-	-	3,452,236
Interest income	-	-	-	1,142
Interest expense	(147,240)	(144,884)	(422,196)	(510,178)

Total other income (expenses):	(147,240)	(144,884)	(422,196)	2,943,200

Net income (loss)	$(1,423,743)	$(948,906)	$(4,771,693)	$1,114,000

Basic income (loss) per common share	$(0.01)	$(0.02)	$(0.05)	$0.03
Diluted income (loss) per common share	$(0.01)	$(0.02)	$(0.05)	$0.03

Weighted average common shares outstanding basic	110,570,437	38,794,632	92,635,584	35,431,837
Weighted average common shares outstanding diluted	110,570,437	38,794,632	92,635,584	37,637,725

See accompanying notes to unaudited consolidated financial statements

ICEWEB, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	June 30,
	2010	2009

NET CASH USED IN OPERATING ACTIVITIES	$(2,900,065)	$(1,396,144)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(85,624)	(28,318)
Investment in marketable securities	(48,000)	-
NET CASH USED IN INVESTING ACTIVITIES	(133,624)	(28,318)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of equipment financing	-	(45,114)
Proceeds from the sale of restricted common stock	2,320,630	97,000
Proceeds from notes payable	985,900	7,060,871
Payments on notes payable	(957,662)	(6,122,036)
Proceeds from exercise of common stock options	1,898,374	454,300

NET CASH PROVIDED BY FINANCING ACTIVITIES	4,247,242	1,445,021

NET INCREASE IN CASH	1,213,553	20,559

CASH - beginning of period	63,310	4,780

CASH - end of period	$1,276,863	$25,339

Supplemental disclosure of cash flow information:
Cash paid for :
Interest	$402,056	$365,294
Income taxes

See accompanying notes to unaudited consolidated financial statements

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 - NATURE OF BUSINESS

Headquartered just outside of Washington, D.C., we manufacture and market Unified Data Storage, purpose built appliances, network and cloud attached storage solutions and deliver on-line cloud computing application services.  Our customer base includes U.S. government agencies, enterprise companies, and small to medium sized businesses (SMB).  We have three key product offerings:

•	IceWEB Storage Systems

•	Custom Built Appliances

•	Cloud Based Software and Services

IceWEB Storage Systems

IceWEB is a provider of high performance Unified Network Storage solutions.  We believe that our product offerings have broad appeal in the small to medium enterprise (SME) and federal marketplaces, and are used as core building blocks (enabling technologies) within business critical storage infrastructure for a diverse group of data-intensive key vertical market segments such as geospatial information systems, entertainment, security and defense, higher education, Internet Service Providers (ISP’s), Managed Service Providers (MSP’s), oil and gas, and health care.  Our innovative storage systems deliver levels of performance, scalability, versatility and simplicity that exceed existing network storage alternatives at a significantly lower price point.  Our Unified Network Storage offering is deployed as storage operating system software on our Network-Attached Storage (NAS) and Storage Area Network (SAN) systems.  This IceWEB Unified Network Storage environment empowers companies to quickly and easily deploy large, complex data storage infrastructure environments; to reduce administrative costs for managing their storage by making complex technical tasks far more simple to accomplish; to reduce hardware and capital expenditure costs by more effectively using the storage within the system and repurposing older legacy hardware; to protect their business critical data by leveraging the IceWEB 5000 built-in data replication features; and to integrate with the leading server virtualization software (VMware, Citrix Xen and Microsofts HyperV) to better manage those solutions.

The IceWEB Unified Storage products replace complex and performance-limited products with high performance, scalable and easy to use systems capable of handling the most data intensive applications and environments.

Custom Built Appliances

IceWEB has been building Purpose Built Network and Data Appliances for several years.  Purpose Built Network and Data Appliances are systems which provide computing resources (processors and memory), data storage, and specific software for a dedicated application.  Historically, the appliance products that IceWEB has built have supported a single large business partner, ESRI Corporation.  In this relationship, IceWEB and ESRI have collaborated to create a family of ultra-high performance IceWEB/ESRI Geographic Information System (GIS) appliances that give customers access to massive amounts of data with unprecedented levels of performance.  IceWEB creates, builds and ships a line of GIS appliances for ESRI which includes a full set of ESRI GIS data pre-loaded on internal storage.  ESRI Corporation has the responsibility for marketing these appliances to their customers and business partners via their worldwide sales and consultancy organization.  IceWEB also periodically distributes updates for these GIS appliances, which is a source of recurring revenue for us.

IceWEB, in an effort to capitalize on what has been a successful model built within the Geographical Information System space, with ESRI has expanded our marketing of our appliance design, manufacturing and support capabilities to additional prospective partners.  In October 2009 IceWEB, Spot Image (a large satellite GIS data provider based in France), and Google Corporation agreed that IceWEB would build an appliance to deliver GIS imagery from Spot Image satellite data, powered by Google Earth Enterprise.  This Google Earth Engine appliance will be marketed worldwide through existing Spot Image and Google business partners.  IceWEB has also recently introduced a Cloud Storage Appliance, a device which allows organizations and/or service providers to rapidly and easily deploy cloud based storage services to their constituents and customers.  We are aggressively pursuing other Purpose Built Appliance opportunities and hope that this strategy will begin to contribute significantly to our business ramping over the next six months.  Our goal is that the Appliance business segment be grown to contribute approximately 35% of overall business revenue by the end of Fiscal Year 2010.  We expect to achieve this through our ongoing sales, marketing and research and development efforts, funded by operations.

Cloud Based Software and Services

In December 2005, IceWEB launched IceMAIL TM , a software service that provides network–hosted groupware, email, calendaring and collaboration functionality.  Typical customers are organizations desiring to deploy Microsoft Exchange and Outlook who wish to avoid the overhead associated with procurement, maintainence and management of their own equipment and software.   These online services subsequently were expanded to include IcePORTAL TM , which provides customers with a complete Intranet portal, and IceSECURE TM , a hosted email encryption service.  Formerly referred to as “Software as a Service” (SaaS), we refer to these hosted services today as Cloud Computing or Cloud Services.  The benefits of Cloud Computing are many.  First, adoption of an application, infrastructure or storage environment is available on demand requiring no capital expenditures by the customer.  This represents an attractive proposition from a financial perspective.  Second, this model significantly diminishes the need for the customer to retain highly-paid internal technical staff to support these traditional IT functions, freeing these critical resources to focus on tasks related to the core business.  Finally, the application software, hardware, and infrastructure needs of organizations are constantly growing and evolving – Cloud Computing allows ad-hoc allocation of resources, cost free software upgrades and freedom from hardware/infrastructure obsolescence.

Sale of IceWEB Virginia, Inc. (doing business as IceWeb Solutions Group)

As described elsewhere herein, in March 2009 we sold our interest in IceWEB Virginia, Inc. (dba IceWEB Solutions Group) subsidiary to an unrelated third party in exchange for the assumption of approximately $3.2 million in liabilities and 1,000,000 shares of our common stock valued at $80,000.  IceWEB Virginia, Inc. was a provider of computer network security products and services such as access control, wide area network optimization, content filtering, email security, intrusion detection, to the Federal, State, and Local government entities.  This subsidiary accounted for 43% and 91% of our revenues for fiscal years 2009 and 2008, respectively.  We sold this business in order for us to be able to focus on our high margin storage business.

Research and development

Research and development expenses consist primarily of personnel-related expenses, costs of prototype equipment, costs of using contractors, allocated facility and IT overhead expenses and depreciation of equipment used in research and development activities. We expense research and development costs as incurred. We intend to continue to invest significantly in our research and development efforts which we believe are essential to maintaining our competitive position. As a result, we expect research and development expenses to increase in absolute dollars, although we expect these expenses to decrease as a percentage of revenue.

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 1 - NATURE OF BUSINESS (continued)

Intellectual Property

Success in our technological markets depends, in part, upon our ability to obtain and maintain proprietary protection for its products, technology and know-how.  This must be accomplished without infringing the proprietary rights of others and while simultaneously preventing others from infringing upon our proprietary rights.

IceWEB seeks to protect its proprietary positions by, among other methods, filing patent applications. Patent efforts are focused in the United States and, when justified by cost and strategic importance, we plan to file related foreign patent applications in jurisdictions such as the European Union and Japan. The company has retained an Intellectual Property Law firm and is in the process of preparing filings for two or more provisional patents (Cloud Storage Appliance and WISCSI technologies respectively).

Pending patent applications relate to the rapid ingestion of massive amounts of video and other data and other network storage concepts.   It is unknown if any of the patent applications will issue as patents.  The patent applications may be opposed, contested, circumvented, designed around by a third-party, or found to be invalid or unenforceable.

Copyright law, trademarks and trade secret agreements are also used to protect and maintain proprietary positions.   Our proprietary information is protected by internal and external controls, including contractual agreements with employees, end-users and channel partners. There is no assurance that these parties will abide by the terms of their agreements.

Trademarks are used on some of the IceWEB products and these distinctive marks may be an important factor in marketing the products.  Inline® and Inline logo trademarks have been registered in the United States.

Purchase of Interest in VOIS Inc.

As also described later in this section, in November 2009 we purchased for $48,000 an approximately 16% interest in VOIS Inc. (OTCBB: VOIS), a development stage company that operates a social commerce website where people can find and do business with buyers and sellers of on-demand work or manufacturing around the world.  We acquired a strategic interest in VOIS to enter the Cloud Computing marketplace and deploy our storage products in conjunction with VOIS’ product offerings.  In exchange for this strategic interest, VOIS received access to distribute IceMAIL, IcePORTAL, and IceSECURE to their existing and prospective new user base, and IceWEB’s cloud storage network.

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and with the instructions to Securities and Exchange Commission (“SEC”) Form 10-Q and Article 10 of SEC Regulation S-X. Accordingly, they do not include all the information and footnote disclosures required by GAAP for complete financial statements. For further information, these financial statements should be read in conjunction with the audited consolidated financial statements and related notes contained in the Company’s Annual Report on Form 10-K (File No. 000-27865) for the year ended September 30, 2009 (“Form 10-K”).

The unaudited consolidated financial statements contain all normal recurring accruals and adjustments that, in the opinion of management, are necessary to state fairly the Company’s consolidated financial position at June 30, 2010, and the consolidated results of its operations for the three and nine months ended June 30, 2010 and 2009, and the consolidated cash flows for the three and nine months ended June 30, 2010 and 2009. The results of operations for the three and nine months ended June 30, 2010 are not necessarily indicative of the results to be expected for the full year.

The consolidated balance sheet at September 30, 2009 has been derived from the audited consolidated financial statements at that date but does not include all footnote disclosures required by GAAP.

The Company’s significant accounting policies are disclosed in the Company’s Form 10-K.  These financial statements consider subsequent events through the date of filing with the Securities and Exchange Commission.

Fiscal Year

The fiscal year ends on September 30. References to fiscal 2010, for example, refer to the fiscal year ending September 30, 2010.

Recent Accounting Pronouncements

Subsequent Events:   In February 2010, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2010-09 “Subsequent Events (Topic 855) – Amendments to Certain Recognition and Disclosure Requirements.”   ASU 2010-09 amends the subsequent events disclosure guidance.  The amendments include a definition of an SEC filer, requires an SEC filer or conduit bond obligor to evaluate subsequent events through the date the financial statements are issued, and removes the requirement for an SEC filer to disclose the date through which subsequent events have been evaluated.  ASU 2010-09 was effective upon issuance except for the use of the issued date for conduit debt obligors.  The impact of ASU 2010-09 on our disclosures is reflected in Note 15 - Subsequent Events.

Fair Value Measurements and Disclosures:   In January 2010, the FASB issued ASU No. 2010-06 “Fair Value Measurements and Disclosures (Topic 820) – Improving Disclosures about Fair Value Measurements.”   ASU 2010-06 amends the fair value disclosure guidance.  The amendments include new disclosures and changes to clarify existing disclosure requirements.  ASU 2010-06 was effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements of Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years.  The impact of ASU 2010-06 on our disclosures is reflected in Note 10 - Fair Value Measurements.

Consolidations:   In December 2009, the FASB issued ASU No. 2009-17 (formerly Statement No. 167), “Consolidations (Topic 810) – Improvements to Financial Reporting for Enterprises involved with Variable Interest Entities” . ASU 2009-17 amends the consolidation guidance applicable to variable interest entities. The amendments to the consolidation guidance affect all entities, as well as qualifying special-purpose entities (QSPEs) that are currently excluded from previous consolidation guidance. ASU 2009-17 was effective as of the beginning of the first annual reporting period that begins after November 15, 2009. ASU 2009-17 did not have an impact on our financial condition, results of operations, or disclosures.

Accounting for Transfers of Financial Assets:   In December 2009, the FASB issued ASU No. 2009-16 (formerly Statement No. 166), “Transfers and Servicing (Topic 860) – Accounting for Transfers of Financial Assets” . ASU 2009-16 amends the derecognition accounting and disclosure guidance. ASU 2009-16 eliminates the exemption from consolidation for QSPEs and also requires a transferor to evaluate all existing QSPEs to determine whether they must be consolidated. ASU 2009-16 was effective as of the beginning of the first annual reporting period that begins after November 15, 2009. ASU 2009-16 did not have an impact on our financial condition, results of operations, or disclosures.

Reclassifications

Certain reclassifications have been made to previously reported amounts to conform to fiscal 2010 amounts.

Going Concern

The Company’s auditors stated in their report on the consolidated financial statements of the Company for the years ended September 30, 2009 and 2008 that the Company is dependent on outside financing and has had losses since inception that raise doubt about its ability to continue as a going concern. For the nine months ended June 30, 2010, the Company had a net loss of $4,771,693 which included noncash expenses of $2,669,644.  Cash used in operations totaled $2,900,065.  The consolidated financial statements do not include any adjustments related to the recovery and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

Management has established plans intended to increase the sales of the Company’s products and services. Management intends to seek new capital from new equity securities offerings to provide funds needed to increase liquidity, fund growth, and implement its business plan. However, no assurances can be given that the Company will be able to raise any additional funds.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in 2010 and 2009 include the allowance for doubtful accounts, the valuation of stock-based compensation, the useful life of intangible assets and property and equipment, and the valuation of inventory.

Cash and Cash Equivalents

The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts receivable consists of normal trade receivables. The Company recorded a bad debt allowance of $9,000 as of June 30, 2010. Management performs ongoing evaluations of its accounts receivable. Management believes that all remaining receivables are fully collectable. Bad debt expense amounted to $0 and $0 for the three and nine months ended June 30, 2010 and 2009, respectively.

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

  Intangible Assets

Intangible assets, net consists of the cost of acquired customer relationships. We capitalize and amortize the cost of acquired intangible assets over their estimated useful lives on a straight-line basis. The estimated useful life of our acquired customer relationships is five years.

We have adopted ASC 350 for the assessment of impairment of goodwill and indefinite life intangibles on an annual basis. The potential impairment of finite life intangibles is assessed whenever events or a change in circumstances indicate the carrying value may not be recoverable. Factors we consider important which could trigger an impairment review include the following:

•	significant underperformance relative to historical or expected projected future operating results;

•	significant changes in the manner of our use of the acquired assets or the strategy for our overall business;

•	significant negative industry or economic trends;

•	significant decline in our stock price for a sustained period of time; and

•	our market capitalization relative to net book value.

When we determine that the carrying value of goodwill and indefinite life intangibles may not be recoverable based upon the existence of one or more of the above indicators of impairment, we measure any potential impairment based on a projected discounted cash flow method using a discount rate determined by our management to be commensurate with the risk inherent in our current business model.

Property and Equipment

Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is provided by using the straight-line method over the estimated useful lives of the related assets.

Long-lived Assets

In accordance with ASC Topic 360, “Property, Plant, and Equipment” (formerly SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), we review the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

We follow the guidance of Accounting Standards Codification (ASC) Topic 605, “Revenue Recognition” (formerly Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition”) for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for our various revenues streams:

Revenues from sales of products are generally recognized when products are shipped unless we has obligations remaining under sales or licensing agreements, in which case revenue is either deferred until all obligations are satisfied or recognized ratably over the term of the contract.

Revenue from services is recorded as it is earned. Commissions earned on third party sales are recorded in the month in which contracts are awarded. Customers are generally billed every two weeks based on the units of production for the project. Each project has an estimated total which is based on the estimated units of production and agreed upon billing rates. Amounts billed in advance of services being provided are recorded as deferred revenues and recognized in the consolidated statement of operations as services are provided.

Earnings per Share

We compute earnings per share in accordance with ASC Topic 260, “Earnings Per Share” (formerly SFAS No. 128, “Earnings per Share”) Under the provisions of ASC Topic 260, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and upon the conversion of convertible preferred stock (using the if-converted method). Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive.  At June 30, 2010, there were options and warrants to purchase 14,126,304 shares of common stock, 626,667 shares issuable upon conversion of Series B preferred stock, and no shares of Series C preferred stock outstanding which could potentially dilute future earnings per share.

Stock-Based Compensation

Prior to October 1, 2005, we accounted for stock options issued under the Plan under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees , and related interpretations, as permitted by ASC Topic 718, “Compensation – Stock Compensation (Formerly SFAS No. 123 (R), “Share-Based Payments. No stock-based compensation cost related to employee stock options was recognized in the Consolidated Statement of Operations for the year ended September 30, 2005 as all options granted under the Plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

Effective October 1, 2005, we adopted the fair value recognition provisions of ASC Topic 718, “Compensation – Stock Compensation (Formerly SFAS No. 123 (R), “Share-Based Payments using the modified-prospective-transition method.  Under that transition method, compensation cost recognized in the year ended September 30, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of September 30, 2005, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to October 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Financial results for the year ended September 30, 2005 have not been restated.

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment, net, consists of the following:

	Estimated Life	June 30, 2010	September 30, 2009
Office equipment	5 years	$699,282	$637,920
Computer software	3 years	612,379	607,278
Furniture and fixtures	5 years	261,385	261,385
Leasehold improvements	2 - 5 years	1,026,470	1,007,250
		2,599,516	2,513,833

Less: accumulated depreciation		(2,075,397)	(1,761,671)

		$524,119	$752,162

Depreciation expense for the nine months ended June 30, 2010 and 2009 was $313,666 and $204,608 respectively.

NOTE 4 - INVENTORY

Inventory consisted of the following:

	June 30, 2010	September, 30, 2009
Raw materials	$91,797	$78,966
Work in progress	17,212	14,862
Finished goods	5,737	57,533
	114,746	151,361
Less: reserve for obsolescence	-	-

	$114,746	$151,361

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 5 - ACQUISITION AND DISPOSITIONS

On December 22, 2007, we acquired 100% of the outstanding stock of Inline for $2,412,731 in cash, plus 503,356 shares of IceWEB common stock valued at $276,846, the fair market value on the date of acquisition. The acquisition was accounted for using the purchase method of accounting. The results of operations are included in the financial statements of operations from the date of acquisition. Inline is a leading provider of intelligent enterprise data storage solutions and services for the geospatial intelligence marketplace. Inline’s proprietary products include reliable, high performance Storage Area Network Solutions, Network Attached Storage, and Direct Attached Storage and the rapidly expanding OEM Storage Centric Appliances. Today, Inline has developed its fifth generation of advanced data storage solutions, marketed under the brands TruEnterprise and FileStorm . All Inline systems function in a heterogeneous operating system environment, including Windows, UNIX and Linux. The purchase of Inline Corporation included the acquisition of assets of $3,904,245, and liabilities of $614,668. The aggregate purchase price consisted of the following:

Cash payment to seller	$2,412,731
Fair value of common stock issued to seller	276,846
Estimated direct transaction fees and expenses	600,000
$3,289,577

The following table summarizes the estimated fair values of Inline’s assets acquired and liabilities assumed at the date of the acquisition:

Cash	$487,603
Accounts Receivable	866,455
Lease Deposits	20,500
Inventory, net	394,863
Property and equipment, net	919,374
Intangible assets	1,215,450
Accounts payable and accrued expenses	(614,668)
$3,289,577

Intangible assets acquired from Inline were assigned the following values:  value of manufacturing GSA schedule with an assigned valued of $750,000 amortized straight line over five years; value of customer relationships with an assigned value of $465,450 amortized straight line over five years. Intangible assets acquired from Inline had the following unamortized values at June 30, 2010: value of manufacturing GSA schedule of $412,500; value of customer relationships of $255,998.

On March 30, 2009, we completed the sale of IceWEB Virginia, Inc., a wholly owned subsidiary, to ABC Networks, Inc., a privately held U.S. company. Pursuant to the terms of the transaction, ABC Networks, Inc. acquired 100% of the outstanding common stock of IceWEB, Virginia, Inc.

The aggregate sales price consisted of the following:

Common stock issued to purchaser	$80,000
Net book value of disposed subsidiary	(2,746,236)
$(2,666,236)

The following table summarizes the estimated fair values of IceWeb Virginia’s assets and liabilities disposed of at the date of the sale:

Intangible assets, net	$(53,565)
IceWEB, Inc. common stock	(80,000)
Accounts payable and accrued liabilities	2,799,801
Estimated gain on the sale	$2,666,236

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 6 - NOTES PAYABLE

Sand Hill Finance, LLC

On December 19, 2005, the Company entered into a Financing Agreement with Sand Hill Finance, LLC pursuant to which, together with related amendments, the Company may borrow up to 80% on the Company’s accounts receivable balances up to a maximum of $1,800,000. In conjunction with the acquisition of Inline Corporation in December, 2008, the lending limit on the credit facility was increased to $2,750,000. In addition, the Company and Sand Hill Finance, LLC entered into a 36 month term note agreement in the amount of $1,000,000. Amounts borrowed under the Financing Agreement are secured by a first security interest in substantially all of the Company’s assets. At June 30, 2010, the principal amount due under the Financing Agreement amounted to $1,753,294.

In November, 2008, in connection with the term note the Company executed a convertible debenture agreement with Sand Hill Finance, LLC in the amount of $1,170,767. The debenture bears interest at 18% and will allow Sand Hill Finance, LLC to convert the outstanding obligation into shares of IceWEB common stock at a fixed floor conversion price of $0.30 per share. The principal amount due under the convertible debenture amounted to $1,057,554 at June 30, 2010.

Interest on the accounts receivable-based borrowings is payable at a rate of 1.75% per month on the average loan balance outstanding during the year, equal to an annual interest of approximately 21% per year. The Company also agreed to pay an upfront commitment fee of 1% of the credit line upon signing the Financing Agreement, half of which was due and paid upon signing (amounting to $9,000) and half of which is due on the first anniversary of the Financing Agreement. In addition, the Company is obligated to pay a commitment fee of 1% of the credit limit annually, such amounts are payable on the anniversary of the agreement.

In connection with the Financing Agreement, the Company issued Sand Hill Finance, LLC, a seven-year common stock purchase warrant to purchase 25,000 shares of our common stock at an exercise price of $1.00 per share. The exercise price was subsequently reduced to $0.50 per share pursuant to Warrant Amendment Agreement which was executed in conjunction with the convertible debenture. The warrant contains a cashless exercise provision which means that at the option of the holder, the warrant is convertible into a number of shares of our common stock as determined by dividing the aggregate fair market value of the Company’s common stock minus the aggregate exercise price of the warrant by the fair market value of one share of common stock. The number of shares issuable upon the exercise of the warrant and the exercise price are subject to adjustment in the event of stock dividends, stock splits and reclassifications. The fair value of the warrant of $16,250 has been recorded as an addition to paid-in capital and interest expense during the year ended September 30, 2008.

In connection with the term note, the Company issued Sand Hill Finance, LLC a seven-year common stock purchase warrant to purchase 120,000 shares of our common stock at an exercise prices $1.00 per share. The exercise price was subsequently reduced to $0.50 per share pursuant to Warrant Amendment Agreement which was executed in conjunction with the convertible debenture. The warrant contains a cashless exercise provision which means that at the option of the holder, the warrant is convertible into a number of shares of our common stock as determined by dividing the aggregate fair market value of the Company’s common stock minus the aggregate exercise price of the warrant by the fair market value of one share of common stock. The number of shares issuable upon the exercise of the warrant and the exercise price are subject to adjustment in the event of stock dividends, stock splits and reclassifications. The fair value of the warrant of $13,587 has been recorded as an addition to paid-in capital and deferred finance costs during the year ended September 30, 2008.

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 6 - NOTES PAYABLE (continued)

The Financing Agreement has a term of one year, subject to mutual extension by both parties. As a result, the balance due to Sand Hill Finance, LLC is classified as a current liability on the accompanying consolidated balance sheet.

The terms of the Financing Agreement also restrict the Company from undertaking certain transactions without the written consent of the creditor including (i) permit or suffer a change in control involving 20% of its securities, (ii) acquire assets, except in the ordinary course of business, involving payment of $100,000 or more, (iii) sell, lease, or transfer any of its property except for sales of inventory and equipment in the ordinary course of business, (iv) transfer, sell or license any intellectual property, (v) declare or pay a dividend on stock, except payable in the form of stock dividends (vi) incur any indebtedness other than trade credit in the ordinary course of business and (vii) permit any lien or security interest to attach to any collateral.

Third party guarantee - In November 2006, the Company sold its interest in one of its subsidiaries (Integrated Power Solutions, Inc. or IPS) to a shareholder of the Company and related party. IPS is a party to the Financing Agreement and can borrow against receivables transferred to Sand Hill Finance, LLC under the terms of the Financing Agreement. The Company remains liable for any such amounts borrowed under the Financing Agreement by IPS which is no longer under the Company’s control. To date, IPS has not borrowed any funds under the Financing Agreement.

In August, 2008, the Company borrowed $187,500 from an accredited investor. The note bears interest at 16% and had a term of four months, and can be repaid in either cash or IceWEB common stock. As of December 31, 2008 the Company had repaid the full amount of the note through the sale of 2,226,101 shares of Iceweb common stock.

NOTE 7 - EQUIPMENT FINANCING PAYABLE

On July 6, 2006, we entered into a sale and leaseback agreement with respect to certain computer and office equipment. We received gross proceeds of $300,000 from the sale of the equipment to a third party. As part of the same transaction, we entered into an agreement to lease the equipment back from the third party for 36 monthly rent payments of $10,398 until August 2009. We are accounting for this equipment financing arrangement as a capital lease. In connection with the agreement, we made an initial security deposit of $30,000. The equipment had a net book value of $37,846 on the date of the transaction. In connection with the financing, we did not record any gain or loss. Imputed interest on this financing is 20% per annum. This agreement terminated in August, 2009. We are in default under this agreement, and the remaining estimated amount owed under this agreement is included in accounts payable and accrued liabilities on the accompanying balance sheet.

NOTE 8 - CONCENTRATION OF CREDIT RISK

Bank Balances

The Company maintains its cash bank deposits at various financial institutions which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000.  The Company has not experienced any losses in such accounts.

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 9 – INVESTMENTS

(a) Summary of Investments

The following tables summarize the Company’s investments at June 30, 2010:

JUNE 30, 2010	Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

Publicly traded equity securities	$48,000	$752,000	$-	$800,000

Total	$48,000	$752,000	$-	$800,000

(b) Gains and Losses on Investments

The following table summarizes the realized net gains (losses) associated with the Company’s investments:

	Three Months Ended		Nine months Ended
	June 30		June 30
	2010	2009	2010	2009

Net gains/(loss) on investments in publicly traded equity securities	$(1,120,000)	$-	$752,000	$-

Net gains on investments	$(1,120,000)	$-	$752,000	$-

We categorize the securities as investments in marketable securities available for sale. These securities are quoted either on an exchange or inter-dealer quotation (pink sheet) system. The securities are restricted and cannot be readily resold by us absent a registration of those securities under the Securities Act of 1933 (the “Securities Act”) or the availabilities of an exemption from the registration requirements under the Securities Act. Our policy is to liquidate the securities on a regular basis. As these securities are often restricted, we are unable to liquidate them until the restriction is removed. Unrealized gains or losses on marketable securities available for sale a are recognized on a quarterly basis as an element of comprehensive income based on changes in the fair value of the security. Once liquidated, realized gains or losses on the sale of marketable securities available for sale are reflected in our net income for the period in which the security was liquidated.

Under the guidance of ASC 320, “Investments”, we periodically evaluate other-than-temporary impairment (OTTI) of securities to determine whether a decline in their value is other than temporary. Management utilizes criteria such as the magnitude and duration of the decline, in addition to the reasons underlying the decline, to determine whether the loss in value is other than temporary. The term “other-than-temporary” is not intended to indicate that the decline is permanent. It indicates that the prospects for a near term recovery of value are not necessarily favorable, or that there is a lack of evidence to support fair values equal to, or greater than, the carrying value of the investment. Once a decline in value is determined to be other than temporary, the value of the security is reduced and a corresponding impairment charge to earnings is recognized. In the assessment of OTTI for various securities at September 30, 2009 the guidance in ASC 320, “the Investment-Debt and Equity Securities,” is carefully followed.

There were no impairment charges on investments in publicly traded equity securities for the nine months ended June 30, 2010 or for the nine months ended June 30, 2009.

The Company has evaluated its publicly traded equity securities as of June 30, 2010, and has determined that there were no unrealized losses that indicate an other-than-temporary impairment. This determination was based on several factors, which include the length of time and extent to which fair value has been less than the cost basis and the financial condition and near-term prospects of the issuer, and the Company’s intent and ability to hold the publicly traded equity securities for a period of time sufficient to allow for any anticipated recovery in market value.

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 10- COMPREHENSIVE INCOME (LOSS)

Comprehensive income is comprised of net income and other comprehensive income or loss. Other comprehensive income or loss refers to revenue, expenses, gains and losses that under accounting principles generally accepted in the United States are included in comprehensive income but excluded from net income as these amounts are recorded directly as an adjustment to stockholders’ equity.

Our other comprehensive income consists of unrealized gains on marketable securities available for sale of $752,000.

NOTE 11 – COMMITMENTS

We lease office space in Sterling, Virginia under a two-year operating lease that expires on June 30, 2011.  The office lease agreement has certain escalation clauses and renewal options. Additionally, we have lease agreements for computer equipment and an office copier/fax machine. Future minimum rental payments required under these operating leases are as follows:

Years ending September 30:
2010 (remaining three months)	$18,806
2011	37,611
2012	-
2013	-
2014 and thereafter	-
$56,417

NOTE 12 - STOCKHOLDERS’ EQUITY

On May 18, 2010 we executed an Exclusive Finders’ Agreement pursuant to which the Finder acted as the exclusive Finder with respect to sales by us in a private placement transaction of up to $5 million in aggregate principal amount of Equity, Equity-related or debt securities.   In the aggregate, in connection with the finders’ fee agreement, we sold 13,080,000 units in exchange for gross proceeds of $2,316,000.  These sales were made in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of the Act and Regulation D thereunder.

Jesup & Lamont Securities Incorporated, a broker-dealer and member of FINRA, acted as finder for us in the Offering.  Under the terms of a Finder’s Agreement with the firm, we paid Jesup & Lamont Securities Incorporated a fee of $162,370 and issued them one-year common stock purchase warrants to purchase an aggregate of 877,100 shares of our common stock at an exercise price of $0.40 per share.  In addition, we paid Jesup & Lamont Securities Incorporated legal expenses totaling $25,000 incurred in the preparation of the various transactional documents.  We are using the net proceeds of this offering for general working capital.

Terms of the private placement

We offered for sale restricted stock units, each Restricted Stock Unit (“Unit”) being defined as one (1) share of our Common Stock (the “Shares”) and a warrant (the “Warrants”) to purchase an additional 0.50 shares of our common stock. The Warrants have a term of twelve (12) months, with an exercise price of $0.40/share. The Warrant is callable by us in the event the closing price of our Common Stock on the OTCBB exchange closes above $0.50/share for ten (10) consecutive trading days.
Under the terms of the Securities Purchase Agreement we also indemnified the purchasers and each of their officers, directors, shareholders, partners, employees, agents and control persons from any losses or damages as a result of a breach of the agreement by us or any action instituted against a purchaser by any of our shareholders who are not an affiliate of the purchasers with respect to this Offering, other than in the instance of gross negligence or fraud by the purchaser.

During the nine months ended June 30, 2010, in connection with the exercise of 24,087,800 stock options, the Company issued 24,087,800 shares of common stock for cash proceeds of $1,898,374.

During the nine months ended June 30, 2010, we issued 2,000,000 shares of common stock at a per share price of $0.042, valued at $83,000 to an accredited investor. As of June 30, 2010 the Company had not yet received the proceeds from the investor and as a result the Company recorded the subscription receivable as a contra equity account on its balance sheet. The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During the nine months ended June 30, 2010, we issued 1,000,000 shares of common stock at a per share price of $0.15, valued at $150,000 to an accredited investor as part of a settlement agreement to settle litigation.  The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During the nine months ended June 30, 2010, we issued 300,000 shares of common stock at a per share price of $0.20, valued at $60,000 to an accredited investor as part of a settlement agreement to settle litigation.  The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During the nine months ended June 30, 2010, we issued 150,000 shares of common stock at an average per share price of $0.269, valued at $40,285 to an accredited investor for investor relations activity.  The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During the nine months ended June 30, 2010, we sold 1,000,000 shares of common stock, valued at $130,000 to a Director for $40,000, and recognized stock based compensation expense of $90,000. The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During the nine months ended June 30, 2010, we sold 1,500,000 shares of common stock at a per share price of $0.10, valued at $150,000 to an accredited investor, and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During the nine months ended June 30, 2010, we issued 1,000,000 shares of common stock at a per share price of $0.17, valued at $170,000 to an accredited investor. The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During the nine months ended June 30, 2010 we issued 9,001,687 shares of restricted common stock at a per share price of $0.089, valued at $802,865, in lieu of pay to our employees.  The issuances were exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act .

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 12 - STOCKHOLDERS’ DEFICIT (continued)

Common Stock Warrants

A summary of the status of the Company’s outstanding common stock warrants as of June 30, 2010 and changes during the period ending on that date is as follows:

		Weighted Average
	Number of	Exercise
	Warrants	Price
Common Stock Warrants
Balance at beginning of year	225,000	$1.78
Granted	7,992,100	0.40
Exercised	—	—
Forfeited	(75,000)	6.00
Balance at end of period	8,142,100	0.40

Warrants exercisable at end of period	8,142,100	0.40

Weighted average fair value of warrants granted or re-priced during the period		—

The following table summarizes information about common stock warrants outstanding at June 30, 2010:

	Warrants Outstanding			Warrants Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
Range of	Outstanding at	Remaining	Average	Exercisable at	Average
Exercise	June 30,	Contractual	Exercise	June 30,	Exercise
Price	2010	Life	Price	2010	Price
$.20	200,000	0.82 Years	$0.20	200,000	$0.20
$.40	7,792,100	0.9 Years	$0.40	7,792,100	$0.40
$.50	145,000	3.59 Years	$0.50	145,000	$0.50
$2.00	5,000	1.06 Years	$2.00	5,000	$2.00
	8,142,100		$0.40	8,142,100	$0.40

NOTE 13 - STOCK OPTION PLAN

In August 2000, the Board of Directors adopted the 2000 Management and Director Equity Incentive and Compensation Plan (the “Plan”) for directors, officers and employees that provides for non-qualified and incentive stock options to be issued enabling holders thereof to purchase common shares of the Company at exercise prices determined by the Company’s Board of Directors. The Plan was approved by the Company’s stockholders in August 2001.

The purpose of the Plan is to advance the Company’s interests and those of its stockholders by providing a means of attracting and retaining key employees, directors and consultants. In order to serve this purpose, the Company believes the Plan encourages and enables key employees, directors and consultants to participate in its future prosperity and growth by providing them with incentives and compensation based on its performance, development and financial success. Participants in the Plan may include the Company’s officers, directors, other key employees and consultants who have responsibilities affecting our management, development or financial success.

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 13 - STOCK OPTION PLAN (continued)

Awards may be made under the Plan in the form of Plan options, shares of the Company’s common stock subject to a vesting schedule based upon certain performance objectives (“Performance Shares”) and shares subject to a vesting schedule based on the recipient’s continued employment (“restricted shares”). Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended or options that do not so qualify. Any incentive stock option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. Only persons who are officers or other key employees are eligible to receive incentive stock options and performance share grants. Any non-qualified stock option granted under the Plan must provide for an exercise price of not less than 50% of the fair market value of the underlying shares on the date of such grant.

As amended in April, 2008, the Plan permits the grant of options and shares for up to 10,000,000 shares of the Company’s common stock. The Plan terminates 10 years from the date of the Plan’s adoption by the Company’s stockholders.

The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors, provided that no Plan option may be exercisable more than three years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the Company’s common stock, no more than five years after the date of the grant. The exercise price of the stock options may be paid in either cash, or delivery of unrestricted shares of common stock having a fair market value on the date of delivery equal to the exercise price, or surrender of shares of common stock subject to the stock option which has a fair market value equal to the total exercise price at the time of exercise, or a combination of the foregoing methods.

The fair value of stock options granted was estimated at the date of grant using the Black-Scholes options pricing model. The Company used the following assumptions for determining the fair value of options granted under the Black-Scholes option pricing model:

	June 30,
	2010	2009
Expected volatility	135% - 325%	87% - 198%
Expected term	0 - 5 Years	1 - 5 Years
Risk-free interest rate	0.03% - 0.45%	2.34% - 2.45%
Forfeiture Rate	0% - 45%	0% - 45%
Expected dividend yield	0%	0%

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 13 - STOCK OPTION PLAN (continued)

The expected volatility was determined with reference to the historical volatility of the Company’s stock. The Company uses historical data to estimate option exercise and employee termination within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury rate in effect at the time of grant.

For the nine months ended June 30, 2010, total stock-based compensation charged to operations for option-based arrangements amounted to$1,288,156. At June 30, 2010, there was approximately $493,907 of total unrecognized compensation expense related to non-vested option-based compensation arrangements under the Plan.

A summary of the status of the Company’s outstanding stock options as of June 30, 2010 and changes during the period ending on that date is as follows:

		Weighted Average
	Number of	Exercise
	Options	Price
Stock options
Balance at beginning of period	10,944,483	$0.27
Granted	25,750,000	0.08
Exercised	(24,087,800)	0.08
Forfeited	(549,479)	0.22
Balance at end of period	12,057,204	$0.27

Options exercisable at end of period	9,775,937	$0.30

Weighted average fair value of options granted during the year		$0.08

The following table summarizes information about employee stock options outstanding at June 30, 2010:

	Options Outstanding			Options Exercisable
		Weighted
	Number	Average	Weighted	Number	Weighted
Range of	Outstanding at	Remaining	Average	Exercisable at	Average
Exercise	June 30,	Contractual	Exercise	June 30,	Exercise
Price	2010	Life	Price	2010	Price
$0.001- $ 0.25	8,072,200	1.52 Years	$0.11	5,997,933	$0.11
0.30-0.48	695,000	1.39 Years	0.43	535,600	0.45
0.51-0.60	2,475,004	2.15 Years	0.58	2,427,554	0.59
0.61-0.80	815,000	1.34 Years	0.68	814,850	0.70
	12,057,204		$0.24	9,775,937	$0.30

ICEWEB, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010

NOTE 14 - SEGMENT REPORTING

Although the Company has two operating divisions, separate segment data has not been presented as they meet the criteria for aggregation as permitted by ASC Topic 280, “Segment Reporting” (formerly Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures About Segments of an Enterprise and Related Information”).

Our chief operating decision-maker is considered to be our Chief Executive Officer (CEO). The CEO reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statements of operations. Therefore, the Company has determined that it operates in a single operating segment, specifically, web communications services. For the periods ended June 30, 2010 and 2009 all material assets and revenues of the Company were in the United States.

NOTE 15 – SUBSEQUENT EVENTS

For purposes of determining whether a post-balance sheet event should be evaluated to determine whether it has an effect on the financial statements for the three months ended June 30, 2010, subsequent events were evaluated by the Company through the date the unaudited consolidated financial statements for the three months ended June 30, 2010, were issued.

No recognized or non-recognized subsequent events were noted.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
IceWEB, Inc.

We have audited the accompanying consolidated balance sheets of IceWEB, Inc. and Subsidiaries as of September 30, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended.  These consolidated financial statements are the responsibility of our management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of our internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of IceWEB, Inc. and Subsidiaries, as of September 30, 2009 and September 30, 2008 and the consolidated results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company had net losses of $2,526,602 and $6,410,793 respectively, for the years ended September 30, 2009 and 2008. These matters raise substantial doubt about the Company’s’ ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sherb & Co., LLP Certified Public Accountants

Boca Raton, Florida
December 23, 2009

ICEWEB, Inc.
Consolidated Balance Sheets

	September 30, 2009	September 30, 2008
CURRENT ASSETS:
Cash	$63,310	$4,780
Accounts receivable, net of allowance for doubtful accounts of $9,000	424,919	3,094,110
Inventory, net	151,361	400,312
Other current assets	6,390	21,572
Prepaid expenses	25,180	55,155
	671,160	3,575,929
OTHER ASSETS:
Property and equipment, net of accumulated depreciation of $1,761,730	752,162	1,169,369
Deposits	13,320	61,418
Intangible assets, net of accumulated amortization of $425,408	790,042	1,132,612
Total Assets	$2,226,684	$5,939,328

CURRENT LIABILITIES:
Accounts payable and accrued liabilities	$1,971,376	$7,762,872
Notes payable	1,847,755	1,372,565
Deferred revenue	10,261	13,164
	3,829,392	9,148,601
Long-Term Liabilities
Notes Payable	934,756	956,520
Total Liabilities	4,764,148	10,105,121

Stockholders’ Deficit
Preferred stock ($.001 par value; 10,000,000 shares authorized) Series A convertible preferred stock ($.001 par value; 0 shares issued and outstanding)	—	—
Series B convertible preferred stock ($.001 par value; 626,667 shares issued and outstanding at September 30, 2009 and 1,253,334 shares issued and outstanding as of September 30, 2008)	626	1,253
Common stock ($.001 par value; 1,000,000,000 shares authorized; 68,469,617 shares issued and 68,307,117 shares outstanding at September 30, 2009 and 24,688,088 shares issued and 24,525,588 outstanding at September 30, 2008)	68,471	24,690
Additional paid in capital	20,064,998	15,953,221
Accumulated deficit	(22,658,559)	(20,131,957)
Treasury stock, at cost, (162,500 shares)	(13,000)	(13,000)
Total stockholders’ deficit	(2,537,464)	(4,165,793)

Total Liabilities and stockholders’ deficit	$2,226,684	$5,939,328

See accompanying notes to consolidated financial statements

ICEWEB, Inc.
Consolidated Statements of Operations

	For the Year Ended September 30,
	2009	2008

Sales	$3,934,684	$16,294,423

Cost of sales	2,674,692	14,067,629

Gross profit	1,259,992	2,226,794

Operating expenses:
Marketing and selling	81,636	192,595
Depreciation and amortization expense	742,636	575,499
Research and development	336,616	303,526
General and administrative	4,625,113	6,910,039
Total operating expenses	5,786,001	7,981,659

Loss from operations	(4,526,009)	(5,754,865)

Other income (expenses):
Gain from sale of subsidiary	2,666,236	-
Interest income	1,142	3,444
Interest expense	(667,971)	(659,372)

Total other income (expenses)	1,999,407	(655,928)

Net loss	$(2,526,602)	$(6,410,793)

Basic and diluted loss per common share	$(0.06)	$(0.35)

Weighted average common shares outstanding basic and diluted	40,911,411	18,321,369

See accompanying notes to consolidated financial statements

IceWEB, Inc. and Subsidiaries
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the years ended September 30, 2009 and 2008

							Additional
	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Paid-In	Accumulated	Treasury Stock
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Share	Amount	Total
Balance at September 30, 2007	456,667	$457	1,833,334	$1,833	13,040,315	$13,042	$12,248,779	$(13,721,164)	(162,500)	$(13,000)	$(1,470,053)

Amortization of deferred compensation	-	-	-	-	-	-	910,930	-	-	-	910,930

Issuance of common stock for cash	-	-	-	-	400,000	400	79,600	-	-	-	80,000

Common stock issued for exercise of options	-	-	-	-	1,780,000	1,780	217,420	-	-	-	219,200

Common stock issued for exercise of warrants	-	-	-	-	2,625,000	2,625	(2,625)	-	-	-	-

Common stock issued in connection with notes payable	-	-	-	-	266,500	267	40,860	-	-	-	41,127

Conversion of series A preferred to common stock	(456,667)	(457)	-	-	456,667	457	-	-	-	-	-

Conversion of series B preferred to common stock	-	-	(580,000)	(580)	580,000	580	-	-	-	-	-

Common stock issued for services	-	-	-	-	1,086,250	1,086	495,577	-	-	-	496,663

Common stock issued to employees	-	-	-	-	2,950,000	2,950	1,073,750	-	-	-	1,076,700

Common stock issued in connection with acquisition	-	-	-	-	1,503,356	1,503	875,343	-	-	-	876,846

Issuance of warrants	-	-	-	-	-	-	13,587	-	-	-	13,587

Net loss for the year	-	-	-	-	-	-	-	(6,410,793)	-	-	(6,410,793)

Balance at September 30, 2008	-	-	1,253,334	1,253	24,688,088	24,690	15,953,221	(20,131,957)	(162,500)	(13,000)	(4,165,793)

Amortization of deferred compensation	-	-	-	-	-	-	1,016,137	-	-	-	1,016,137

Issuance of common stock for cash	-	-	-	-	3,900,000	3,900	203,100	-	-	-	207,000

Cancellation of common stock	-	-	-	-	(100,000)	(100)	100	-	-	-	-

Common stock issued for exercise of options	-	-	-	-	18,715,000	18,715	960,585	-	-	-	979,300

Common stock issued in connection with notes payable	-	-	-	-	1,959,601	1,960	150,313	-	-	-	152,273

Conversion of series B preferred to common stock	-	-	(626,667)	(627)	626,667	627		-	-	-	-

Common stock issued for services	-	-	-	-	1,725,000	1,725	130,775	-	-	-	132,500

Common stock issued to employees	-	-	-	-	13,155,261	13,154	1,154,567	-	-	-	1,167,721

Common stock issued in connection with disposition of subsidiary	-	-	-	-	1,000,000	1,000	79,000	-	-	-	80,000

Common stock issued in connection with conversion of convertible debenture	-	-	-	-	2,800,000	2,800	417,200	-	-	-	420,000

Net loss for the year	-	-	-	-	-	-	-	(2,526,602)	-	-	(2,526,602)

Balance at September 30, 2009	-	$-	626,667	$626	68,469,617	$68,471	$20,064,998	$(22,658,559)	(162,500)	$(13,000)	$(2,537,464)

See accompanying notes to consolidated financial statements

ICEWEB, Inc.
Consolidated Statements of Cash Flows

	For the Year Ended September 30,
	2009	2008

Net loss	$(2,526,602)	$(6,410,793)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	742,636	575,498
Share-based compensation	1,167,721	1,573,363
Amortization of deferred compensation	1,016,134	910,930
Gain on sale of subsidiary	(2,666,236)	—
Common stock issued for services rendered	132,500	—
Amortization of deferred finance costs	30,248	16,196
Changes in operating assets and liabilities:
(Increase) decrease in:
Accounts receivable	2,669,191	2,887,773
Prepaid expense	29,975	(27,436)
Inventory	248,951	2,647
Deposits	33,035	(11,143)
Increase (decrease) in:
Accounts payable and accrued liabilities	(3,020,165)	1,342,947
Deferred revenue	(2,902)	2,709

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(2,145,514)	862,691

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(99,762)	(186,621)
Cash used in acquisitions, net		(1,925,128)

NET CASH USED IN INVESTING ACTIVITIES	(99,762)	(2,111,749)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of equipment financing	-	(98,887)
Proceeds from notes payable - related party	-	157,425
Repayment of notes payable - related party	-	(124,109)
Proceeds from notes payable	7,594,455	6,519,365
Payments on notes payable	(6,476,949)	(6,591,626)
Proceeds from sale of common stock	207,000	80,000
Proceeds from exercise of common stock options	979,300	219,200

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,303,806	161,368

NET INCREASE/(DECREASE) IN CASH	58,530	(1,087,690)

CASH - beginning of period	4,780	1,092,470

CASH - end of period	$63,310	$4,780

Supplemental disclosure of cash flow information:
Cash paid for :
Interest	$552,886	$659,372
Income taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Common stock issued for debt and interest	$152,273	$41,127
Warrant granted for debt discount and debt issuance costs	$—	$13,587
Common stock issued in connection with convertible debenture	$420,000	$—
Common stock issued in connection with acquisition/disposition	$80,000	$876,846

Acquisition details:
Fair value of assets acquired	$—	$2,688,795
Intangible assets	$—	$1,215,450
Liabilities assumed	$—	$(614,668)
Common stock issued in connection with acquisition	$—	$876,846

See accompanying notes to consolidated financial statements

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 1 – ORGANIZATION

IceWEB, Inc. (the “Company”) began trading publicly in April 2002. Utilizing resources gained through acquisitions, we have developed two lines of business, IceWEB Storage products, and IceMAIL which is a hosted Microsoft Exchange application service.  We currently have two wholly owned operating subsidiaries: IceWEB Storage Corporation (formerly known as Inline Corporation), and IceWEB Online, Inc.

BUSINESS OF ICEWEB

Since 2005, the Company has been focused on serving the commercial and federal markets with network security products and proprietary on-line software solutions.  In 2008, the Company narrowed its focus and expanded its capabilities by acquiring INLINE Corporation, a data storage manufacturing company.

In March, 2009, the Company sold its wholly owned subsidiary, IceWEB Virginia, Inc. to an unrelated 3 rd party, and in the process exited its low-margin IT re-seller business products business to further focus on the higher margin data storage manufacturing business.

At the close of fiscal year 2009, the Company has three key product offerings:

•	Iplicity Unified Network Storage Solutions
•	Purpose Built Network/Data Appliances
•	Cloud Computing Products/Services

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation
The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles and include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Reclassifications
Certain reclassifications have been made to previously reported amounts to conform to 2008 amounts. The reclassifications had no impact on previously reported results of operations or shareholders’ deficit.

Going Concern
Our auditors stated in their report on the consolidated financial statements of the Company for the Years ended September 30, 2009 and 2008 that we have had losses since inception that raise doubt about our ability to continue as a going concern. In addition and as discussed further in Note 6, we are not in compliance with debt covenants under our Financing Agreements with Sand Hill Finance LLC. For the year ended September 30, 2009 we incurred a net loss of $2,526,602. The consolidated financial statements do not include any adjustments related to the recovery and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event we cannot continue in existence.

Management has established plans intended to increase the sales of our products and services. Management intends to seek new capital from new equity securities offerings to provide funds needed to increase liquidity, fund growth, and implement its business plan. However, no assurances can be given that we will be able to raise any additional funds.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued )

Fair value of financial instruments
 The carrying amounts of financial instruments, including cash, accounts receivable, prepaid expenses, and other current assets, accounts payable and accrued liabilities, and deposits approximated fair value as of September 30, 2009 and 2008, because of the relatively short-term maturity of these instruments and their market interest rates.

Use of Estimates
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets and the reported amounts of sales and expenses during the reporting periods. Actual results could differ from those estimates. Significant estimates in 2009 and 2008 include the allowance for doubtful accounts, the valuation of stock-based compensation, the allowance for inventory obsolescence and the useful life of property and equipment and intangible assets, and litigation reserves.

Cash and Cash Equivalents
We consider all highly liquid debt instruments with original maturities of three months or less to be cash equivalents.

Accounts Receivable
Accounts receivable consists of normal trade receivables. We recorded a bad debt allowance of $9,000 as of September 30, 2009. Management performs ongoing evaluations of its accounts receivable. Management believes that all remaining receivables are fully collectable. Bad debt expense amounted to $29,324 and $0 for the Years ended September 30, 2009 and 2008, respectively.

Inventory
Inventory is valued at the lower of cost or market, on an average cost basis.

Property and Equipment
Property and equipment is stated at cost, net of accumulated depreciation. Depreciation is provided by using the straight-line method over the estimated useful lives of the related assets.

Intangible Assets
Intangible assets, net consists of the cost of acquired customer relationships. We capitalize and amortize the cost of acquired intangible assets over their estimated useful lives on a straight-line basis. The estimated useful life of our acquired customer relationships is five years.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 2 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued )

Long-lived Assets
In accordance with ASC Topic 360, “Property, Plant, and Equipment” (formerly SFAS 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”), we review the carrying value of intangibles and other long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

Revenue Recognition
We follow the guidance of Accounting Standards Codification (ASC) Topic 605, “Revenue Recognition” (formerly Staff Accounting Bulletin (SAB) No. 104, “Revenue Recognition”) for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for our various revenues streams:

Revenues from sales of products are generally recognized when products are shipped unless we has obligations remaining under sales or licensing agreements, in which case revenue is either deferred until all obligations are satisfied or recognized ratably over the term of the contract.

Revenue from services is recorded as it is earned. Commissions earned on third party sales are recorded in the month in which contracts are awarded. Customers are generally billed every two weeks based on the units of production for the project. Each project has an estimated total which is based on the estimated units of production and agreed upon billing rates. Amounts billed in advance of services being provided are recorded as deferred revenues and recognized in the consolidated statement of operations as services are provided.

Earnings per Share
We compute earnings per share in accordance with ASC Topic 260, “Earnings Per Share” (formerly SFAS No. 128, “Earnings per Share”) Under the provisions of ASC Topic 260, basic earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares consist of the common shares issuable upon the exercise of stock options and warrants (using the treasury stock method) and upon the conversion of convertible preferred stock (using the if-converted method). Potentially dilutive common shares are excluded from the calculation if their effect is antidilutive. At September 30, 2009, there were options and warrants to purchase 11,169,483 shares of common stock, 626,667 shares issuable upon conversion of Series B preferred stock, and no shares of Series C preferred stock outstanding which could potentially dilute future earnings per share.

Stock-Based Compensation
As more fully described in Note 13, we have a stock option plan that provides for non-qualified and incentive stock options to be issued to directors, officers, employees and consultants (the 2000 Management and Director Equity Incentive and Compensation Plan (the “Plan”).

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

Stock-Based Compensation (continued)
Prior to October 1, 2005, we accounted for stock options issued under the Plan under the recognition and measurement provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees , and related interpretations, as permitted by ASC Topic 718, “Compensation – Stock Compensation (Formerly SFAS No. 123 (R), “Share-Based Payments. No stock-based compensation cost related to employee stock options was recognized in the Consolidated Statement of Operations for the year ended September 30, 2005 as all options granted under the Plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

Effective October 1, 2005, we adopted the fair value recognition provisions of ASC Topic 718, “Compensation – Stock Compensation (Formerly SFAS No. 123 (R), “Share-Based Payments using the modified-prospective-transition method. Under that transition method, compensation cost recognized in the year ended September 30, 2006 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of September 30, 2005, based on the grant date fair value estimated in accordance with the original provisions of Statement 123, and (b) compensation cost for all share-based payments granted subsequent to October 1, 2005, based on the grant-date fair value estimated in accordance with the provisions of Statement 123(R). Financial results for the year ended September 30, 2005 have not been restated.

Recent Accounting Pronouncements
In June 2009, the Financial Accounting Standards Board (FASB), issued SFAS No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162".  SFAS No. 168 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles in the United States. This SFAS is effective for financial statements issued for interim and annual periods ending after September 15, 2009, and is not expected to have a material impact on our consolidated financial statements.

 In June 2009, the FASB issued Accounting Standards Update No. 2009-01, “Generally Accepted Accounting Principles” (ASC Topic 105) which establishes the FASB Accounting Standards Codification (“the Codification” or “ASC”) as the official single source of authoritative U.S. generally accepted accounting principles (“GAAP”). All existing accounting standards are superseded. All other accounting guidance not included in the Codification will be considered non-authoritative. The Codification also includes all relevant Securities and Exchange Commission (“SEC”) guidance organized using the same topical structure in separate sections within the Codification.

Following the Codification, the Board will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASU”) which will serve to update the Codification, provide background information about the guidance and provide the basis for conclusions on the changes to the Codification.

The Codification is not intended to change GAAP, but it will change the way GAAP is organized and presented. The Codification is effective for our fiscal year ending 2009 financial statements and the principal impact on our financial statements is limited to disclosures as all future references to authoritative accounting literature will be referenced in accordance with the Codification. In order to ease the transition to the Codification, we are providing the Codification cross-reference alongside the references to the standards issued and adopted prior to the adoption of the Codification.

In April 2009, the FASB issued FASB Staff Positions FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (ASC Topic 320-10-65). This update provides guidance for allocation of charges for other-than-temporary impairments between earnings and other comprehensive income. It also revises subsequent accounting for other-than-temporary impairments and expands required disclosure. The update was effective for interim and annual periods ending after June 15, 2009. The adoption of FAS 115-2 and FAS 124-2 did not have a material impact on the results of operations and financial condition.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

Recent Accounting Pronouncements (continued)

In April 2009, the FASB issued FSP SFAS 107-1 and APB 28-1, “Interim Disclosures About Fair Value of Financial Instruments” (ASC Topic 320-10-65). This update requires fair value disclosures for financial instruments that are not currently reflected on the balance sheet at fair value on a quarterly basis and is effective for interim periods ending after June 15, 2009.  The Company’s financial instruments include cash and cash equivalents, accounts receivable, accounts payable, accrued expenses and notes payable.  At September 30, 2009 and September 30, 2008 the carrying value of the Companies financial instruments approximated fair value, due to their short term nature.

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events” (ASC Topic 855). This guidance is intended to establish general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. It is effective for interim and annual reporting periods ending after June 15, 2009.  The adoption of this guidance did not have a material impact on our consolidated financial statements.  The Company evaluated all events and transactions that occurred after September 30, 2009 up through December 22, 2009.  During this period no material subsequent events came to our attention.

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R)” (ASC Topic 810-10). This updated guidance requires a qualitative approach to identifying a controlling financial interest in a variable interest entity (VIE), and requires ongoing assessment of whether an entity is a VIE and whether an interest in a VIE makes the holder the primary beneficiary of the VIE. It is effective for annual reporting periods beginning after November 15, 2009. We are currently evaluating the impact of the pending adoption of SFAS No. 167 on our consolidated financial statements.

In October 2009, the FASB issued ASU No. 2009-13, “Multiple-Deliverable Revenue Arrangements.” This ASU establishes the accounting and reporting guidance for arrangements including multiple revenue-generating activities. This ASU provides amendments to the criteria for separating deliverables, measuring and allocating arrangement consideration to one or more units of accounting. The amendments in this ASU also establish a selling price hierarchy for determining the selling price of a deliverable. Significantly enhanced disclosures are also required to provide information about a vendor’s multiple-deliverable revenue arrangements, including information about the nature and terms, significant deliverables, and its performance within arrangements. The amendments also require providing information about the significant judgments made and changes to those judgments and about how the application of the relative selling-price method affects the timing or amount of revenue recognition. The amendments in this ASU are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. Early application is permitted. The Company is currently evaluating this new ASU.

In October 2009, the FASB issued ASU No. 2009-14, “Certain Revenue Arrangements That Include Software Elements.” This ASU changes the accounting model for revenue arrangements that include both tangible products and software elements that are “essential to the functionality,” and scopes these products out of current software revenue guidance. The new guidance will include factors to help companies determine what software elements are considered “essential to the functionality.” The amendments will now subject software-enabled products to other revenue guidance and disclosure requirements, such as guidance surrounding revenue arrangements with multiple-deliverables. The amendments in this ASU are effective prospectively for revenue arrangements entered into or materially modified in the fiscal years beginning on or after June 15, 2010. Early application is permitted. The Company is currently evaluating this new ASU.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 3 - PROPERTY AND EQUIPMENT

At September 30, 2009, property and equipment consisted of the following:

	Estimated Life	2009	2008
Office equipment	5 years	$637,920	$628,080
Computer software	3 years	607,278	713,876
Furniture and fixtures	5 years	261,385	261,385
Leasehold improvements	5 years	1,007,250	999,050
		2,513,833	2,602,391

Less: accumulated depreciation		(1,761,671)	(1,433,022)

		$752,162	$1,169,369

Depreciation expense for the years ended September 30, 2009 and 2008 was $453,633 and $281,355 respectively.

NOTE 4 - INTANGIBLE ASSETS

At September 30, 2009, intangible assets consist of the following:

	2009	2008
Acquired software library	$-	100,000
GSA Schedule - IceWEB Virginia, Inc.	-	275,479
Manufacturing GSA Schedule	750,000	750,000
Customer relationships intangible	465,451	465,451
	1,215,451	1,590,930
Less: accumulated amortization	(425,409)	(458,318)

	$790,042	1,132,612

Amortization expense amounted to $289,003 and $294,144 for the Years ended September 30, 2009 and 2008, respectively.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

Amortization expense subsequent to the year ended September 30, 2009 is as follows:

Years ending September 30:
2010	$243,090
2011	243,090
2012	243,090
2013	60,772
$790,042

NOTE 5 - RELATED PARTY TRANSACTIONS

Advances from Related Party

Our Chief Executive Officer provides advances to us from time-to-time for operating expenses. These advances are short-term in nature and are non-interest bearing. At September 30, 2009 and 2008, amounts due to this related party amounted to $0.

NOTE 6 - NOTES PAYABLE

Sand Hill Finance, LLC

On December 19, 2005, we entered into a Financing Agreement with Sand Hill Finance, LLC pursuant to which, together with related amendments, we may borrow up to 80% on our accounts receivable balances up to a maximum of $1,800,000.  In conjunction with the acquisition of Inline Corporation in December, 2007, the lending limit on the credit facility was increased to $2,750,000.  In addition, in November, 2008 we and Sand Hill Finance, LLC entered into a 36 month term note agreement in the amount of $1,000,000. Amounts borrowed under the Financing Agreement are secured by a first security interest in substantially all of our assets.  At September 30, 2009, the principal amount due under the Financing Agreement amounted to $1,847,755.  The principal amount due under the term note amounted to $934,756.  These amounts are included in the notes payable balance of $2,782,510 on the balance sheet at September 30, 2009.

Interest is payable under the Financing Agreement at a rate of 1.75% per month on the average loan balance outstanding during the year, equal to an annual interest of approximately 21% per year. We also agreed to pay an upfront commitment fee of 1% of the credit line upon signing the Financing Agreement, half of which was due and paid upon signing (amounting to $9,000) and half of which is due on the first anniversary of the Financing Agreement. In addition, we are obligated to pay a commitment fee of 1% of the credit limit annually, such amounts are payable on the anniversary of the agreement.

In connection with the Financing Agreement, we issued Sand Hill Finance, LLC, a seven-year common stock purchase warrant to purchase 25,000 shares of our common stock at an exercise price of $1.00 per share. The warrant contains a cashless exercise provision which means that at the option of the holder, the warrant is convertible into a number of shares of our common stock as determined by dividing the aggregate fair market value of our common stock minus the aggregate exercise price of the warrant by the fair market value of one share of common stock. The number of shares issuable upon the exercise of the warrant and the exercise price are subject to adjustment in the event of stock dividends, stock splits and reclassifications. The fair value of the warrant of $16,250 has been recorded as an addition to paid-in capital and interest expense during the year ended September 30, 2007.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 6 - NOTES PAYABLE (continued)

In connection with the term loan, we issued Sand Hill Finance, LLC a seven-year common stock purchase warrant to purchase 120,000 shares of our common stock at an exercise prices $1.00 per share.  The warrant contains a cashless exercise provision which means that at the option of the holder, the warrant is convertible into a number of shares of our common stock as determined by dividing the aggregate fair market value of our common stock minus the aggregate exercise price of the warrant by the fair market value of one share of common stock. The number of shares issuable upon the exercise of the warrant and the exercise price are subject to adjustment in the event of stock dividends, stock splits and reclassifications. The fair value of the warrant of $13,587 has been recorded as an addition to paid-in capital and deferred finance costs during the year ended September 30, 2008.

The Financing Agreement has a term of one year, subject to mutual extension by both parties. As a result, the balance due to Sand Hill Finance, LLC is classified as a current liability on the accompanying consolidated balance sheet.

The terms of the Financing Agreement also restricts us from undertaking certain transactions without the written consent of the creditor including (i) permit or suffer a change in control involving 20% of its securities, (ii) acquire assets, except in the ordinary course of business, involving payment of $100,000 or more, (iii) sell, lease, or transfer any of its property except for sales of inventory and equipment in the ordinary course of business, (iv) transfer, sell or license any intellectual property, (v) declare or pay a dividend on stock, except payable in the form of stock dividends (vi) incur any indebtedness other than trade credit in the ordinary course of business and (vii) permit any lien or security interest to attach to any collateral.  Sand Hill Finance provided a waiver with respect to our disposition of IceWEB, Virginia, Inc. in March, 2009, as discussed herein.

Third party guarantee - In November 2006, we sold our interest in one of our subsidiaries (Integrated Power Solutions, Inc. or IPS) to a shareholder of ours and related party. IPS is a party to the Financing Agreement and can borrow against receivables transferred to Sand Hill Finance, LLC under the terms of the Financing Agreement. We remain liable for any such amounts borrowed under the Financing Agreement by IPS which is no longer under our control. To date, IPS has not borrowed any funds under the Financing Agreement.

In August, 2008, we borrowed $187,500 from an accredited investor.  The note bears interest at 16% and had a term of four months, and can be repaid in either cash or shares of our common stock.  As of September 30, 2009 we had repaid the note in full

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 7 - EQUIPMENT FINANCING PAYABLE

On July 6, 2006, we entered into what is in essence a sale and leaseback agreement with respect to certain computer and office equipment. We received gross proceeds of $300,000 from the sale of the equipment to a third party. As part of the same transaction, we entered into an agreement to lease the equipment back from the third party for 36 monthly rent payments of $10,398 until August 2009. We are accounting for this equipment financing arrangement as a capital lease. In connection with the agreement, we made an initial security deposit of $30,000. The equipment had a net book value of $37,846 on the date of the transaction. In connection with the financing, we did not record any gain or loss. Imputed interest on this financing is 20% per annum. This agreement terminated in August, 2009.  We are in default under this agreement, and the remaining estimated amount owed under this agreement is included in accounts payable and accrued liabilities on the accompanying balance sheet.

NOTE 8 - INVENTORY

Inventory consisted of the following:

	September 30, 2009	September 30, 2008
Raw materials	$78,966	$351,579
Work in progress	14,862	65,921
Finished goods	57,533	21,974
	151,361	439,474

Less: reserve for obsolescence	-	(39,162)

	$151,361	$400,312

NOTE 9 - COMMITMENTS

We lease office space in Sterling, Virginia under a two-year operating lease that expires on March 31, 2011.  The office lease agreement has certain escalation clauses and renewal options. Additionally, we have lease agreements for computer equipment and an office copier/fax machine. Future minimum rental payments required under these operating leases are as follows:

Years ending September 30:
2010	$75,222
2011	37,611
2012	-
2013	-
2014 and thereafter	-
$112,833

Rent expense was $71,400 and $326,932 for the years ended September 30, 2009 and 2008.

 IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 10 - INCOME TAXES

We account for income taxes under the provisions of ASC 740-10-25 effective September 30, 2007.  ASC 740-10-25 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all the relevant information.  A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement.  Tax positions that previously failed to meet the more-likely-than not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met.  Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.  ASC 740-10-25 also provides guidance on the accounting for and disclosure of unrecognized tax benefits, interest, and penalties. ASC 740-10-25 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. ASC 740-10-25 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

As of September 30, 2009 we had unused net operating loss carry forwards of approximately $11,000,000 available to reduce our future federal taxable income. Net operating loss carryforwards expire through fiscal years ending 2029. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally a greater than 50% change in ownership).

	2009	2008
Deferred Tax Assets:
Tax benefit of net operating loss carry forward	$4,146,000	$4,865,000
Grant of stock options/restricted stock to employees	1,768,000	838,000
Unpaid accrued salaries	31,000	20,000
Reserve for legal settlement	451,000	-
Amortization of leasehold improvements	115,000	49,000
Amortization of intangibles	175,000	97,000
	6,686,000	5,869,000

Less: valuation allowance	(6,686,000)	(5,869,000)

Net deferred tax assets	$—	—

Net operating loss carryforwards and the associated deferred tax asset were reduced during fiscal September 30, 2009 to reflect the impact of the disposition of IceWEB Virginia, Inc. in a stock sale transaction in the second quarter.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

The table below summarizes the differences between our effective tax rate and the statutory federal rate as follows for fiscal 2009 and 2008. The effective tax rate is 34% Federal and 3.6% State after Federal tax benefit:

	2009	2008
Computed “expected” tax benefit	(34.0)%	(34.0)%
State income taxes	(3.6)%	(3.6)%
Other permanent differences	42.0%	—
Change in valuation allowance	(4.4)%	37.6%

Effective tax rate	0.0%	0.0%

The valuation allowance at September 30, 2009 was $6,686,000. The increase during fiscal 2009 was approximately $817,000.

NOTE 11 - CONCENTRATION OF CREDIT RISK

Bank Balances

We maintain our cash bank deposits at various financial institutions which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC).  During October 2008, the FDIC increased the insured amounts at participating financial institutions from $100,000 to $250,000 and provided unlimited coverage for non-interest bearing transaction accounts.  At September 30, 2009 we had no amounts in excess of FDIC insured limits. We have not experienced any losses in such accounts.

Major Customers

Sales to eight customers represented approximately 82% of total sales for the year ended September 30, 2009. As of September 30, 2009 approximately 48% of our accounts receivable was due from one customer. Sales to ten customers represented approximately 63% in 2008.

NOTE 12 - STOCKHOLDERS’ DEFICIT

Preferred Stock

Our authorized capital includes 10,000,000 shares of blank check preferred stock, par value $0.001 per share, of which 1,666,667 shares have previously been designated as Series A Convertible Preferred Stock. Our Board of Directors, without further stockholder approval, may issue our preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. In September 2005, Our Board of Directors authorized a series of 833,334 shares of blank check preferred stock be designated as Series B Convertible Preferred Stock and on September 28, 2005, we filed a Certificate of Designations of Preferences, Rights and Limitations of Series B Preferred with the Secretary of State of Delaware. On December 29, 2005, we filed an Amended and Restated Certificate of Designations of Preferences, Rights and Limitations of Series B Convertible Preferred Stock increasing the number of shares authorized under this series to 1,833,334 shares.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 12 - STOCKHOLDERS’ DEFICIT (continued)

A) Series A Convertible Preferred Stock

On March 30, 2005, we entered into a Preferred Stock Purchase Agreement and related agreements with Barron Partners LP. Under the terms of this agreement, we sold Barron Partners LP, an accredited investor, 1,666,667 shares of our Series A Convertible Preferred Stock and issued the purchaser the Common Stock Purchase Warrants “A”, “B” and “C” to purchase an aggregate of 4,500,000 shares of our common stock at exercise prices ranging from $2.00 to $9.60 per share for an aggregate purchase price of $1,000,000. We received net proceeds of $900,000 after payment of expenses of $35,000 and a finder’s fee to Liberty Company LLC of $65,000. We also issued Liberty Company LLC, a broker-dealer, a Common Stock Purchase Warrant “A” exercisable into 175,000 shares of our common stock with an exercise price of $0.70 per share as additional compensation for its services. We used these proceeds for general working capital and acquisitions. The transaction was exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of that act.

All shares of Series A Convertible Preferred Stock were converted into shares of our common stock in fiscal 2008.  As of September 30, 2009 there are no Series A Convertible Preferred shares outstanding. The warrants issued in conjunction with the Series A Convertible Preferred Stock transaction were fully converted into shares of our common stock in fiscal 2008.  There are no outstanding warrants related to the Series A Convertible Preferred Stock transaction at September 30, 2009.

B) Series B Convertible Preferred Stock

The designations, rights and preferences of the Series B Convertible Preferred Stock provide:

•
no dividends are payable on the Series B Convertible Preferred Stock. So long as these shares are outstanding, we cannot pay dividends on our common stock nor can it redeem any shares of its common stock, the shares of Series B Convertible Preferred Stock do not have any voting rights, except as may be provided under Delaware law,

•
so long as the shares are outstanding, we cannot change the designations of the Series B Convertible Preferred Stock, create a class of securities that in the instance of payment of dividends or distribution of assets upon our liquidation ranks senior to or pari passu with the Series B Convertible Preferred Stock or increase the number of authorized shares of Series B Convertible Preferred Stock, the shares carry a liquidation preference of $0.2727 per share,

•
each share of Series B Convertible Preferred Stock is convertible at the option of the holder into one share of our common stock based upon an initial conversion value of $0.2727 per share. The conversation ratio is subject to adjustment in the event of stock dividends, stock splits or reclassification of our common stock. The conversion ratio is also subject to adjustment in the event we should sell any shares of its common stock or securities convertible into common stock at an effective price less than the conversion ratio then in effect, in which case the conversion ratio would be reduced to the lesser price. No conversion of the Series B Convertible Preferred Stock may occur if a conversion would result in the holder, and any of its affiliates beneficially owning more than 4.9% of our outstanding common shares following such conversion. This provision may be waived or amended only with the consent of the holders of all of the Series B Convertible Preferred Stock and the consent of the holders of a majority of our outstanding shares of common stock who are not affiliates,

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 12 - STOCKHOLDERS’ DEFICIT (continued)

•
so long as the Series B Convertible Preferred Stock is outstanding, we have agreed not to issue any rights, options or warrants to holders of its common stock entitling the holders to purchase shares of its common stock at less than the conversion ratio without the consent of the holders of a majority of the outstanding shares of Series B Convertible Preferred Stock. If we should elect to undertake such an issuance and the Series B holders consent, the conversion ratio would be reduced. Further, if we should make a distribution of any evidence of indebtedness or assets or rights or warrants to subscribe for any security to our common stockholders, the conversion value would be readjusted,

•	the shares of Series B Convertible Preferred Stock automatically convert into shares of our common stock in the event of change of control of the Company, and

•
so long as the shares of Series B Convertible Preferred Stock are outstanding, we cannot sell or issue any common stock, rights to subscribe for shares of common stock or securities which are convertible or exercisable into shares of common stock at an effective purchase price of less than the then conversion value of the Series B Convertible Preferred Stock.

During fiscal 2008, Series B Preferred stockholders’ converted 580,000 shares of Series B Preferred Stock into 580,000 shares of common stock.

During fiscal 2009, Series B Preferred stockholders’ converted 626,667 shares of Series B Preferred Stock into 580,000 shares of common stock.

During fiscal 2009, the remaining 626,667 shares of Series B Preferred Stock were acquired from the original holders by John Signorello, the Company’s CEO, for total consideration of $75,000.

On December 28, 2005, the Company consummated a Preferred Stock Purchase Agreement and related agreements with Barron Partners LP. Under the terms of these agreements, the Company issued Barron Partners LP, an accredited investor, 1,833,334 shares of its Series B Convertible Preferred Stock and Common Stock Purchase Warrants “D”, “E” and “F” to purchase an aggregate of 2,250,000 shares of its common stock at exercise prices ranging from $2.00 to $9.60 per share, for an aggregate purchase price of $500,000. The Company received net proceeds of $475,000 after payment of commissions of $25,000 (before placement expenses). The Company used these proceeds for general working capital. The transaction was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 12 - STOCKHOLDERS’ DEFICIT (continued)

On the date of issuance of the Series B Preferred Stock, the effective conversion price was at a discount to the price of the common stock into which it was convertible. In fiscal 2006, the Company recorded a $500,000 preferred stock dividend related to the beneficial conversion feature and the fair value of the warrants granted in connection with the preferred stock.
Under the terms of the Preferred Stock Purchase Agreement, the Company agreed:

•
to maintain a majority of independent directors on its Board of Directors, and that these independent directors will make up a majority of the audit and compensation committees of its Board. If at any time the Company should fail to maintain these independent majority requirements, the Company is required to pay Barron Partners LP liquidated damages of 24% of the purchase price of the securities ($120,000) per annum, payable monthly in kind,

•
that if within 24 months from the closing date the Company consummates the sale of debt or equity securities with a conversion price less than the then effective conversion price of the Series B Convertible Preferred Stock, the Company will make a post-closing adjustment in the conversion price of the Series B Convertible Preferred Stock to such lower conversion price,

•
that for a period of three years all employment and consulting agreements must have the unanimous consent of the compensation committee of its Board, and any awards other than salary are usual and appropriate for other officers, directors, employees or consultants holding similar positions in similar publicly held-companies,

•
that for a period of two years from the closing the Company will not enter into any new borrowings of more than twice as much as the sum of EBITDA from recurring operations over the past four quarters, subject to certain exceptions,

•
that for long as Barron Partners LP holds any of the securities, the Company will not enter into any subsequent financing in which we issue or sell any debt or equity securities with a floating conversion price or containing a reset feature, and

•
that the Company will submit a proposal at its next annual meeting of stockholders to amend our Certificate of Incorporation to require the consent of the holders of a designated percentage of a designated class of its securities to waive or amend the terms of any rights, options and warrants approved by its Board.

Mr. John R. Signorello, the Company’s CEO, agreed not to sell any shares of the Company’s common stock that he may own in excess of 1% per quarter or at a price of less than $1.50 per share for a period ending August 30, 2007, and that the earliest any other insiders could sell their shares would be beginning two years from the closing date.

The Company granted Barron Partners LP a right of first refusal to participate in any subsequent funding the Company may undertake on a pro rata basis at 94% of the offering price.

Warrants Issued In the Series B Convertible Preferred Stock Transaction

In connection with the sale of shares of our Series B Convertible Preferred Stock, we issued the purchaser the following common stock purchase warrants:

•	Common Stock Purchase Warrants “D” to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $2.00 per share,

•	Common Stock Purchase Warrants “E” to purchase an aggregate of 625,000 shares of our common stock at an exercise price of $4.80 per share, and

•	Common Stock Purchase Warrants “F” to purchase an aggregate of 625,000 shares of our common stock at an exercise price of $9.60 per share.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 12 - STOCKHOLDERS’ DEFICIT (continued)

We also issued Liberty Company LLC, a broker dealer which served as finder for us in the transaction, a Common Stock Purchase Warrant “G” to purchase 25,000 shares of its common stock at an exercise price of $1.00 per share. Other than the exercise price, all other terms of the warrant issued to Liberty Company LLC are identical to the Common Stock Purchase Warrants “E” and “F” issued to the purchaser.

The expiration date of the warrants is five years, or 18 months after effectiveness of a registration statement subsequent to the issuance hereof with such 18 months to be extended by one month for each month or portion of a month during which such registration statement’s effectiveness has lapsed or been suspended, whichever is longer. The warrants contain a cashless exercise provision which permits the holder, rather than paying the exercise price in cash, to surrender a number of warrants equal to the exercise price of the warrants being exercised. The holder cannot utilize the cashless exercise feature during the first six months of the term or so long as there is an effective registration statement covering the shares of common stock underlying the warrants. The exercise price of the warrants and the number of shares issuable upon the exercise of the warrants is subject to adjustment in the event of stock splits, stock dividends and reorganizations, as well as if we issue common stock or securities convertible into common stock at an effective price less than the then current exercise price of the warrant.

The warrants issued in conjunction with the Series B Convertible Preferred Stock transaction were fully converted into shares of our common stock in fiscal 2008.  There are no outstanding warrants related to the Series B Convertible Preferred Stock transaction.

Series C Preferred Stock

On July 29, 2009, we entered into a Preferred Stock Purchase Agreement with an Investor which provided that, upon the terms and subject to the conditions set forth therein,  the Investor is committed to purchase up to $3,000,000 of our Series C Preferred Stock. Under the terms of the purchase agreement, from time to time until July 23, 2010 and at our sole discretion, we may present the Investor with a notice to purchase such Series C Preferred Stock. The Investor is obligated to purchase such Series C Preferred Stock on the tenth trading day after the notice date, subject to satisfaction of certain closing conditions. The Investor will not be obligated to purchase the Series C Preferred Stock (i) in the event the closing price of our common stock during the nine trading days following delivery of a notice falls below 75% of the closing price on the trading day prior to the date such notice is delivered to the Investor, or (ii) to the extent such purchase would result in the Investor and its affiliates beneficially owning more than 9.99% of our common stock.

On the date of delivery of each notice under the purchase agreement, we will also issue to the Investor warrants to purchase our common stock at an exercise price equal to the closing price of our common stock on the trading day prior to the delivery date of the notice. The number of shares issuable upon exercise of the warrant will be equal in value to 135% of the purchase price of the Series C Preferred Stock to be issued in respect of the related notice, and shall have a term of two years, or four years if the exercise price is below the closing sale price of the common stock on the date of the notice. Each warrant will be exercisable on the earlier of (i) the date on which a registration statement registering for resale the shares of common stock issuable upon exercise of such warrant becomes effective and (ii) the date that is six months after the issuance date of such warrant.

The Series C Preferred Stock is redeemable after the fifth anniversary of the date of its issuance and is subject to repurchase by us (i) at any time at our election, or (ii) following the consummation of certain fundamental transactions by us, at the option of a majority of the holders of the Series C Preferred Stock.

Holders of Series C Preferred Stock will be entitled to receive dividends, which will accrue in shares of Series C Preferred Stock on an annual basis at a rate equal to 10% per annum from the issuance date. Accrued dividends will be payable upon redemption of the Series C Preferred Stock. The Series C Preferred Stock ranks, with respect to dividend rights and rights upon liquidation:

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 12 - STOCKHOLDERS’ DEFICIT (continued)

●	senior to our common stock; and

●	on parity with our Series B Preferred Stock.

Common Stock

Fiscal 2008 Transactions

During fiscal 2008, Series A preferred stockholders’ converted 456,667 shares of Series A Preferred Stock into 456,667 shares of common stock.

During fiscal 2008, Series B preferred stockholders’ converted 580,000 shares of Series B Preferred Stock into 580,000 shares of common stock.

In fiscal 2008, in connection with the exercise of 1,780,000 stock options, we issued 1,780,000 shares of common stock for cash proceeds of $219,200.

During fiscal 2008, in connection with the cashless exercise of 5,250,000 stock warrants, we issued 2,525,000 shares of common stock.

During fiscal 2008, in connection with the payment on a note payable discussed in Note 6, we issued 266,500 shares of common stock.  The shares were valued at $41,126, the fair market value in the date of issuance.

During fiscal 2008, in connection with the payment for consulting services rendered, we issued 2,086,250 shares of common stock.  The services were valued at $1,096,663, the fair market value on the date of issuance.

During fiscal 2008, in connection with the acquisition of Inline Corporation, we issued 503,356 shares of common stock.  The shares were valued at $276,846, the fair market value on the date of issuance.

During fiscal 2008 we issued 2,950,000 shares of common stock to employees, valued at $1,076,700, the fair market value at the time of issuance, as additional compensation.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

Fiscal 2009 Transactions

On October 28, 2008 we issued 3,431,680 shares of restricted common stock at a per share price of $0.07, valued at $240,218, in lieu of pay to our employees.  The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On February 18, 2009 we issued 480,000 shares of restricted common stock at a per share price of $0.14, valued at $67,200, in lieu of pay to our employees.  The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On March 26, 2009 we issued 6,243,581 shares of restricted common stock at a per share price of $0.09, valued at $560,305, in lieu of pay to our employees.  The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On August 19, 2009 we issued 3,000,000 shares of restricted common stock at a per share price of $0.10 valued at $300,000, in lieu of pay to our employees.  The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On June 3, 2009 we sold 1,400,000 shares of common stock at a per share price of $0.03, valued at $42,000 to an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On June 8, 2009 we sold 1,000,000 shares of common stock at a per share price of $0.04, valued at $40,000 to an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On June 11, 2009 we sold 500,000 shares of common stock at a per share price of $0.03, valued at $15,000 to an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On August 10, 2009 we sold 1,000,000 shares of common stock at a per share price of $0.08, valued at $80,000 to an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On March 10, 2009, we issued 25,000 shares of our common stock valued at $2,500 in satisfaction of debt in the amount of $2,500, which related to services rendered to the Company. The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On March 11, 2009, we issued 100,000 shares of our common stock valued at $4,000 in satisfaction of debt in the amount of $4,000, which related to services rendered to the Company.  The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On June 25, 2009, we issued 100,000 shares of our common stock valued at $6,000 in satisfaction of debt in the amount of $6,000, which related to services rendered to the Company.  The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

Fiscal 2009 Transactions (continued)

On September 2, 2009, we issued 1,500,000 shares of our common stock valued at $120,000 in satisfaction of debt in the amount of $120,000, which related to services rendered to the Company.  The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

In March, 2009, in conjunction with the sale of its subsidiary IceWEB Virginia, Inc., the Company issued 1,000,000 shares of our common stock to the purchaser, valued at $80,000.  The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During fiscal 2009, we issued 18,715,000 of our common stock in connection with the exercise of options under our stock option plan.

In the fiscal first quarter of 2009, we issued 1,959,601 shares of common stock in connection with payments on a short term note payable, valued at $152,273.

Common Stock Warrants

A summary of the status of our outstanding common stock warrants as of September 30, 2009 and 2008 and changes during the period ending on that date is as follows:

	Year Ended September 30, 2009		Year Ended September 30, 2008
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
Common Stock Warrants
Balance at beginning of year	300,000	$1.25	5,955,000	$1.25
Granted	-	-	120,000	1.00
Exercised	-	-	(5,150,000)	0.28
Forfeited	(75,000)	0.65	(625,000)	2.79
Balance at end of year	225,000	$1.78	300,000	$1.25

Warrants exercisable at end of year	225,000	$1.78
Weighted average fair value of warrants granted or re-priced during the year		$-

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

The following table summarizes information about common stock warrants outstanding at September 30, 2009:

	Warrants Outstanding			Warrants Exercisable
Range of Exercise Price	Number Outstanding at September 30, 2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 30, 2009	Weighted Average Exercise Price
$0.50	145,000	5.05 Years	$0.50	145,000	0.50
$2.00	5,000	1.81 Years	$2.00	5,000	2.00
$4.00	37,500	0.25 Years	$4.00	37,500	4.00
$8.00	37,500	0.25 Years	$8.00	37,500	8.00
	225,000		$1.78	225,000	$1.78

NOTE 13 - STOCK OPTION PLAN

In August 2000, the Board of Directors adopted the 2000 Management and Director Equity Incentive and Compensation Plan the “Plan”) for directors, officers and employees that provides for non-qualified and incentive stock options to be issued enabling holders thereof to purchase common shares of our stock at exercise prices determined by our Board of Directors. The Plan was approved by our stockholders in August 2001.

The purpose of the Plan is to advance our interests and those of its stockholders by providing a means of attracting and retaining key employees, directors and consultants. In order to serve this purpose, we believe the Plan encourages and enables key employees, directors and consultants to participate in its future prosperity and growth by providing them with incentives and compensation based on its performance, development and financial success. Participants in the Plan may include our officers, directors, other key employees and consultants who have responsibilities affecting our management, development or financial success.

Awards may be made under the Plan in the form of Plan options, shares of our common stock subject to a vesting schedule based upon certain performance objectives (“Performance Shares”) and shares subject to a vesting schedule based on the recipient’s continued employment (“restricted shares”). Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended or options that do not so qualify. Any incentive stock option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of such grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our common stock must be at least 110% of such fair market value as determined on the date of the grant. Only persons who are officers or other key employees are eligible to receive incentive stock options and performance share grants. Any non-qualified stock option granted under the Plan must provide for an exercise price of not less than 50% of the fair market value of the underlying shares on the date of such grant.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 13 - STOCK OPTION PLAN (continued)

As amended in fiscal 2009, the Plan permits the grant of options and shares for up to 60,000,000 shares of our common stock. The Plan terminates 10 years from the date of the Plan’s adoption by our stockholders.

The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors, provided that no Plan option may be exercisable more than three years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of our common stock, no more than five years after the date of the grant. The exercise price of the stock options may be paid in either cash, or delivery of unrestricted shares of common stock having a fair market value on the date of delivery equal to the exercise price, or surrender of shares of common stock subject to the stock option which has a fair market value equal to the total exercise price at the time of exercise, or a combination of the foregoing methods.

The fair value of stock options granted was estimated at the date of grant using the Black-Scholes options pricing model. We used the following assumptions for determining the fair value of options granted under the Black-Scholes option pricing model:

	Year Ended September 30,
	2009	2008
Expected volatility	149% - 183%	87% - 198%
Expected term	1 - 5 Years	1 - 5 Years
Risk-free interest rate	2.53% - 4.76%	2.34% - 4.38%
Forfeiture Rate	0% - 45%	0% - 45%
Expected dividend yield	0%	0%

The expected volatility was determined with reference to the historical volatility of our stock. We use historical data to estimate option exercise, employee termination, and forfeiture rate within the valuation model. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free interest rate for periods within the contractual life of the option is based on the U.S. Treasury rate in effect at the time of grant.

For the year ended September 30, 2009, total stock-based compensation charged to operations for option-based arrangements amounted to $1,016,134. At September 30, 2009, there was approximately $519,182 of total unrecognized compensation expense related to non-vested option-based compensation arrangements under the Plan.

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

A summary of the status of our outstanding stock options as of September 30, 2009 and changes during the period ending on that date is as follows:

	Year Ended September 30, 2009			Year Ended September 30, 2008
	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Number of Options	Weighted Average Exercise Price	Aggregate Intrinsic Value
Stock options
Balance at beginning of year	6,583,827	$0.61		$5,212,219	$0.61	$
Granted	24,395,000	0.06		7,310,000	0.27
Exercised	(18,715,000)	0.05		(1,780,000)	0.12
Forfeited	(1,319,344)	0.28		(4,158,392)	0.49
Balance at end of year	10,944,483	$0.27	$103,006	6,583,827	$0.45		$92,650

Options exercisable at end of year	9,352,725	$0.28	$103,006	4,123,134	$0.47		$10,560

Weighted average fair value of options granted during the year		$0.06			$0.27

The following table summarizes information about employee stock options outstanding at September 30, 2009:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number Outstanding at September 30, 2009	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Exercisable at September 30, 2009	Weighted Average Exercise Price
$ 0.001-0.25	6,990,000	2.67 Years	$0.08	5,909,400	$0.09
0.30-0.48	535,000	2.56 Years	0.45	501,950	0.46
0.54-0.60	2,501,608	2.89 Years	0.58	2,026,208	0.58
0.61-0.80	917,500	1.91 Years	0.72	914,792	0.72
1.44-3.80	375	0.04 Years	3.80	375	3.80
	10,944,483		$0.27	9,352,725	$0.28

 IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

NOTE 14 - ACQUISITIONS AND DISPOSITIONS

On December 22, 2007, we acquired 100% of the outstanding stock of Inline Corporation for $2,412,731 in cash, plus 503,356 shares of our common stock valued at $276,846, the fair market value on the date of acquisition. The acquisition was accounted for using the purchase method of accounting. The results of operations are included in the financial statements of operations from the date of acquisition. The purchase of Inline Corporation included the acquisition of assets of $3,904,245, and liabilities of $614,668. The aggregate purchase price consisted of the following:

Cash payment to seller	$2,412,731
Fair value of common stock issued to seller	276,846
Estimated direct transaction fees and expenses	600,000
$3,289,577

The following table summarizes the estimated fair values of Inline’s assets acquired and liabilities assumed at the date of the acquisition:

Cash	$487,603
Accounts Receivable	866,455
Lease Deposits	20,500
Inventory, net	394,863
Property and equipment, net	919,374
Intangible assets	1,215,450
Accounts payable and accrued expenses	(614,668)
$3,289,577

Intangible assets acquired from Inline were assigned the following values:  (i) value of manufacturing GSA schedule with an assigned valued of $750,000 amortized straight line over five years; and (ii) value of customer relationships with an assigned value of $465,450 amortized straight line over five years. Intangible assets acquired from Inline had the following unamortized values at September 30, 2009: (i) value of manufacturing GSA schedule of $487,500; and (ii) value of customer relationships of $302,543.

On March 30, 2009, we completed the sale of IceWEB Virginia, Inc., a wholly owned subsidiary, to ABC Networks, Inc., a privately held U.S. company. Pursuant to the terms of the transaction, ABC Networks, Inc. acquired 100% of the outstanding common stock of IceWEB, Virginia, Inc.

The aggregate sales price consisted of the following:

Common stock issued to purchaser	$80,000
Net book value of disposed subsidiary	(2,746,236)
$(2,666,236)

The following table summarizes the estimated fair values of IceWeb Virginia’s assets and liabilities disposed of at the date of the sale:

Intangible assets, net	$(53,565)
IceWEB, Inc. common stock	(80,000)
Accounts payable and accrued liabilities	2,799,801
Estimated gain on the sale	$2,666,236

IceWEB, Inc. and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Years ended September 30, 2009 and 2008

The following table summarizes the required disclosures for the Company, as if the disposition of IceWEB Virginia, Inc. had occurred at October 1, 2007.
	For the Year Ended September 30,
	2009	2008
Revenues, net	$1,969,772	$1,407,725

Net loss, excluding gain from sale in 2009	(3,425,195)	(2,248,048)

Net income ( loss) per common share – basic and diluted	$(0.08)	$(0.12)

The above unaudited pro forma results have been prepared for comparative purposes only and do not purport to be indicative of results of operations that actually would have resulted had the disposition occurred at October 1, 2007, nor is it necessarily indicative of future operating results.

NOTE 15 - SEGMENT REPORTING

Although the Company has a number of operating divisions, separate segment data has not been presented as they meet the criteria for aggregation as permitted by ASC Topic 280, “Segment Reporting” (formerly Statement of Financial Accounting Standards (SFAS) No. 131, “Disclosures About Segments of an Enterprise and Related Information”).

Our chief operating decision-maker is considered to be our Chief Executive Officer (CEO). The CEO reviews financial information presented on a consolidated basis for purposes of making operating decisions and assessing financial performance. The financial information reviewed by the CEO is identical to the information presented in the accompanying consolidated statements of operations. Therefore, the Company has determined that it operates in a single operating segment, specifically, web communications services. For the periods ended September 30, 2009 and 2008 all material assets and revenues of the Company were in the United States.

NOTE 16 – SUBSEQUENT EVENTS

In November 2009 we purchased an approximately 16% interest in VOIS Inc. (OTCBB: VOIS), a development stage company that operates a social commerce website where people can find and do business with buyers and sellers of on-demand work or manufacturing around the world for $48,000.  We acquired a strategic interest in VOIS to enter the Cloud Computing marketplace and deploy our storage products in conjunction with VOIS’ product offerings.  In exchange for this strategic interest, VOIS received access to distribute IceMAIL, IcePORTAL, and IceSECURE to their existing and prospective new user base, and IceWEB’s cloud storage network.

We have evaluated events and transactions that occurred subsequent to September 30, 2009 through December 29, 2009, the date the financial instruments were issued, for potential recognition or disclosure in the accompanying financial statements.  Other than the disclosures show, we did not identify any events or transactions that should be recognized or disclosed in the accompanying financial statements.

NOTE 17 – COMMITMENTS AND CONTINGENCIES

We are a party to litigation which arises primarily in the ordinary course of business. In the opinion of management, the ultimate disposition of such litigation should not have a material adverse effect on our financial position or results of operations.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters.  This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful.  Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

TABLE OF CONTENTS

IceWEB, Inc.

PROSPECTUS

26,011,488 Shares

[   ], 2010

Part II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by us in connection with the distribution of the securities being registered are as follows:

SEC Registration and Filing Fee*	$478
Legal Fees and Expenses*	25,000
Accounting Fees and Expenses*	5,500
Financial Printing*	400
Transfer Agent Fees*	1,620
Blue Sky Fees and Expenses*	1,350
Miscellaneous*	500
TOTAL	$34,848

*     Estimated

ITEM 14.      INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our Certificate of Incorporation and By-laws provide for the indemnification of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law ("DGCL").

         Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of any action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Our Certificate of Incorporation contains a provision which eliminates, to the fullest extent permitted by the DGCL, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 15.      RECENT SALES OF UNREGISTERED SECURITIES.

                   Following are all issuances of securities by the registrant during the past three years which were not registered under the Securities Act of 1933, as amended.  In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws.  No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act of 1933 or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions  and the issuances were exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On June 5, 2007 we issued 25,000 shares of common stock valued at $15,500, the fair market value on that day to Harold Compton, a member of our Board of Directors, as additional compensation for his having the role as lead director. The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On June 29, 2007, we issued 200,000 shares of our common stock in satisfaction of a promissory note in the amount of $150,000, plus accrued interest of $96,875. The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 3(a)(9) of that act. The fair market value of the shares on the date of the transaction was $114,000, and this transaction resulted in a gain on the extinguishment of debt of $132,875, which is included in general and administrative expense in the statement of operations.

On July 5, 2007, we issued 500,000 shares of our common stock in satisfaction a debt in the amount of $200,000. The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 3(a)(9) of that act. The fair market value of the shares on the date of the transaction was $335,000, and this transaction resulted in a loss on the extinguishment of debt of $115,000, which is included in general and administrative expense in the statement of operations.

On August 28, 2007 we sold 350,000 shares of common stock at a per share price of $0.50, valued at $175,000 to Harold Compton, a member of our Board of Directors. The purchaser was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During fiscal 2008, in connection with the payment on a note payable we issued 266,500 shares of common stock to an accredited investor.  The shares were valued at $41,126, the fair market value in the date of issuance.  The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During fiscal 2008, in connection with the payment for consulting services rendered, we issued 2,086,250 shares of common stock to six individuals, all of whom were accredited investors.  The services were valued at $1,096,663, the fair market value on the date of issuance.  The issuances were exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

On October 28, 2008 we issued 3,431,680 shares of restricted common stock at a per share price of $0.07, valued at $240,218, in lieu of pay to five of our employees, including two of our executive officers.  The recipients were accredited investors and the issuances were exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

On February 18, 2009 we issued 480,000 shares of restricted common stock at a per share price of $0.14, valued at $67,200, in lieu of pay to an employee The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On March 26, 2009 we issued 6,243,581 shares of restricted common stock at a per share price of $0.09, valued at $560,305, in lieu of pay to four of our employees, including two of our executive officers.  The recipients were accredited investors and the issuances were exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

On August 19, 2009 we issued 3,000,000 shares of restricted common stock at a per share price of $0.10 valued at $300,000, in lieu of pay to three of our employees, including two of our executive officers.  The recipients were accredited investors and the issuances were exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

On June 3, 2009 we sold 1,400,000 shares of common stock at a per share price of $0.03, valued at $42,000 to an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On June 8, 2009 we sold 1,000,000 shares of common stock at a per share price of $0.04, valued at $40,000 to an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On June 11, 2009 we sold 500,000 shares of common stock at a per share price of $0.03, valued at $15,000 to an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On August 10, 2009 we sold 1,000,000 shares of common stock at a per share price of $0.04, valued at $40,000 to an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On March 10, 2009, we issued 25,000 shares of our common stock valued at $2,500 in satisfaction of debt in the amount of $2,500, which related to services rendered to the Company. The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On March 11, 2009, we issued 100,000 shares of our common stock valued at $4,000 in satisfaction of debt in the amount of $4,000, which related to services rendered to the Company.  The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On June 25, 2009, we issued 100,000 shares of our common stock valued at $6,000 in satisfaction of debt in the amount of $6,000, which related to services rendered to the Company.  The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

On September 2, 2009, we issued 1,500,000 shares of our common stock valued at $120,000 in satisfaction of debt in the amount of $120,000, which related to services rendered to the Company.  The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

In March, 2009, in conjunction with the sale of its subsidiary IceWEB Virginia, Inc., the Company issued 1,000,000 shares of our common stock to the purchaser, valued at $80,000.  The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During March, 2009, we sold 2,000,000 shares of common stock at a per share price of $0.042, valued at $83,000 to an accredited investor who is a related party to an executive officer. As of March 31, 2010 the Company had not yet received the proceeds from the investor and as a result the Company recorded the subscription receivable as a contra equity account on its balance sheet. The recipient was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During November, 2009, we sold 1,000,000 shares of common stock, valued at $130,000 to a Director for $40,000, and recognized stock based compensation expense of $90,000. The purchaser was an accredited investor and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During November, 2009, we sold 1,500,000 shares of common stock at a per share price of $0.10, valued at $150,000 to an accredited investor, and the issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During March, 2010, we sold 3,000,000 shares of common stock at a per share price of $0.10, valued at $300,000 to four accredited investors.  The issuances were exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

During March, 2010, we issued 1,000,000 shares of common stock at a per share price of $0.17, valued at $170,000 to an accredited investor for services rendered.  The issuance was exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

During February, 2010 we issued 8,800,000 shares of restricted common stock at a per share price of $0.086, valued at $756,800, in lieu of pay to five of our employees, including two executive officers.  The recipients were accredited investors and the issuances were exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

During April and May, 2010 we sold 10,080,000 units of our securities  to 35 accredited investors in a private placement exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act and Regulation D, with each unit consisting of one share of our common stock and one 12 month common stock purchase warrants.  We received gross proceeds of $2,316,000 in this offering.  Jesup & Lamont Securities Incorporated, a broker-dealer and member of FINRA, acted as finder for us in the offering and we paid Jesup & Lamont Securities Incorporated a fee of $162,120 and issued them one-year common stock purchase warrants to purchase an aggregate of 877,100 shares of our common stock at an exercise price of $0.40 per share. In addition, we paid Jesup & Lamont  Securities Incorporated legal expenses totaling $25,000 incurred in the preparation of the various transactional documents.  We are using the net proceeds of this offering for general working capital.

In July 2010, we issued 2,678,571 shares of common stock valued at $250,000 to Optimus Capital Partners, LLC as consideration in the settlement of certain litigation.  The recipient was an accredited investor and the issuance was exempt from registration under the Section Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         The following documents are filed as a part of this registration statement or are incorporated by reference to previous filings, if so indicated:

2.1	Agreement and Plan of Reorganization and Stock Purchase Agreement with Disease S.I. Inc.(4)
2.2	Agreement and Plan of Merger with IceWEB Communications, Inc. (8)
2.3	Agreement and Plan of Merger with Seven Corporation (9)

3.1	Certificate of Incorporation (1)
3.2	Certificate of Amendment to Certificate of Incorporation (1)
3.3	Certificate of Amendment to Certificate of Incorporation (1)
3.4	Certificate of Amendment to Certificate of Incorporation (1)
3.5	Certificate of Amendment to Certificate of Incorporation (2)
3.6	Certificate of Amendment to Certificate of Incorporation (3)
3.7	Certificate of Amendment to Certificate of Incorporation (11)
3.8	Certificate of Designations of Series A Convertible Preferred Stock (12)
3.9	Certificate of Amendment to Certificate of Incorporation (13)
3.10	Bylaws (1)
3.11	Certificate of Designations of Series B Convertible Preferred Stock (17)
4.1	Form of Common Stock Purchase Warrant “A” (12)
4.2	Form of Common Stock Purchase Warrant “B” (12)
4.3	Form of Common Stock Purchase Warrant “C” (12)
4.4	Form of Series H Common Stock Purchase Warrant (16)
4.5	Form of Series I Common Stock Purchase Warrant (16)
4.6	Form of $0.70 Common Stock Purchase Warrant “A” (16)
4.7	Form of Comerica Bank warrant (16)
4.8	Form of Common Stock Purchase Warrant “D” (17)
4.9	Form of Common Stock Purchase Warrant “E” (17)
4.10	Form of Common Stock Purchase Warrant “F” (17)
4.11	Form of Common Stock Purchase Warrant “G” (18)
4.12	Form of Common Stock Purchase Warrant for Sand Hill Finance LLC (18)
4.13	Secured Convertible Debenture for Sand Hill Finance LLC (22)

4.14	Warrant Amendment Agreement with Sand Hill Finance LLC **
4.15	Jesup & Lamont, Inc. Private Placement Finders’ Fee Agreement **
4.16	Restricted Stock Unit Purchase Agreement **
5.1	Opinion of Schneider Weinberger & Beilly LLP **
10.1	Acquisition Agreement with North Orlando Sports Promotions, Inc. (1)
10.2	Asset Purchase Agreement with Raymond J. Hotaling (5)
10.3	2000 Management and Director Equity Incentive and Compensation Plan (6)
10.4	Stock Purchase Agreement with Health Span Sciences, Inc. (7)
10.5	Stock Purchase Agreement with Health Span Sciences, Inc. (7)
10.6	Stock Purchase and Exchange Agreement with Interlan Communications (9)
10.7	Preferred Stock Purchase Agreement dated March 30, 2005 (12)
10.8	Registration Rights Agreement with Barron Partners LP (12)
10.9	Asset and Stock Purchase Agreement for iPlicity, Inc.(16)
10.10	Asset and Stock Purchase Agreement for DevElements, Inc. of Virginia (15)
10.11	Form of Loan and Security Agreement with Comerica Bank (16)
10.12	Forbearance Agreement (16)
10.13	Sublease Agreement for principal executive offices (16)
10.14	Preferred Stock Purchase Agreement dated September 8, 2005 (18)
10.15	Registration Rights Agreement with Barron Partners LP (18)
10.16	Financing Agreement with Sand Hill Finance LLC (18)
10.17	Lease Agreement for principal executive offices (19)
10.18	Retailer Marketing Agreement with CompUSA (20)
10.19	Stock Purchase Agreement with Inline Corporation (21)
10.20	First Amendment to Stock Purchase Agreement with Inline Corporation (21)
10.22	Convertible Debenture with Sand Hill Finance LLC (22)
10.22	Stock Purchase Agreement for Sale of IceWEB Virginia, Inc. (23)
10.23	Series C Preferred Stock Purchase Agreement (24)
10.24	Distribution Agreement dated March 24, 2010 between Promark Technology, Inc. and IceWEB Storage Corporation (10)
10.25	Amendment to Google Enterprise Reseller Agreement dated April 22, 2010 (14)
14.1	Code of Business Conduct and Ethics (16)
21.1	Subsidiaries of the registrant (16)
23.1	Consent of Sherb & Co.,LLP *
23.2	Consent of Schneider Weinberger & Beilly LLP (included in Exhibit 5.1) **
24.1	Power of Attorney (included in Registration Statement on Form S-1, SEC File No. 333-167,501, as filed on June 14, 2010)**
__________________

*           filed herewith
**           previously filed

(1)	Incorporated by reference to the Form 10-SB, file number 000-27865, filed with on October 28, 1999, as amended.
(2)	Incorporated by reference to the definitive Information Statement on Schedule 14C as filed on June 18, 2001.
(3)	Incorporated by reference to the definitive Information Statement on Schedule 14C as filed on June 26, 2001.
(4)	Incorporated by reference to the Report on Form 8-K as filed on June 6, 2001.
(5)	Incorporated by reference to the Report on Form 8-K as filed on July 26, 2001.
(6)	Incorporated by reference to the definitive Information Statement on Schedule 14C as filed on July 23, 2001.
(7)	Incorporated by reference to the Report on Form 8-K as filed on December 4, 2001.
(8)	Incorporated by reference to the Report on Form 8-K as filed on April 4, 2002.
(9)	Incorporated by reference to the Report on Form 8-K as filed on August 1, 2003.
(10)	Incorporated by reference to the Report on Form 8-K/A as filed on July 20, 2010.
(11)	Incorporated by reference to the definitive Information Statement on Schedule 14C as filed on August 20, 2004.
(12)	Incorporated by reference to the Report on Form 8-K as filed on April 5, 2005.
(13)	Incorporated by reference to the definitive Information Statement on Schedule14C as filed on April 4, 2005.
(14)	Incorporated by reference to Report on Form 8-K/A as filed on July 20, 2010.
(15)	Incorporated by reference to the Report on Form 8-K as filed on July 23, 2004.
(16)	Incorporated by reference to the registration statement on Form SB-2, SEC file number 333-126898, as amended.
(17)	Incorporated by reference to our Annual Report on Form 10-KSB as filed on January 18, 2006.
(18)	Incorporated by reference to the Report on Form 8-K as filed on January 30, 2006.
(19)	Incorporated by reference to the registration statement on Form SB-2/A, SEC file number 333-126898 filed on January 30. 2006.
(20)	Incorporated by reference to the Report on Form 8-K as filed on June 22, 2006.
(21)	Incorporated by reference to the Report on Form 8-K as filed on January 3, 2008.
(22)	Incorporated by reference to the Report on Form 8-K as filed on December 1, 2008.
(23)	Incorporated by reference to the Report on Form 8-K as filed on April 15, 2009.
(24)	Incorporated by reference to the Report on Form 8-K as filed on July 31, 2009.

ITEM 17. UNDERTAKINGS.

a.           The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii.         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

ii.           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sterling, Virginia on the 1 day of September, 2010.

ICEWEB, INC.

By:	/s/ John R. Signorello
John R. Signorello, Director, and Chief
Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John R. Signorello	CEO and director, principal executive officer	September 1, 2010
John R. Signorello

/s/ Mark B. Lucky	Chief Financial Officer, principal financial and	September 1, 2010
Mark B. Lucky	accounting officer

*	Director	September 1 2010
Hal Compton

*	Director	September 1, 2010
Raymond H. Pirtle, Jr.

*	Director	September 1, 2010
Joseph Druzak

*	Director	September 1, 2010
Jack Bush

*	Director	September 1, 2010
Harry E. Soyster

*	By John R. Signorello, Attorney-in-fact